EXHIBIT 10.30

_________________________________________________________________________
SECOND AMENDED AND RESTATED LOAN AGREEMENT

Dated as of November 7, 2014

among

BORROWERS
(as defined herein)
and
OPERATING LESSEES
(as defined herein)
and

AAREAL CAPITAL CORPORATION,
AAREAL BANK AG
and
WESTDEUTSCHE IMMOBILIENBANK AG

together with their respective successors and assigns,

as Lenders,

and

AAREAL CAPITAL CORPORATION,

as Agent for Lenders

_________________________________________________________________________

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TABLE OF CONTENTS
Page
ARTICLE IDEFINITIONS2
Section 1.1Definitions    2
Section 1.2Other Definitional Provisions.    32
ARTICLE IITHE LOAN33
Section 2.1The Loan    33
Section 2.2Interest Rate    33
Section 2.3Payments on Account of Principal and Interest.    34
Section 2.4Manner and Application of Payments.    35
Section 2.5Interest on Overdue Amounts; Late Penalty.    37
Section 2.6LIBOR Rate Breakage    37
Section 2.7Changes in Circumstance or Law.    37
Section 2.8No Withholdings    39
Section 2.9Increased Costs and Capital Adequacy.    39
Section 2.10Fees    42
Section 2.11Cash Management and Reserves.    42
Section 2.12Accounts of Borrower Parties    48
Section 2.13Letters of Credit.    48
Section 2.14Release of Properties    49
Section 2.15Extension Period.    50

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ARTICLE IIIREPRESENTATIONS AND WARRANTIES OF BORROWERS52
Section 3.1Due Organization    52
Section 3.2Due Execution    52
Section 3.3Enforceability    52
Section 3.4No Violation    52
Section 3.5No Litigation    53
Section 3.6No Default    53
Section 3.7Consents    53
Section 3.8Financial Statements and Other Information    53
Section 3.9Availability of Utilities and Access    53
Section 3.10No Liens    54
Section 3.11Title to the Properties    54
Section 3.12Loan Documents    54
Section 3.13Taking; Casualty    54
Section 3.14Brokerage    54
Section 3.15Representations, Warranties and Certifications of Others    54
Section 3.16Indebtedness    54
Section 3.17Compliance with Building Codes, Zoning Laws, Etc.    54
Section 3.18Taxes    55
Section 3.19Labor Relations    55
Section 3.20Management and Operating Agreements    55
Section 3.21Property Documents and Permitted Encumbrances    55

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Section 3.22Space Leases    56
Section 3.23Encroachments    56
Section 3.24No Trademarks, etc.    56
Section 3.25Debts; Net Worth    56
Section 3.26Accounts    57
Section 3.27Margin Stock    57
Section 3.28Foreign Person    57
Section 3.29Name; Principal Place of Business    57
Section 3.30Special Purpose Entity    57
Section 3.31ERISA.    57
Section 3.32Insurance Policies    57
Section 3.33Usury    58
Section 3.34Adverse Change    58
Section 3.35Flood Zone    58
Section 3.36Fiscal Year of Borrower Parties    58
Section 3.37Organizational and Operational Restrictions    58
Section 3.38Ground Lease.    58
Section 3.39Patriot Act.    59
ARTICLE IVAFFIRMATIVE COVENANTS OF BORROWER PARTIES59
Section 4.1Financial Statements, Reports and Documents.    60
Section 4.2Loan Proceeds    63
Section 4.3Interest Rate Protection Arrangement.    63

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Section 4.4Leases.    67
Section 4.5Management and Operation of Property.    68
Section 4.6Maintenance, Repairs and Alterations.    69
Section 4.7Inspection of Books and Records    71
Section 4.8Compliance with Legal Requirements, Etc.    71
Section 4.9Appraisals    71
Section 4.10Insurance.    72
Section 4.11Payment of Taxes    74
Section 4.12Damage or Destruction.    74
Section 4.13Taking of the Mortgaged Property.    78
Section 4.14Costs and Expenses.    80
Section 4.15Indemnity by Borrowers    81
Section 4.16Further Assurances    81
Section 4.17Ownership of Properties    81
Section 4.18Maintenance of Liens    81
Section 4.19Defense of Title    82
Section 4.20Property Document Covenants    82
Section 4.21Ground Lease.    82
Section 4.22Operating Leases.    84
Section 4.23Compliance with Anti-Money Laundering and OFAC Laws    84
ARTICLE VNEGATIVE COVENANTS85

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Section 5.1Name, Fiscal Year and Accounting Method    85
Section 5.2Consolidation or Merger    85
Section 5.3Transactions with Affiliates    85
Section 5.4Lines of Business    86
Section 5.5Easements and Restrictions    86
Section 5.6Changes in Zoning; Changes in Use.    86
Section 5.7Waste    86
Section 5.8Limitation on Indebtedness    86
Section 5.9Distributions, Dividends or Repayments    86
Section 5.10Organizational Documents    86
Section 5.11ERISA Plans, Collective Bargaining Agreement.    87
Section 5.12Organizational and Operational Restrictions    88
Section 5.13Maintenance of Existence    88
Section 5.14Loans to Affiliates and Employees    88
Section 5.15Adverse Contracts    88
Section 5.16Liens    89
Section 5.17Transfers.    89
ARTICLE VICONDITIONS OF LENDING91
ARTICLE VIIEVENTS OF DEFAULT93
ARTICLE VIIIRIGHTS AND REMEDIES OF LENDERS95
Section 8.1Rights and Remedies Generally    95

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Section 8.2Rights of Agent with Respect to the Properties    96
Section 8.3Acceleration    97
Section 8.4Funds of Agent or Lenders    97
Section 8.5Accounts    97
Section 8.6Management Agreements    98
Section 8.7No Waiver or Exhaustion    98
Section 8.8Right of Offset    98
Section 8.9Protective Advances    98
Section 8.10Interest Rate Protection Agreement    98
Section 8.11No Liability of Agent    99
ARTICLE IXSYNDICATION99
Section 9.1Assignment and Participations.    99
Section 9.2Availability of Records    100
Section 9.3Borrower Parties’ Facilitation of Transfer.    100
Section 9.4Notice; Registration Requirement    101
Section 9.5Registry    101
Section 9.6Lender Interest Rate Protection Agreements    102
Section 9.7Disclosure by Agent or Lender    102
ARTICLE XMISCELLANEOUS102
Section 10.1Notices    102
Section 10.2Modifications    104

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Section 10.3No Other Party Beneficiary    104
Section 10.4Gender    105
Section 10.5Captions    105
Section 10.6Survival of Agreement    105
Section 10.7Binding Effect    105
Section 10.8Governing Law; Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury    105
Section 10.9Time of the Essence    105
Section 10.10Waivers, Consents and Approvals    106
Section 10.11Severability    106
Section 10.12When Effective    106
Section 10.13Payments on Business Days    106
Section 10.14Limitation of Liability    106
Section 10.15Further Assurances; Filing of Financing Statements    107
Section 10.16Third Party Payments    107
Section 10.17Controlling Document    108
Section 10.18No Acknowledgement or Representation by Agent or any Lender    108
Section 10.19Entire Agreement    108
Section 10.20Counterparts    108
Section 10.21Cross Default; Cross Collateralization    108
Section 10.22Joint and Several Liability    108
Section 10.23Contribution Among Borrowers    108

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Section 10.24Employer Identification Number Etc    108
ARTICLE XIAGENT AND LENDERS109
Section 11.1Scope of Article XI    109
Section 11.2Agent.    109
Section 11.3Distributions    110
Section 11.4Authority, No Reliance; Binding Effect    110
Section 11.5Loan.    111
Section 11.6Equitable Adjustments; Offset    112
Section 11.7Other Transactions    112
Section 11.8Obligations Absolute    112
Section 11.9Indemnification.    113
Section 11.10Taxes    113
Section 11.11Return of Payments    114
Section 11.12No Partnership    114
Section 11.13Resignation and Removal of Agent; Successor Agent.    114
Section 11.14Defaults by any Lender.    115
Section 11.15Enforcement Action Plan.    116

EXHIBITS
EXHIBIT A-1    Legal Description of Capital Property
EXHIBIT A-2    Legal Description of Torrey Pines Property
EXHIBIT B    Account Agreement
EXHIBIT C    Allocated Loan Amounts
EXHIBIT D    Disclosed Litigation
EXHIBIT E    Insurance Policies
EXHIBIT F    Accounts

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EXHIBIT G    Material Operating Agreements
EXHIBIT H    Interest Rate Protection Agreement Acknowledgment
EXHIBIT I    Definition of Special Bankruptcy Remote Entity
EXHIBIT J    Agent’s Wiring Instructions
EXHIBIT K    Form of Quarterly Compliance Statement
EXHIBIT L    Form of Assignment and Acceptance
EXHIBIT M    Monthly Operating Statement
EXHIBIT N    Schedule of Amortization Payments
EXHIBIT O    Collective Bargaining Agreements

62383226

SECOND AMENDED AND RESTATED LOAN AGREEMENT
This SECOND AMENDED AND RESTATED LOAN AGREEMENT (this “Loan Agreement”) dated as of November 7, 2014, between CHH TORREY PINES HOTEL PARTNERS, LP ((“Torrey Pines Borrower”), CHH CAPITAL HOTEL PARTNERS, LP (“Capital Borrower”), each a Delaware limited partnership, as borrowers (each of Capital Borrower and Torrey Pines Borrower, together with its successors and assigns, is a “Borrower” and collectively, “Borrowers”), CHH TORREY PINES TENANT CORP. (“Torrey Pines Operating Lessee”), CHH CAPITAL TENANT CORP. (“Capital Operating Lessee”), each a Delaware corporation (each of Capital Operating Lessee and Torrey Pines Operating Lessee, together with its successors and assigns, is an “Operating Lessee” and collectively, “Operating Lessees” and each Borrower and each Operating Lessee is sometimes referred to as a “Borrower Party” and collectively as “Borrower Parties”) and AAREAL BANK AG, a German banking corporation (“Aareal Bank”), as a lender, AAREAL CAPITAL CORPORATION, a Delaware corporation (“ACC”), as a lender and WESTDEUTSCHE IMMOBILIENBANK AG, a German banking corporation (“WIB”), as a lender (each of WIB, Aareal Bank and ACC, in its capacity as a lender, together with their respective successors and assigns, a “Lender”, and, collectively with any Assignees (as defined below), “Lenders”), and AAREAL CAPITAL CORPORATION, as agent for Lenders (in such capacity, together with its successors and assigns, “Agent”).
W I T N E S S E T H:
WHEREAS, Capital Borrower is the owner of a fee interest in those certain parcels of land located in Washington, D.C., as more particularly described in Exhibit A-1 attached hereto, together with the improvements thereon, (collectively, the “Capital Property”);
WHEREAS, Capital Borrower, as lessor, and Capital Operating Lessee, as lessee, are parties to that certain Amended and Restated Lease Agreement dated as of April 11, 2007, as amended by that certain First Amendment to Lease Agreement dated as of April 1, 2009, and that certain Second Amendment to Lease Agreement dated as of January 1, 2013 (the “Capital Operating Lease”);
WHEREAS, Torrey Pines Borrower is the owner of a leasehold estate interest in those certain parcels of land located in La Jolla, California, as more particularly described in Exhibit A-2 attached hereto, together with the improvements thereon, as hereinafter defined (collectively, the “Torrey Pines Property;” the Torrey Pines Property and the Capital Property are sometimes each referred to individually as a “Property” and collectively, as the “Properties”);
WHEREAS, Torrey Pines Borrower, as lessor, and Torrey Pines Operating Lessee, as lessee, are parties to that certain Amended and Restated Lease Agreement dated as of April 11, 2007, as amended by that certain First Amendment to Lease Agreement dated as of April 1, 2009, and certain Second Amendment to Lease Agreement dated as of January 1, 2013 (the “Torrey Pines Operating Lease;” the Torrey Pines Operating Lease and the Capital Operating Lease are sometimes each individually referred to as an “Operating Lease” and collectively, as the “Operating Leases”);

61046467.DOC

WHEREAS, Lenders are the holders of that certain loan in the original principal amount of $199,875,000 (the “Existing Loan”) made to Borrowers pursuant to that certain Loan Agreement dated as of August 8, 2008 among Borrower Parties and certain predecessors-in-interest to Lenders (as amended, the “Original Loan Agreement”), which Original Loan Agreement was amended by that certain Amended and Restated Loan Agreement, dated as of February 26, 2013, by and among Borrower Parties and Lenders (other than Aareal Bank), and as amended by that certain First Amendment to Loan Agreement dated as of November 19, 2013 (as heretofore so amended, restated, replaced, supplemented or otherwise modified, the “Existing Loan Agreement”);
WHEREAS, as of the date hereof the outstanding amount of the Existing Loan is $195,700,646.72.
WHEREAS, Borrowers have requested that ACC advance $2,299,353.28 of additional loan proceeds to Borrowers, such that, after giving effect thereto, the principal amount of the Loan will be $198,000,000 (the “Loan Amount”); and
WHEREAS, in connection with the foregoing, Borrower Parties, Agent and Lenders desire to amend and restate the Existing Loan Agreement in its entirety by the execution of this Loan Agreement.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Existing Agreement is hereby amended and restated, and the parties hereto hereby agree as follows:

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ARTICLE I

DEFINITIONS
Section 1.1    Definitions. For purposes of this Loan Agreement, the following terms shall have the respective meanings set forth in this Article I:
“Account Agreements” mean collectively, with respect to each of the Accounts, those certain agreements which govern such Accounts attached hereto as Exhibit B (or which shall be in such other form acceptable to Agent and substantially in the form as attached hereto as Exhibit B from time to time) among Borrower Parties, Agent and the bank or financial institution at which any of such Accounts are held.
“Accounts” means, collectively, all accounts of each Borrower Party and all accounts of any other Person, including Manager (except the Excluded Accounts), held on behalf of or for the benefit of any Borrower Party, including the Capital/FF&E Reserve Account, the Impositions and Insurance Reserve Account, the Operating Account, the Security Deposit Account, the Cash Collateral Account, the Ground Rent Reserve Account and, if established, the account referred to in Section 4.12(g) hereof.
“Additional Interest” means the following:
(a)    in the event that any Lender Interest Rate Protection Agreement is entered into and is then in effect, all sums payable by Borrowers to Agent or to any Lender pursuant thereto, including any sums payable by Borrowers to Agent or to any Lender in connection with any termination of such Lender Interest Rate Protection Agreement; and
(b)    all sums payable pursuant to Sections 2.6 through 2.9 hereof.
“Administration Fee” has the meaning set forth in the Loan Fee Letter.
“Affected Lender” has the meaning set forth in Section 2.9(d) hereof.
“Affiliate”, as determined with respect to any Person, means any other Person:
(a)    which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; or
(b)    which, directly or indirectly, beneficially owns or holds ten percent (10%) or more of any class of stock or any other ownership interest in such Person; or
(c)    ten percent (10%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person.
For purposes of this definition, Guarantors, each Borrower Party Partner, any other Persons who, in conformance with this Loan Agreement and the other Loan Documents become

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Borrower Party Partners after the Closing Date, and any of Affiliates of the foregoing shall be deemed to be “Affiliates” of Borrower Parties.
“AHT OP” means Ashford Hospitality Limited Partnership, a Delaware limited partnership.
“AHT REIT” means Ashford Hospitality Trust, Inc., a Maryland business corporation.
“Agent” has the meaning set forth in the first paragraph of this Loan Agreement.
“Allocated Loan Amount” means, with respect to each Property, the amount set forth with respect to such Property on Exhibit C, such Allocated Loan Amounts to be reduced proportionately by each permitted payment of principal made by Borrowers pursuant to this Loan Agreement, including, without limitation, regular payments of principal pursuant to Section 2.3(b)(i) hereof.
“Amortization Amount” means, with respect to each Payment Date commencing with the first Payment Date through and including the last Payment Date occurring prior to the Maturity Date, the amortization payment in the amount set forth on Exhibit N attached hereto and required to be made pursuant to Section 2.3(b) hereof; which Amortization Amount is based on a thirty (30) year amortization schedule and an assumed interest rate of six percent (6.0%) per annum. Subsequent to a Release in accordance with Section 2.14 hereof, the Amortization Amount shall be adjusted by Agent to reflect the then applicable outstanding principal balance of the Loan after giving effect to such Release.
“Anti-Money Laundering Laws” means any laws or regulations relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transaction Regulations, 31 C.F.R. Part 103; and any similar laws or regulations currently in force or hereafter enacted.
“Applicable Accounting Standards” means the Uniform System of Accounts for the Lodging Industry, Tenth Revised Edition (unless otherwise set forth in the Management Agreements), consistently applied.
“Applicable Interest Rate” has the meaning set forth in Section 2.2(a) hereof.
“Appraisal” means, with respect to any Property, a written appraisal report of such Property, as the term “appraisal” is defined in the Code of Professional Ethics of the American Institute of Appraisers, meeting the requirements of the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended, prepared by a professional appraiser retained by Agent at Borrowers’ expense, who is a member of the American Institute of Appraisers, addressed to Agent,

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setting forth such appraiser’s determination of the fair market value of the Property on the date of the Appraisal and which shall otherwise be in form, scope and substance be satisfactory to Agent. In the event Agent agrees to accept an Appraisal Update in lieu of an appraisal of the nature described in the immediately preceding sentence, such Appraisal Update shall be deemed to be an Appraisal.
“Appraisal Update” means any supplement or “update” to an Appraisal, addressed to Agent, prepared by an appraiser who is a member of the American Institute of Appraisers and setting forth such appraiser’s determination of the fair market value of the applicable Property as of the date of the Appraisal Update and which shall in form, scope and substance be satisfactory to Agent.
“Appraised Value” means, with respect to any Property, the fair market value of such Property which would be obtained in an arm’s length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, as set forth in the Appraisal.
“Approved Bank” means Agent and any other bank or other financial institution, the long term unsecured debt obligations of which are rated at least “A-” by S&P and “A3” by Moody’s or equivalent rating by Fitch Inc., or are otherwise approved in writing by Agent in its reasonable discretion.
“Approved Capital/FF&E Expenditures Budget” means, for any Fiscal Year of Borrower Parties, the Capital/FF&E Expenditures Budget approved (or deemed approved) by Agent pursuant to Section 4.1(a)(v) hereof, and any amendments or modifications thereto approved (or deemed approved) by Agent pursuant to Section 4.1(a)(v) hereof.
“Ashford Prime OP” means Ashford Hospitality Prime Limited Partnership, a Delaware limited partnership.
“Ashford Prime REIT” means Ashford Hospitality Prime, Inc. a Maryland business corporation.
“Assignee” has the meaning set forth in Section 9.1 hereof.
“Assignment and Acceptance” has the meaning set forth in Section 9.4 hereof.
“Assignment of Agreements” means that certain Second Amended and Restated Assignment of Agreements dated as of the Closing Date made by Borrower Parties to Agent.
“Assignments of Leases” means each Second Amended and Restated Assignment of Leases and Rents dated as of the Closing Date made by one or more Borrower Parties to Agent.
“Assumed Debt Service” means as of any Testing Determination Date, the greater of:
(i)    the scheduled interest and principal payments due under the Loan Documents for the twelve (12)-month period ending on such Testing Determination Date (or, during the first

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twelve (12) months of the term of the Loan, the annualized scheduled interest and principal payments) (assuming, for purposes of this definition, that the Applicable Interest Rate throughout such twelve (12) month period shall be equal to the Applicable Interest Rate as of the Testing Determination Date),
(ii)    the aggregate amount of interest and principal amortization payments that would be payable for the twelve (12) month period ending on such Testing Determination Date on a hypothetical 30-year fully-amortizing loan in an original principal amount equal to the outstanding principal amount of the Loan as of such Testing Determination Date with an interest rate equal to the sum of the Treasury Rate plus two and one-half percent (2.50%) per annum and which requires monthly constant payments of principal and interest on the first date of each month throughout the term of such loan; and
(iii)    the product of (A) the outstanding principal as of the Testing Determination Date multiplied by (B) seven percent (7.00%).
“Assumed Debt Service Coverage Ratio” means as of any Testing Determination Date, the ratio of (i) the Cash Available for Debt Service for the twelve (12) month period ending with the most recently completed calendar month to (ii) the Assumed Debt Service as of such Testing Determination Date.
“Base Management Fee” equals the greater of (a) the “Base Management Fee” payable to Manager under the Management Agreements, (b) three percent (3%) of Gross Revenues and (c) the then current market standard “base management fee” as reasonably determined by Lender as of the date of determination; provided, however, that for so long as Hilton Management LLC (or any Affiliate thereof) is Manager, “Base Management Fee” shall mean the “Fixed Management Fee” payable to Manager under the Management Agreements as of the date hereof.
“Base Rate” means, as of any date of determination, a rate per annum equal to one and one-half percent (1.5%) plus the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate plus one-half percent (0.50%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively.
“Basel III” has the meaning set forth in Section 2.9(b) hereof.
“Borrower” and “Borrowers” each has the meaning set forth in the first paragraph of this Loan Agreement.
“Borrower Certificate” means that certain certificate dated as of the Closing Date made by Borrowers in favor of Agent.
“Borrower Party” and “Borrower Parties” each has the meaning set forth in the first paragraph of this Loan Agreement.

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“Borrower Party Partner” means any current or future general partner or managing member of a Borrower Party.
“Borrowing Margin” means two and sixty-five hundredths percent (2.65%) per annum.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York City, London, England or Frankfurt, Germany are authorized or required by law to close.
“Calendar Quarter” means each of the periods of January 1 through the immediately succeeding March 31, April 1 through the immediately succeeding June 30, July 1 through the immediately succeeding September 30, and October 1 through the immediately succeeding December 31.
“Capital/FF&E Expenditures” means expenditures for (a) capital alterations or improvements to the Properties which are required or permitted under Applicable Accounting Standards to be capitalized or (b) the repair, replacement or acquisition (as appropriate) of FF&E.
“Capital/FF&E Expenditures Budget” means, for any Fiscal Year of Borrower Parties, a budget for Capital/FF&E Expenditures delivered to Agent pursuant to Section 4.1(a)(v) hereof.
“Capital/FF&E Reserve Account” has the meaning set forth in Section 2.11(b) hereof.
“Capital/FF&E Reserve Amount” means, for any calendar month, an amount equal to five percent (5%) of Gross Revenues for the month prior to the immediately preceding calendar month (i.e., the Capital/FF&E Reserve Amount due and payable on August 1st will be five percent (5%) of Gross Revenues for June.)
“Capital Property” has the meaning set forth in the recitals hereof.
“Capital Operating Lessee” has the meaning set forth in the recitals hereof.
“Cash Available for Debt Service” means, with respect to any period in which a determination is being made, the excess of (a) Gross Revenues for such period over (b) Operating Expenses for such period.
“Cash Collateral Account” has the meaning set forth in Section 2.11(f) hereof.
“Cash Collateral Payment Amount” means, as to any calendar month with respect to which Borrowers are required to make a deposit into the Cash Collateral Account pursuant to Section 2.11(f) hereof on account of the existence of a Cash Sweep Condition, the excess of (a) Owners’ Remittance for such calendar month over (b) the sum of (without duplication of any sums deducted by Manager prior to the determination of Owners’ Remittance in accordance with Section 7.02 of the Management Agreements) (i) all Operating Expenses for such calendar month

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(excluding any amounts paid in contravention of the Loan Documents), (ii) payments on account of Debt Service for such calendar month, (iii) deposits into the Capital/FF&E Reserve Account, the Impositions and Insurance Reserve Account, and/or the Ground Rent Reserve Account required during such calendar month and (iv) non-recurring and other extraordinary expenses which are not expected to be incurred on an annual basis, but which have been incurred for such calendar month and are reasonable and necessary in accordance with Comparable Standards.
“Cash Sweep Condition” shall exist:
(a)    during the continuance of an Event of Default and/or
(b)    with respect to each Testing Determination Date (i) from the next Payment Date occurring after the delivery of the Quarterly Compliance Statement required to be delivered to Agent pursuant to Section 4.1(a)(ii) hereof for the Calendar Quarter ending on such Testing Determination Date which provides that the Assumed Debt Service Coverage Ratio is less than 1.25 to 1.00 (the “Minimum Cash Sweep DSCR”) or (ii) as of such Testing Determination Date, the Quarterly Compliance Statement required to be delivered to Agent pursuant to Section 4.1(a)(ii) hereof for the Calendar Quarter ending on such Testing Determination Date is not delivered to Agent by the date required under Section 4.1(a)(ii) hereof, unless, in the case of clause (i) (but not clause (ii)), Borrowers shall have either (y) made a partial prepayment of the outstanding principal amount of the Loan (without payment of the Spread Maintenance Premium, but, for the avoidance of doubt, subject to the payment of all other sums, if any, required under Section 2.3(i) hereof) in an amount such that, after giving effect thereto as though such prepayment was made on the first day of the twelve (12) month period ending on such Testing Determination Date, the Assumed Debt Service Coverage Ratio would be greater than or equal to the Minimum Cash Sweep DSCR or (z) delivered to Agent a Cash Sweep Letter of Credit, and in each of clause (i) and (ii) shall continue to exist thereafter until the earliest of (A) the occurrence of two (2) consecutive Testing Determination Dates on which the Assumed Debt Service Coverage Ratio for the Calendar Quarter ending on such Testing Determination Date shall be equal to or greater than the Minimum Cash Sweep DSCR, (B) the date upon which the amount then on deposit in the Cash Collateral Account shall, if applied to the outstanding principal amount of the Loan, would cause the Assumed Debt Service Coverage Ratio to be equal to or greater than the Minimum Cash Sweep DSCR and Borrower instructs Agent to apply such amount to the partial prepayment of the outstanding principal amount of the Loan (without payment of the Spread Maintenance Premium, but, for the avoidance of doubt, subject to the payment of all other sums, if any, required under Section 2.3(i) hereof) and (C) the date upon which Borrower shall have delivered to Agent a Cash Sweep Letter of Credit. Notwithstanding the foregoing, any Cash Sweep Condition which commenced solely with respect to the matter described in clause (b)(ii) above shall end upon the delivery of the Quarterly Compliance Statement then required to be delivered to Agent pursuant to Section 4.1(a)(ii), if such Quarterly Compliance Statement provides that the Assumed Debt Service Coverage Ratio was equal to or greater than the Minimum Cash Sweep DSCR as of the last Testing Determination Date, but only to the extent that such Quarterly Compliance Statement is delivered to Agent within thirty (30) days of the date due, it being agreed that this provision shall not be applicable with respect to any Quarterly Compliance Statement which is delivered more than thirty (30) days after the date due.

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“Cash Sweep Letter of Credit” means a Letter of Credit in a stated amount which if deducted from the outstanding principal amount of the Loan on the first day of the twelve (12) month period used in the calculation of the Assumed Debt Service on the applicable Testing Determination Date would cause the Assumed Debt Service Coverage Ratio to be greater than or equal to the Minimum Cash Sweep DSCR.
“Casualty” shall mean a fire or any other physical loss or physical damage to any Property.
“Casualty Threshold” means $1,500,000.
“Central Bank Pledge” has the meaning set forth in Section 9.1 hereof.
“Closing Date” means the date of this Loan Agreement.
“Collateral” means the Mortgaged Property (including any leasehold improvements), the Accounts and any other real or personal property, tangible or intangible heretofore, now or hereafter pledged, assigned or delivered pursuant to the Loan Documents or otherwise by any Borrower Party or any other Person to Agent as security for the payment or performance of the Obligations.
“Commitment” means, (i) as to any Lender, the commitment of such Lender to make its Pro Rata Share of the Loan as set forth in its signature page hereto or in an Assignment and Acceptance, as such commitments may be adjusted by the making of assignments to Assignees, and (ii) as to all Lenders, the aggregate commitment of all Lenders to make the Loan, which aggregate commitment equals the Loan Amount.
“Comparable Standards” means, with respect to any Property the standards of management, operation and maintenance of first-class hotels in the county and state in which such Property is located which are comparable to such Property in location, size, facilities, amenities, quality and nature; provided, however, that for so long as Hilton Management LLC (or any Affiliate thereof) is Manager, “Comparable Standards” shall mean the operation, management, and maintenance of the Properties in accordance with and as required under Section 4.01 of the Management Agreements.
“Condemnation Threshold” means $500,000.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of equity interests, by contract or otherwise, “Controls”, “Controlling” and “Controlled” have meanings correlative thereto.
“Covered Bond Pool Pledge” has the meaning set forth in Section 9.1(a) hereof.
“Debt Service” means, as to any period with respect to which Debt Service is being determined, the sum of (a) the amount of regularly scheduled amortization payments due for each

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such period pursuant to Section 2.3(b)(i) hereof and (b) the amount of Interest due for each such period.
“Debt Service Coverage Ratio” means, as of any Testing Determination Date, the ratio of (a) Cash Available for Debt Service for the twelve (12) month period ending on such Testing Determination Date to (b) scheduled interest and principal payments due under the Loan Documents for the twelve (12) month period immediately following such Testing Determination Date (assuming, for the purposes of this definition, that the Applicable Interest Rate throughout such twelve (12) month period shall be equal to the Applicable Interest Rate as of such Testing Determination Date, after giving effect to the Interest Rate Protection Agreement). For purposes of Section 8.1(r) hereof only, the Debt Service Coverage Ratio shall be calculated using the scheduled interest payments which would be due under the Loan Documents for the twelve (12) month period immediately following such Testing Determination Date assuming that the outstanding principal amount of the Loan was reduced by the balance, if any, of the Cash Collateral Account as of such Testing Determination Date.
“Debt Yield” means, as of any date, the ratio (expressed as a percentage) of (i) the Cash Available for Debt Service for the twelve (12) month period ending on the most recent Testing Determination Date to (ii) the unpaid principal amount of the Loan.
“Default” means any event, condition or state of facts which would, if uncured following the giving of notice or passage of any applicable cure period, or both, constitute an Event of Default.
“Default Rate” means, a per annum interest rate which shall from day‑to‑day be equal to four percent (4%) per annum in excess of the Applicable Interest Rate.
“Defaulting Lender” has the meaning set forth in Section 11.14 hereof.
“Disclosed Litigation” means the matters listed on Exhibit D attached hereto.
“Disqualified Person” means any Person if, at any time as of which a determination is required under the terms of this Loan Agreement, such Person is a Person to which a proposed Transfer would cause Agent or any Lender (or the parent or holding company of Agent or any Lender) to be prohibited from maintaining the Loan or subject to any fine or penalty, or the cost of maintaining the Loan would increase as a result of such Transfer; provided a Person shall not constitute a Disqualified Person unless after giving effect to the Proposed Transfer, such Person would Control Borrower Parties or own a direct or indirect interest in Borrower Parties which is equal to or greater than 20% of the ownership interests in Borrower Parties.
“Documentation” has the meaning set forth in Section 10.24 hereof.
“Dollar” and the sign “$” means lawful currency of the United States of America.
“Dodd-Frank” has the meaning set forth in Section 2.9(b) hereof.

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“Eligibility Requirements” means, with respect to any Person in connection with a Covered Bond Pool Pledge, that such Person (i) has total assets (in name or under management) in excess of $600,000,000 and (except with respect to a pension advisory firm or similar fiduciary) capital/statutory surplus or shareholder’s equity of $250,000,000 and (ii) is regularly engaged in the business of making or owning commercial real estate loans or operating commercial mortgage properties.
“Eligible Assignee” means (a) Agent or any Affiliate of Agent, (b) a Lender or any Affiliate of a Lender, (c) a commercial bank having total assets in excess of $1,000,000,000, or (d) a finance company or other financial institution which is regularly engaged in the ordinary course of its business in making, purchasing or investing in loans similar in nature to the Loan, which has total assets in excess of $250,000,000, has a net worth of at least $100,000,000 and which is otherwise acceptable to Agent; provided, however, no Borrower, no Guarantor, Manager or any Borrower Partner or any Affiliate of a Borrower, a Guarantor, Manager or any Borrower Partner or any Prohibited Assignee shall be an Eligible Assignee.
“Endorsement” has the meaning set forth in Section 5.17(c) hereof.
“Engineer’s Audit” means collectively, (i) the Property Condition Report for the Torrey Pines Property dated October 22, 2014 and prepared by IVI Assessment Services, Inc. and (ii) the Property Condition Report for the Capital Property dated October 22, 2014 and prepared by IVI Assessment Services, Inc.
“Environmental Audit” means collectively, (i) the Phase I Environmental Site Assessment for the Torrey Pines Property dated October 21, 2014 and prepared by IVI Assessment Services, Inc. and (ii) the Phase I Environmental Site Assessment for the Capital Property dated October 22, 2014 and prepared by IVI Assessment Services, Inc.
“Environmental Indemnity” means that certain Second Amended and Restated Environmental Indemnity dated as of the Closing Date made by Borrowers and Guarantors for the benefit of Agent.
“Equipment Leases” shall mean any leases executed in connection with the financing and leasing of equipment used in the ordinary course of operation of any Property.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder by any Governmental Authority, as from time to time in effect.
“ERISA Affiliate” means any organization, trade or business, or other arrangement (whether or not incorporated) which is a member of a group of which any Borrower Party is also a member and which is treated as a single employer within the meaning of IRC Section 414(b), (c), (m) or (o) or Section 4001 of ERISA.
“Event(s) of Default” has the meaning set forth in Article VII hereof.

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“Excluded Accounts” means (i) the Payment Accounts and (ii) any accounts established by Manager for purposes of performing centralized accounting functions, “in-house” banks or accounts, petty cash funds, or any general ledger accounts, in accordance with Section 7.01 of the Management Agreements.
“Excluded Sums” has the meaning set forth in Section 11.3 hereof.
“Excluded Taxes” means (a) income, franchise, branch profits or similar Taxes imposed on (or measured by) Agent’s or any Lender’s net income or net profits by any jurisdiction and (b) Taxes imposed by reason of the failure of the Agent or any Lender to comply with its obligations under Section 2.8 and/or Section 11.10 hereof.
“Extension Term” has the meaning set forth in Section 2.15(a).
“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum (based on a 360-day year) equal, for each day of such period, to the rate of interest quoted at 11:00 a.m. New York time charged on overnight federal funds transactions with member banks of the Federal Reserve System.
“FF&E” has the meaning set forth in the Mortgages.
“Financial Statements” means, (a) with respect to any Person, a balance sheet, statement of operations (income and expenses), statement of cash flow, statement of changes in partners’ or members’ capital or shareholders’ equity, as the case may be, and any other financial information with respect to such Person as shall be required by Agent, in each case, prepared in accordance with Applicable Accounting Standards and in a form acceptable to Agent. All Financial Statements to the extent reflecting income, expenses, or other operational aspects shall contain all relevant financial information of such Person for (i) the period for which such Financial Statements had been prepared, (ii) the Fiscal Year to date of such Person, and (iii) the twelve (12)-calendar month period ending on the last day of the period for which such Financial Statements had been prepared, and shall contain figures for the corresponding date and periods in the preceding Fiscal Year.
“Financing Statements” means financing statements in accordance with the applicable uniform commercial code to be filed with the appropriate state and/or county offices for the perfection of a security interest in the Collateral.
“First Extended Maturity Date” has the meaning set forth in Section 2.15(a).
“First Extension Term” has the meaning set forth in Section 2.15(a).
“Fiscal Year” means for any Person, the annual period such Person employs for accounting purposes, which shall be the calendar year, or such other period as such Person may designate.
“Force Majeure Event” means any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war or terrorism, sabotage, accidents, inability to obtain

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services, labor, or materials or reasonable substitutes therefor, governmental actions, riots, civil commotions, fire, casualty or condemnation, extreme weather conditions, explosions, in each case if due to a cause beyond the reasonable control of the party obligated to perform.
“Fourth IRPA” has the meaning set forth in Section 4.3(a)(iv) hereof.
“Full Recourse Event” means, collectively, any or all of the following:
(a)    the appointment at a Borrower Party’s or its Affiliate’s initiation or with a Borrower Party’s or its Affiliate’s consent or approval, express or implied, of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings with respect to a Borrower Party or a Borrower Party Partner or with respect to all, or substantially all, of any Borrower Party’s or a Borrower Party Partner’s property, or for the winding-up or liquidation of any Borrower Party’s or Borrower Party Partner’s affairs (in each case, other than at the direction or request of Agent);
(b)    the filing by a Borrower Party or a Borrower Party Partner of a petition, or the institution by a Borrower Party or its Affiliate or consent or approval by a Borrower Party or its Affiliate, express or implied, to the institution against a Borrower Party or Borrower Party Partner of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors; and/or
(c)    the voluntary termination, cancellation or reduction of the term of the Ground Lease by a Borrower Party or its Affiliates (or consented to by a Borrower Party or its Affiliates) without the prior written consent of Agent.
“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants or by the Financial Accounting Standards Board or through appropriate boards or committees thereof after the Closing Date, and which are consistently applied for all periods, so as to properly reflect the financial position of a Person, except that any accounting principle or practice required or permitted to be changed by the Financial Accounting Standards Board (or other appropriate board or committee of that Board) in order to continue as a generally accepted accounting principle or practice may be so changed, so long as such required or permitted change shall not have the effect of permitting Borrower Parties’ compliance with any financial covenants or performance tests contained in this Loan Agreement when without such change, Borrower Parties would not so comply.
“Governmental Authority” means any federal, state, county, municipal, parish, provincial or other government, or any department, commission, board, court, agency, committee, whether of the United States of America or any other country, or any instrumentality of any of them, or any other political subdivision thereof.
“Government List” means (a) the OFAC SDN List, (b) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Agent notified Borrowers in writing is now included in “Government Lists” or (c) any similar lists maintained by the United States Department of State, the United States

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Department of Commerce or any other government authority or pursuant to any Executive Order of the President of the United States of America that Agent notified Borrowers in writing is now included in “Government Lists.”
“Gross Revenues” means, for any period, collectively but without duplication, all revenues, receipts, fees and proceeds of any kind, including Rents, actually received by or on behalf of any Borrower Party in connection with the ownership, use, occupancy, management and operation of the Properties for such period, determined in accordance with the cash basis of accounting; provided, that,
(a)    the following items shall be excluded from the computation of “Gross Revenues” for all purposes: (i) proceeds of the Loan, (ii) any loan, equity investment or capital contribution made by a Borrower Party Partner or any other Person to a Borrower Party, (iii) insurance proceeds (except for business interruption or rent loss insurance proceeds), (iv) condemnation awards, (v) security deposits under Leases, (vi) sales, use and occupancy taxes, and (vii) revenues of tenants (other than Operating Lessees) or concessionaires;
(b)    non-recurring and other extraordinary income shall be excluded from the computation of “Gross Revenues” for purposes of calculating “Cash Available for Debt Service” only (as opposed to calculating any “Cash Sweep Payment Amount”); and
(c)    rent received by Borrowers from Operating Lessees under the Operating Leases shall be excluded from the computation of “Gross Revenues” for purposes of calculating “Cash Available for Debt Service” and “Cash Sweep Payment Amount”.
“Ground Lease” means, with respect to the Torrey Pines Property, that certain Percentage Lease dated August 10, 1987, The City of San Diego, as ground lessor, Torrey Pines Hotel Associates, as ground lessee, a memorandum of which was recorded on January 10, 1989 as Instrument No. 89-013605 in the Official Records of San Diego County, California, as (i) assigned to Hilton Hotels Corporation (a/k/a Hilton Worldwide, Inc.) pursuant to that certain Assignment and Assumption of Percentage Lease and Deed to Improvements dated December 29, 1998 and recorded on December 29, 1998 as Instrument No. 1998-0853813 in the Official Records of San Diego County, California and further assigned by Hilton Hotels Corporation to (ii) Torrey Pines Borrower pursuant to that certain Assignment and Assumption of Percentage Lease and Deed to Improvements dated December 17, 2003 and recorded on December 18, 2003 as Instrument No. 2003-1487568 in the Official Records of San Diego County, California.
“Ground Lessor” means, the ground lessor under the Ground Lease.
“Ground Rent” means any and all rent payable by Torrey Pines Borrower under the Ground Lease.
“Ground Rent Reserve Account” has the meaning set forth in Section 2.11(e)(i) hereof.

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“Guarantor” means Ashford Prime OP and any replacement guarantor in connection with a Permitted Transfer or as otherwise consented to by Agent (collectively, “Guarantors”).
“Impositions” means and includes all taxes, assessments for public improvements or benefits and any payments in lieu thereof, whether or not commenced or completed prior to the date hereof or while the Loan is outstanding, water rates and sewer rents, charges, license fees, permit fees, inspection fees and other governmental levies or payments, of every kind and nature whatsoever, general and special, foreseen or unforeseen, ordinary and extraordinary, which now or at any time hereafter may be assessed, levied, confirmed, imposed or which may become a lien upon the Mortgaged Property, or any portion thereof, or which are payable with respect thereto, or upon the Rent thereof, or on the occupancy, operation, use, possession or activities thereof, whether any or all of the same be levied directly or indirectly or as excise or income or franchise taxes in lieu of taxes which are otherwise imposed upon property of the same type(s) as the Mortgaged Property together with any penalties or other charges with respect to the late payment or non-payment thereof.
“Impositions and Insurance Reserve Account” has the meaning set forth in Section 2.11(d) hereof.
“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including all loans made to such Person, or for the deferred purchase price of property or services (including all obligations, contingent or otherwise in connection with letter of credit facilities, acceptance facilities or other similar facilities), (b) all obligations evidenced by bonds, notes, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all capital lease obligations, (e) all uninsured obligations, contingent or otherwise in connection with indemnities, hold harmless agreements and similar arrangements and in connection with interest rate exchange agreements and similar instruments, and (f) all Indebtedness of the nature referred to in clauses (a) through (e) above of another Person guaranteed directly or indirectly or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by the Person with respect to whom Indebtedness is being determined, even though such Person has not assumed or become liable for the payment of such Indebtedness.
“Indemnitee” has the meaning set forth in Section 4.15 hereof.
“Insurance Policies” means, in addition to any insurance required to be maintained by Borrower Parties pursuant to the Ground Lease, a Management Agreement, any Lease and any other Loan Document, the insurance policies and coverage set forth on Exhibit E hereto.
“Insurance Review” means a review by a consultant selected by Agent of the Insurance Policies.

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“Interest” means interest payable on the outstanding principal balance of the Loan at the Applicable Interest Rate or Default Rate, as applicable.
“Interest Rate Protection Agreement” means an interest rate protection arrangement which satisfies the requirements set forth in Section 4.3 hereof.
“Interest Rate Protection Agreement Acknowledgment” means an acknowledgment of the assignment of each Borrower’s interest in such Interest Rate Protection Agreement pursuant to an acknowledgment in the form annexed hereto as Exhibit H or an agreement similar in effect which is acceptable to Agent.
“Interest Period” means the period commencing on each Payment Date and ending on the day immediately preceding the next succeeding Payment Date, provided that the first Interest Period shall commence on the Closing Date.
“Initial IRPA” has the meaning set forth in Section 4.3(a)(i) hereof.
“Initial Maturity Date” means November 7, 2019, or any earlier date on which the Loan shall become due, whether by acceleration or otherwise.
“Initial Term” means the period commencing on the Closing Date and ending on the Initial Maturity Date.
“IRC” means the Internal Revenue Code of 1986, as amended.
“Lease Guaranties” has the meaning set forth in the Mortgages.
“Lease Security” has the meaning set forth in Section 4.4(j) hereof.
“Leases” has the meaning set forth in the Mortgages but shall exclude the Ground Lease, the Equipment Leases and the Operating Leases.
“Legal Requirements” means collectively, all laws, ordinances, rules, regulations, codes, orders and directives of any Governmental Authority applicable to Borrower Parties, Guarantors, Manager (to the extent the same relates to Manager’s obligations with respect to a Management Agreement), Agent, Lenders or the Properties or any portion thereof, including all applicable licenses, building codes, rent stabilization laws, zoning and subdivision ordinances, flood disaster, health and environmental laws and regulations, and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto.
“Lender Interest Rate Protection Agreement” means an Interest Rate Protection Agreement to which Borrowers and Agent, one or more Lenders, or an Affiliate thereof are parties in the event that Borrowers and Agent, one or more Lenders, or an Affiliate thereof elect to enter into an Interest Rate Protection Agreement or in the event Agent elects to enter into an Interest Rate Protection Agreement with Agent, one or more Lenders, or an Affiliate thereof pursuant to Section 4.3 hereof.

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“Lenders” has the meaning given such term in the first paragraph of this Loan Agreement.
“Lessee” has the meaning set forth in the Mortgages.
“Letter of Credit” means an irrevocable, unconditional, transferable, clean sight draft letter of credit acceptable to Agent in its good faith reasonable discretion (either an evergreen letter of credit or one which does not expire until at least one hundred (100) days after the scheduled Maturity Date) in favor of Agent and entitling Agent to draw thereon in New York, New York (or in accordance with the procedures of the issuing bank, provided that such issuing bank allows for draws by facsimile), issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, at the request of an applicant/obligor that is not a Borrower Party.
“LIBOR” means a rate per annum (expressed as a percentage and rounded upward, as necessary, to the next nearest 1/1000 of 1%), equal to (i) the LIBOR Screen Rate for a period comparable to such LIBOR Rate Period, or (ii) if no LIBOR Screen Rate is available for a period comparable to such LIBOR Rate Period, the rate per annum as supplied to Agent at its request, at or about 11:00 a.m. London time on the day that is two (2) LIBOR Banking Days prior to the first day of the applicable LIBOR Rate Period, by any major bank or financial institution in the London interbank market selected by Agent in its discretion as such bank's offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in Dollars for a period comparable to such LIBOR Rate Period, and, if any such applicable LIBOR Screen Rate or the rate supplied to Agent is below zero, LIBOR will be deemed to be zero.
“LIBOR Banking Day” means any Business Day on which dealings in deposits in Dollars are transacted in the London interbank market and banks are also open for business in London, England.
“LIBOR Rate” means, for any accrual period, the sum of (a) LIBOR for such period and (b) the Borrowing Margin.
“LIBOR Rate Period” means each successive period for the computation of Interest at a LIBOR Rate as set forth below. The first LIBOR Rate Period shall commence on the Closing Date and end on the first Payment Date. Each LIBOR Rate Period after the first LIBOR Rate Period shall have a duration of one (1) month commencing on a Payment Date and ending on the date immediately preceding the immediately following Payment Date. Notwithstanding the foregoing, in the case of a LIBOR Rate Period which would otherwise end after the Maturity Date, such LIBOR Rate Period shall have a duration equal to the period commencing on the effective date of such LIBOR Rate Period and ending on and including the Maturity Date. If any LIBOR Rate Period would otherwise end on a day which is not a LIBOR Banking Day, such LIBOR Rate Period shall be extended to the next succeeding LIBOR Banking Day.
“LIBOR Screen Rate” means the London interbank offered rate administered by the ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for deposits in U.S. Dollars for the relevant period displayed on page LIBOR01 of the

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Reuters screen (or any replacement Reuters page which displays that rate) at or about 11:00 a.m. London time on the Interest Rate Determination Date, or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If the agreed page is replaced or service ceases to be available, Agent may specify another page or service displaying the appropriate rate.
“Lien” means any lien (including any mechanic’s, judgment or tax lien), mortgage, deed of trust, security interest, assignment, pledge or encumbrance, or conditional sale or title retention agreement or lease in the nature thereof, or any other interest in property designed to secure the repayment of indebtedness or the performance of an obligation, whether arising by agreement or under any statute or law, or otherwise.
“Loan” means the loan made by Lenders to Borrowers pursuant to this Loan Agreement.
“Loan Agreement” has the meaning set forth in the first paragraph of this Loan Agreement.
“Loan Amount” has the meaning set forth in the recitals of this Loan Agreement.
“Loan Documents” means, collectively, this Loan Agreement, the Note, the Mortgages, the Financing Statements, any Lender Interest Rate Protection Agreement, the Assignments of Leases, the Assignment of Agreements, the Environmental Indemnity, the Recourse Liability Agreement, the Manager SNDAs, the Subordination and Security Agreements, the Borrower Certificate and such other documents, agreements and instruments evidencing, securing or pertaining to the Obligations, or any part thereof executed on or about the Closing Date by a Borrower Party, a Borrower Party Partner, a Guarantor, Manager or any other Person or, as shall, from time to time thereafter be executed and delivered by a Borrower Party, a Borrower Party Partner, a Guarantor, Manager or any other Person, in each case pursuant to or in connection with the Loan or any other Loan Document.
“Loan Fee Letter” means that certain “Loan Fee Letter” dated as of the Closing Date between Agent and Borrowers.
“Loan-to-Value Ratio” means the ratio of (i) the aggregate outstanding principal amounts of the Loan as of the date of determination to (ii) the Appraised Value of the Properties and based on the then‑most current Appraisal or Appraisal Update, with such adjustments thereto as reasonably determined by Agent.
“Management Agreement” means, (i) with respect to the Torrey Pines Property, that Management Agreement between Torrey Pines Operating Lessee and Manager (as successor-in-interest to Hilton Worldwide, Inc., a/k/a Hilton Hotels Corporation) dated as of December 17, 2003, as amended by that certain Amendment to Management Agreements dated as of April 11, 2007, as supplemented by that certain Owner Agreement dated as of February 26, 2013, as amended by that certain letter agreement dated as of October 31, 2014 with respect to the Torrey Pines Property (as the same may be amended from time to time in accordance with this Agreement), and (ii) with

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respect to the Capital Property, that Management Agreement between Capital Operating Lessee and Manager (as successor-in-interest to Hilton Worldwide, Inc., a/k/a Hilton Hotels Corporation) dated as of December 17, 2003, as amended by that certain Amendment to Management Agreements dated as of April 11, 2007, as supplemented by that certain Owner Agreement dated as of February 26, 2013, as amended by that certain letter agreement dated as of October 31, 2014 with respect to the Capital Property (as the same may be amended from time to time in accordance with this Agreement), and with respect to each Property, any other management agreement given in substitution thereof approved in writing by Agent prior to its effectiveness, which approval may be withheld by Agent in its sole and absolute discretion, together with any material amendments or material modifications approved in writing by Agent prior to the effectiveness thereof, which approval shall not be unreasonably withheld, conditioned or delayed (provided that any amendment or modification which increases any amounts payable to Manager shall be deemed to be material).
“Management Fees” means all fees and reimbursements, including incentive fees, management fees (including Base Management Fees), marketing fees and accounting fees, payable to Manager pursuant to the Management Agreement.
“Manager” means Hilton Management LLC, or any replacement manager designated for any Property by a Borrower Party which owns or leases such Property, as the case may be, and approved by Agent prior to the retention thereof (provided that no such approval shall be required to the extent Manager is permitted to assign the Management Agreement pursuant to Section 9.02.2 of the applicable Management Agreement).
“Manager SNDA” means, (i) with respect to the Torrey Pines Property, that certain Second Amended and Restated Agreement Regarding Hotel Management dated as of the Closing Date and entered into between Agent, Manager, Torrey Pines Borrower and Torrey Pines Operating Lessee and (ii) with respect to the Capital Property, that certain Second Amended and Restated Agreement Regarding Hotel Management dated as of the Closing Date and entered into between Agent, Manager, Capital Borrower and Capital Operating Lessee, with respect to each Property, as modified from time to time in accordance with the terms hereof, or any substitute Manager SNDA between Agent and Torrey Pines Borrower and Torrey Pines Operating Lessee or Capital Borrower and Capital Operating Lessee, as the case may be.
“Material Adverse Effect” shall have the meaning as set forth in Section 3.5 hereof.
“Material Lease” means all Leases which individually or in the aggregate with respect to the same tenant and its Affiliates have a gross annual rent of more $100,000 per annum.
“Material Operating Agreements” means (a) the Operating Agreements set forth on Exhibit G attached hereto together with any contracts or agreements entered into in replacement thereof or substitution therefor, which have a noncancellable term which exceeds one (1) year in length and require in excess of an aggregate of $50,000 per annum in payments by any Borrower Party or Manager, and (b) any other Operating Agreement entered into after the Closing Date that has a noncancellable term which exceeds one (1) year in length and requires in excess of an aggregate of $50,000 per annum in payments by any Borrower Party or Manager.

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“Material Taking” means, with respect to any Property, a Taking where the Net Restoration Award equals or exceeds twenty five percent (25%) of the Allocated Loan Amount of such Property.
“Maturity Date” means the Initial Maturity Date, as the same may be extended pursuant to Section 2.15, or such earlier date as the entire principal amount of the Loan shall become due and payable by acceleration or otherwise pursuant to the terms of the Loan Documents.
“Minimum Cash Sweep DSCR” has the meaning set forth in the definition of “Cash Sweep Condition.”
“Monthly Operating Statement” has the meaning set forth in Section 4.1(a)(i) hereof.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Properties” means, collectively, each Mortgaged Property.
“Mortgaged Property” has the meaning set forth in the Mortgages.
“Mortgages” means collectively (i) that certain Second Amended and Restated Leasehold Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date encumbering the leasehold estate of Torrey Pines Borrower in the Torrey Pines Property and executed by Torrey Pines Borrower in favor of or for the benefit of Agent (“Torrey Pines Mortgage”) and (ii) that certain Second Amended and Restated Deed of Trust, Security Agreement, Financing Statement, Fixture Filing and Assignment of Rents dated as of the Closing Date encumbering the Capital Property and executed by Capital Borrower in favor of or for the benefit of Agent.
“Multiemployer Plan” means, at any time a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) subject to Title IV of ERISA, (i) to which any Borrower Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or (ii) with respect to which any Borrower Party or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA.
“Net Proceeds” means the amount of all insurance proceeds paid pursuant to any Insurance Policy as the result of a Casualty, after deduction of the costs and expenses (including fees of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
“Net Restoration Award” means the amount of all awards and payments received on account of a Taking, after deduction of the costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in collecting the same.
“Non-Availability Notice” has the meaning set forth in Section 2.7(a).
“Note” means collectively (a) that certain Second Amended and Restated Promissory Note A in the original principal amount of $82,265,215.47 made in favor of ACC, (b) that certain

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Second Amended and Restated Promissory Note B in the original principal amount of $63,964,069.38 made in favor of Aareal Bank and (c) that certain Second Amended and Restated Promissory Note C in the original principal amount of $51,770,715.15 made in favor of WIB, each dated as of the Closing Date and jointly and severally made by Borrowers.
“Obligations” means, collectively, all present and future indebtedness, obligations, duties and liabilities of Borrowers or Guarantors to Agent or Lenders arising pursuant to this Loan Agreement, the Note, any Lender Interest Rate Protection Agreement or the other Loan Documents, and all interest accruing thereon, and attorneys’ fees and disbursements incurred in the drafting, negotiation, enforcement or collection thereof, regardless of whether such indebtedness, obligations, duties or liabilities are direct, indirect, fixed, contingent, joint, several or joint and several.
“OFAC” means the Office of Foreign Assets Control of the United States.
“OFAC Laws” means any laws, regulations, and Executive Orders relating to the economic sanctions programs administered by OFAC, including without limitation, the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC
“OFAC Violation” has the meaning assigned to such term in Section 4.23 hereof.
“Operating Account” means, (i) with respect to the Capital Property, that certain Bank of America account number 12355-57746, Tax Id. No. 20-0454830, (ii) with respect to the Torrey Pines Property, that certain Wells Fargo Bank account number 4040004681, Tax Id. No. 20-0454862, and (iii) with respect to any Property, any other bank account(s) in which the receipts from the operation and management of any Property are deposited by a Borrower Party or Manager and from which funds are transferred into the Payment Accounts to the extent required for the payment of Operating Expenses. The Account Agreements for the accounts in (i) and (ii) above are attached hereto as Exhibits B-1 and B-2, respectively.
“Operating Agreements” means, collectively, all agreements entered into by or on behalf of a Borrower Party (other than the Ground Lease, the Management Agreements, the Operating Leases, the Leases and the Property Documents) which relate to the ownership, operation or maintenance of any Property or which relate to or govern Borrower Parties’ or Manager’s use of and rights in Personal Property, or any portion thereof.
“Operating Budget” means the annual operating budget for the Properties.
“Operating Expenses” means, for any period, collectively but without duplication, the actual operating costs and expenses incurred by or on behalf of a Borrower Party or reserved by or on behalf of a Borrower (including as “reserved” funds, Capital/FF&E Reserve Amounts

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deposited into the Capital/FF&E Reserve Account in accordance with the terms hereof, amounts deposited into the Imposition and Insurance Reserve Account in accordance with the terms hereof and amounts deposited into the Ground Rent Reserve Account in accordance with the terms hereof), to the extent such reserves are established and maintained in the ordinary course of business and in a manner consistent with good business practices, during such period in connection with the ownership, use, occupancy, management, leasing and operation of the Properties, determined on an accrual basis of accounting in accordance with Applicable Accounting Standards;
excluding, without duplication, the following:
(i)    any amount paid from any reserve (including any amounts paid from the Capital/FF&E Reserve Account, the Imposition and Reserve Account or the Ground Rent Reserve Account) maintained by or on behalf of Borrowers if Borrowers’ payment to such reserve previously or currently constituted an “Operating Expense”;
(ii)    Debt Service;
(iii)    any sums payable by Borrowers in connection with an Interest Rate Protection Agreement;
(iv)    federal and state income taxes, franchise taxes or other taxes based on income due and owing from a Borrower Party;
(v)    depreciation and amortization or any non-cash deductions of Borrower Parties and any other non‑cash items; and
(vi)    amounts funded from insurance or condemnation proceeds which are applied to the repair or restoration of any Property.
Nothing contained in this definition shall be deemed to impose any limit or restriction on Borrower Parties’ ability to operate, manage or lease the Properties or otherwise limit or restrict the payment of operating expenses, tenant improvement costs, leasing commissions or other costs and expenses of the Properties; provided, however, the foregoing does not limit any restrictions, limitations or other requirements specifically provided elsewhere in this Loan Agreement or in the other Loan Documents.
“Operating Lease” and “Operating Leases” each has the meaning set forth in the recitals hereto.
“Operating Lessee” and “Operating Lessees” each has the meaning set forth in the recitals hereto.
“Organizational Documents” means, (a) for any corporation, the articles of incorporation and by-laws of such corporation and all amendments thereto, (b) for any partnership or trust, the general or limited partnership or trust agreement, as the case may be, with all amendments thereto, together with, if appropriate, a filed certificate of limited partnership and all amendments

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thereto, and (c) for any limited liability company, the operating agreement and any other agreements governing the organization of the limited liability company and the management of its business and affairs, and all amendments thereto.
“Owners’ Remittance” means, with respect to any month, the amount to be distributed to “Owner” pursuant to Section 7.02 of the Management Agreements for such month.
“Par Prepayment Date” means May 7, 2016.
“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.
“Patriot Act Offense” means any violation of the criminal laws of the United States of America or of any of the several states, or that would be a criminal violation if committed within the jurisdiction of the United States of America or any of the several states, relating to terrorism or the laundering of monetary instruments, including any offense under (i) the criminal laws against terrorism or (ii) the Anti-Money Laundering Laws. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
“Participant” has the meaning set forth in Section 9.1(b) hereof.
“Payment Account” means, with respect to each Property, the account into which funds are transferred from the Operating Account in order to pay Operating Expenses actually incurred with respect to such Property (such account, in the case of the Capital Property, is Wells Fargo Bank, N.A. account number 2000014830992, Tax Id. No. 20-0454830 as of the date hereof and, in the case of the Torrey Pines Property, is that certain Wells Fargo Bank, N.A. account number 2000014831001, Tax Id. No. 20-0454862 as of the date hereof).
“Payment Date” means December 1, 2014 and the first Business Day of each calendar month thereafter up through and including the Maturity Date. “Payment Date” shall also include such earlier date, if any, on which the unpaid principal amount of the Loan is paid in full.
“PBGC” means the Pension Benefit Guaranty Corporation or any Person succeeding to any or all of its functions under ERISA.
“Permits” means, collectively, all certificates, including certificates of occupancy and certificates of compliance, authorizations, franchises, consents and approvals given by and licenses (including liquor licenses) and permits issued by Governmental Authorities that are required in connection with the any Property or the Loan Documents.
“Permitted Encumbrances” means, collectively (i) those matters set forth in Schedule B of the Title Policy and any other Liens as may be consented to by Agent, (ii) Liens, if any, for Impositions or any mechanics’ or materialmens’ claim for amounts not yet due and payable or delinquent or that are being contested pursuant to the procedures set forth in Section 4.8(b) of this Loan Agreement, (iii) Liens relating to Permitted Equipment Financing, (iv) the Management

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Agreements (and any replacements thereof entered into in accordance with the terms hereof) and (iv) Leases as permitted in the Loan Documents.
“Permitted Equipment Financing” means equipment financing (including Equipment Leases) that is (i) entered into in the ordinary course of a Borrower Party’s business, (ii) for equipment related to the ownership and operation of the Property owned or leased by such Borrower Party, as the case may be, whose removal would not materially damage or impair the value of such Property, and (iii) which is secured only by the equipment financed.
“Permitted Indebtedness” means any Indebtedness of a Borrower Party under (a) the Loan, (b) Operating Agreements, Leases, Property Documents, Management Agreements, Operating Leases, the Ground Lease and any other agreements, in each case entered into in accordance with this Loan Agreement, (c) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property owned or leased by such Borrower Party, as the case may be, and (d) Permitted Equipment Financing, which in the case of clauses (b), (c) and/or (d) above, such indebtedness (1) is not evidenced by a note, (2) does not exceed (exclusive of the Indebtedness of the nature described in clause (e) of the definition of “Indebtedness”), at any time, a maximum aggregate amount of two percent (2%) of the original Allocated Loan Amount of the Property owned or leased by such Borrower Party, as the case may be, (or, when taken together with the unsecured trade payables of all Borrowers Parties, three percent (3%) of the original amount of the Principal) and (3) is paid prior to delinquency.
“Permitted Transfer” means any or all of the following:
(a)    with respect to any Property, all transfers of worn out or obsolete furnishings, fixtures or equipment that are reasonably promptly replaced with property of equivalent value and functionality in the ordinary course of operation of such Property;
(b)     a Transfer (including a pledge) of any direct or indirect interest in Hilton Worldwide, Inc.;
(c)     a pledge (but not the foreclosure thereon), except with respect to the foreclosure of the direct or indirect ownership interests in a Borrower Party owned by Hilton Worldwide, Inc. or its Affiliates or AHT OP, in which event the foreclosure shall be permitted, of indirect ownership interests in a Borrower Party or a Borrower Party Partner to an institutional lender providing a corporate line of credit or other financing to a Sponsor or AHT OP; provided that (A) such operating line of credit or other financing is secured directly or indirectly by all or substantially all of the portfolio of such Sponsor or AHT OP and (B) the value of the equity in the Properties which is indirectly pledged as collateral under such corporate line of credit or other financing constitutes no more than twenty percent (20%) of the total value of all assets directly or indirectly securing such line of credit or other financing at the time of such pledge;
(d)    any direct or indirect Transfer of legal or beneficial interests in a Borrower Party (other than a direct Transfer of the interest of a Borrower Party Partner in a Borrower Party) to a Person which is not a Disqualified Person so long as, after giving effect to each such Transfer, all of the following conditions are satisfied:

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(i)    Each Borrower Party and each Borrower Party Partner shall continue to be Controlled by a Sponsor;
(ii)    One or both Sponsors shall own an aggregate of at least fifty one percent (51%) of the legal and beneficial ownership interest in each Borrower Party and Borrower Party Partner (either directly or indirectly);
(iii)    Borrowers shall not have knowledge that a Default or Event of Default shall have occurred and be continuing at the time of such Transfer;
(iv)     if such Transfer would cause the transferee (other than a Sponsor or an Affiliate thereof which is Controlled by such Sponsor and in which such Sponsor owns a direct or indirect interest of at least fifty one percent (51%)) to increase its direct or indirect interest in any Borrower Party or in any Borrower Party Partner to an amount which equals or exceeds five percent (5%), Agent shall have approved in its reasonable discretion such proposed transferee, which approval shall be based upon Agent’s satisfactory determination as to the reputable character and creditworthiness of such proposed transferee, as evidenced by credit and background checks performed by Agent and such other financial statements and other information reasonably requested by Agent;
(v)    if such Transfer is of greater than a twenty percent (20%) direct or indirect interest in any Borrower Party, or the consummation of the Transfer would result in a single Person (together with, in the case of an individual, the members of such individual’s family members or trusts as described in clause (c) of the definition of “Affiliate”) (who did not previously own the percentage interest or Controlling interest described below) owning, directly or indirectly, (w) greater than a twenty percent (20%), (x) a fifty percent (50%), (y) greater than a fifty percent (50%) interest in such Borrower Party or (z) Controlling such Borrower Party, in each case Borrower Parties shall have given Agent at least ten (10) Business Days’ prior notice of the proposed Transfer (it being acknowledged that Borrower Parties shall be required to give the notice under clause (y) above even if it previously gave a notice under clause (x) above, and shall be required to give a notice under clause (z) above even if it previously gave a notice under clauses (x) or (y) above), which notice shall identify the proposed transferee(s) and the proposed percentage interest to be transferred;
(vi)    resolutions or other transaction authorization of the proposed transferee(s), shall be delivered to Agent at least twenty (20) days prior to the proposed Transfer, except with respect to a Transfer to a Sponsor or an Affiliate thereof which is Controlled by such Sponsor and in which such Sponsor owns a direct or indirect interest of at least fifty one (51%), in which case such resolutions or authorizations shall not be required to be delivered to Agent);

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(vii)    Agent shall have been reimbursed for any and all expenses incurred by Agent, if any, in connection with such proposed Transfer, including reasonable attorneys’ fees and disbursements;
(viii)    each Borrower Party and Borrower Party Partner shall continue to be a Special Purpose Bankruptcy Remote Entity;
(ix)    the proposed Transfer shall not result in any Borrower Party, the transferor or the transferee being in default under any Loan Document or under any other agreement, instrument, document or understanding of which any of the foregoing Persons is a party, either upon such Transfer or but for the passage of time or the giving of notice or both; and
(x)    all taxes (other than income taxes), including stamp taxes, mortgage recording taxes, transfer taxes, and other taxes, charges and fees incurred in connection with such Transfer shall have been paid by Borrowers, the transferor or the proposed transferee at the time of such proposed Transfer;
(e)    the (i) issuance, Transfer, conversion or redemption of any securities, options, warrants or other interests in Ashford Prime REIT, Ashford Prime OP, AHT REIT or AHT OP, (ii) the merger or consolidation of the Ashford Prime REIT or AHT REIT, or (iii) the merger or consolidation of the Ashford Prime OP or AHT OP; provided that in the case of each of (ii) and (iii) above, the surviving entity shall be the Ashford Prime REIT or AHT REIT and/or Ashford Prime OP or AHT OP, as applicable, after giving effect to such merger or consolidation; or
(f)     the Transfer of any or all of the direct and indirect interests of any Sponsor in a Borrower Party or Borrower Party Partner (other than the direct interest of a Borrower Party Partner in a Borrower Party) to the other Sponsor so long the transferee Sponsor shall not be a Disqualified Person and the conditions set forth in clauses (i), (ii), (v), (vi), (vii), (viii), (ix) and (x) of paragraph (d) above have been satisfied;
(g)    a Transfer and Assumption in accordance with Section 5.17(b) hereof; and
(h)    intentionally omitted:
(i)    a Transfer and/or issuance of any publicly traded shares of any Person (including for the avoidance of doubt initial public offering);
(j)    a Transfer by Hilton Worldwide, Inc., or by an entity Controlled by Hilton Worldwide, Inc., of all or a portion of its direct or indirect ownership interest in a Borrower Party to an Affiliate of Hilton Worldwide, Inc. that is Controlled by Hilton Worldwide, Inc., or by Hilton Worldwide, Holdings, Inc.; provided that the condition set forth in clause (v) of paragraph (d) above have been satisfied; and
(k)    a Permitted Encumbrance which constitutes a Transfer.

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Notwithstanding anything to the contrary contained in the foregoing definition, if, as a result of such Permitted Transfer no direct or indirect interest in Borrower Parties shall continue to be owned by a Guarantor or any such Guarantor no longer Controls Borrower Parties, it shall also be a condition hereunder that, one or more creditworthy Persons reasonably satisfactory to Agent that Controls Borrower Parties or owns a direct or indirect interest in Borrower Parties, shall execute and deliver a recourse liability agreement and environmental indemnity (in the same form as the Recourse Liability Agreement and Environmental Indemnity delivered to Agent by Guarantors on the date hereof) pursuant to which, the replacement guarantor/indemnitor agrees to be liable under such recourse liability agreement and environmental indemnity (whereupon the previous guarantor shall be released from any further liability) and from and after the date of such Permitted Transfer, such replacement guarantor/indemnitor shall be the “Guarantor” for all purposes set forth in this Loan Agreement).
“Person” means any individual, corporation, limited liability company, general partnership, limited partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.
“Personal Property” has the meaning set forth in the Mortgages.
“Plan” means an employee benefit or other plan, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code and (i) which is maintained for employees of any Borrower Party or any ERISA Affiliate or in which any such employees participate or to which contributions are made by any Borrower Party or any ERISA Affiliate, or (ii) with respect to which any Borrower Party or any ERISA Affiliate could be subjected to any liability under Title IV of ERISA.
“Prime Rate” means either (i) the rate per annum listed in the “Money Rates” section of The Wall Street Journal (or any successor publication) as the “Prime Rate”, or (ii) if The Wall Street Journal ceases publication of such rate, then the so-called “prime rate” or “base rate” as announced by Citibank N.A., or its successor from time to time, or (iii) if the rate in clause (ii) is not published or available, then the so-called “prime rate” or “base rate” announced by J.P. Morgan Chase & Co. or its bank subsidiary, or (iv) if the rate in clause (iii) is unavailable, then, a rate selected by Agent in its reasonable judgment as most nearly approximating the foregoing rates.
“Prohibited Assignee” means any Person which is (i) named on any Government List or (ii) a Specially Designated National.
“Property” and “Properties” each has the meaning set forth in the recitals hereto.
“Property Documents” has the meaning set forth in the Mortgages.
“Property Document Requirements” means the requirements applicable to the matter in question under the Property Documents.

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“Pro Rata Share” means with respect to all matters relating to any Lender, the percentage obtained by dividing (i) the Commitment of such Lender by (ii) the aggregate Commitments of all Lenders, in each case as of the date of determination.
“Purchase Date” has the meaning set forth in Section 11.14(c) hereof.
“Purchaser” has the meaning set forth in Section 9.1(d) hereof.
“Qualified Counterparty” means a financial institution whose senior long term debt is rated “A-” or better by S&P, or “A3” by Moody’s and which is otherwise approved by Agent as being acceptable to Agent.
“Quarterly Compliance Statement” has the meaning set forth in Section 4.1(a)(ii) hereof.
“Rating Agency” means any of S&P, Moody’s and Fitch, Inc.
“Recourse Liability Agreement” means that certain Second Amended and Restated Recourse Liability Agreement dated as of the Closing Date made by Borrowers and Guarantors for the benefit of Agent.
“Recourse Liability Events” means, collectively, any or all of the following:
(a)    fraud or intentional misrepresentation on the part of a Borrower Party, a Guarantor, any Borrower Party Partner or any Affiliate of any thereof in connection with the execution, delivery and/or performance of the Loan Documents or any certificate, report, financial statement or other instrument or document furnished to Agent or any Lender at the time of the closing of the Loan or during the term of the Loan;
(b)    gross negligence or willful misconduct on the part of a Borrower Party, a Guarantor, any Borrower Party Partner or any Affiliate of any thereof;
(c)    any application or appropriation, in contravention of any provision of this Loan Agreement or any other Loan Document, of Rents, Lease Security, insurance proceeds, condemnation awards, sums payable pursuant to any Interest Rate Protection Agreement, proceeds of all or any portion of the Collateral or any sum held in any Account;
(d)    any distribution or payments in violation of Section 5.9 hereof;
(e)    the withdrawal or other removal of any sums held in any Account in violation of this Loan Agreement or any other Loan Document;
(f)    any transfer or encumbrance of the Collateral or any interest therein or any interest in a Borrower Party in violation of this Loan Agreement or any other Loan Document (excluding (i) any transfer by foreclosure, deed-in-lieu, or otherwise in connection with Lenders’ exercise of remedies), (ii) a transfer to a Governmental Authority as a result of a Taking, and (iii) the foreclosure of any pledge to the extent that such foreclosure is otherwise a Permitted Transfer);

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(g)    the incurrence of Indebtedness, other than Permitted Indebtedness, by a Borrower Party or a Borrower Party Partner (provided that, any existence of Indebtedness which was Permitted Indebtedness when incurred but became non Permitted Indebtedness due to the inability of Borrower to repay such Indebtedness as it became due caused by the failure of the Premises to generate sufficient net operating income shall not constitute a Recourse Liability Event);
(h)    the incurrence of any liability by a Borrower Party or Borrower Party Partner pursuant to ERISA caused by any act or omission of a Borrower Party or its Affiliates;
(i)    the attachment of any Lien to the Collateral, other than Permitted Encumbrances;
(j)    the occurrence of any material physical waste of or to the Properties or any portion thereof by a Borrower Party, a Guarantor, Manager or an Affiliate of any of the foregoing or any Person acting on behalf of a Borrower Party, a Guarantor, Manager or such Affiliate (provided that the occurrence of waste shall not constitute a Recourse Liability Event to the extent such waste occurs due to (i) insufficient revenues at the Property), (ii) the occurrence of a Casualty or Taking and/or the failure to complete the Restoration of the Property thereafter, or (iii) the failure of any owner of a Borrower Party to make additional capital contributions or other advances to Borrower Parties;
(k)    all third party costs and expenses of any nature (including attorneys’ fees and disbursements and expenses of third-party professionals or receivers) paid or incurred by Agent or Lenders in connection with or arising out of the enforcement of the Loan or any of the Loan Documents to the extent such enforcement results from, is based upon or relates to the occurrence of any Recourse Liability Event; and
(l) the imposition of all transfer taxes and/or fees by a Governmental Authority as a result of the Transfer of any Property or any portion thereof, including pursuant to a foreclosure, deed in lieu of a foreclosure or otherwise which results from, is based upon or relates to (i) the occurrence of any Recourse Liability Event, or (ii) any bankruptcy or insolvency proceeding filed by or against a Borrower Party, any constituent partner or member of a Borrower Party, or a Guarantor.
“Register” has the meaning set forth in Section 9.4 hereof.
“Release” has the meaning set forth in Section 2.14(a) hereof.
“Release Condition” and “Release Conditions” shall each have the meaning set forth in Section 4.12 hereof.
“Release Date” has the meaning set forth in Section 2.14(a) hereof.
“Release Payment” means, with respect to any Property released pursuant to Section 2.14(a) hereof, the greater of (i) with respect to the Capital Property, 100% of the Allocated Loan Amount for such Property or with respect to the Torrey Pines Property, 110% of the Allocated Loan

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Amount for such Property and (ii) the amount necessary to reduce the outstanding principal balance of the Loan such that after giving effect to such release, the Assumed Debt Service Coverage Ratio for the Property then remaining subject to the Lien of a Mortgage as of the most recent Testing Determination Date (assuming that such payment was made on the first day of the twelve (12) month period ending on such Testing Determination Date) shall be equal to 1.40:1.
“Rent Roll” has the meaning set forth in Section 3.22 hereof.
“Rents” has the meaning set forth in the Mortgages.
“Replacement Lender” has the meaning set forth in Section 2.9(e) hereof
“Requisite Lenders” means (i) Lenders (other than Lenders who are then Defaulting Lenders) whose Commitments equal, in the aggregate, at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments of all Lenders (other than Lenders who are then Defaulting Lenders) or (ii) at any time that Agent and any Affiliate of Agent shall have Commitments equal to or greater than sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments of all Lenders, Lenders (other than Lenders who are then Defaulting Lenders) whose Commitments equal, in the aggregate, at least sixty-six and two-thirds percent (66-2/3%) of the aggregate Commitments of all Lenders (other than Lenders who are then Defaulting Lenders) plus, so long as there is at least one (1) additional Lender which is not a Defaulting Lender, one (1) additional Lender.
“Restoration” means in case of a Casualty or a Taking, the restoration, replacement or rebuilding of the portion of any Property affected by the Casualty or Taking such that when such restoration, replacement or rebuilding is completed, the affected Property shall have been restored, in the case of any Casualty, substantially to the same character and condition as prior to such Casualty, and in the case of any Taking, to an integral unit as substantially similar as possible, taking into account the extent of the Taking, to the character and condition of the affected Property prior to such Taking, in each case in accordance with this Loan Agreement, all Legal Requirements, the Permitted Encumbrances. In any case, Restoration shall (i) provide substantially the same (but in no case less than what is required by Legal Requirements and the Permitted Encumbrances) amount and type of, and rights with respect to, utilities and parking spaces applicable to the affected Property as existed prior to such Casualty or Taking and (ii) provide sufficient (in Agent’s reasonable determination) access across and over the Properties to the public roads and highways taking into account the use and nature of the Property.
“S&P” means Standard and Poor’s Rating Service, a division of the McGraw-Hill Companies.
“Section 2.9 Replacement Notice” has the meaning set forth in Section 2.9(a) hereof.
“Second Extended Maturity Date” has the meaning set forth in Section 2.15(a).
“Second Extension Term” has the meaning set forth in Section 2.15(a).
“Second IRPA” has the meaning set forth in Section 4.3(a)(ii) hereof.

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“Security Deposit Account” has the meaning set forth in Section 2.11(c) hereof.
“Securities” has the meaning set forth in Section 9.1(c) hereof.
“Significant Improvement” means any improvement, alteration, replacement or addition constructed or made by a Borrower Party at any Property which (a) costs or is estimated to cost in excess of $2,000,000, or (b) when aggregated with all other improvements, alterations and additions constructed or made by any Borrower Party at such Property during such Fiscal Year, costs or is estimated by Agent or Borrower Parties to cost in excess of $4,000,000.
“Specially Designated National” means any Person (a) that is, or is owned or controlled by, or acting on behalf of the government of any country subject to comprehensive U.S. sanctions in force and which currently include the government of Cuba, Iran, North Korea, Sudan, and Syria (each, a “Sanctioned Country”) or (b) that is located in, organized under the laws of or ordinarily resident in any Sanctioned Country.
“Special Purpose Bankruptcy Remote Entity” has the meaning set forth on Exhibit I attached hereto.
“Sponsor” means each of Ashford Prime REIT, Ashford Prime OP, and with respect to the defined term “Permitted Transfer” only, Hilton Worldwide, Inc., and “Sponsors” shall mean, collectively, each of the foregoing (except, as to Hilton Worldwide, Inc., only for purposes of the defined term “Permitted Transfer”).
“Spread Maintenance Premium” means, with respect to any payment or prepayment of the outstanding principal amount of the Loan (including an acceleration of the Loan but excluding any prepayment as to which no such Spread Maintenance Premium is due pursuant to the applicable provisions of this Loan Agreement, including, without limitation, subsections (d), (e) and (h) of Section 2.3, Section 2.7(b)(ii), Section 2.9(f) and Section 2.11(f)(i)) prior to the Par Prepayment Date, an amount equal to the product of the following: (A) the amount of such prepayment (or the amount of principal so accelerated), multiplied by (B) the Borrowing Margin, multiplied by (C) a fraction (expressed as a percentage) having a numerator equal to the number of days between the Par Prepayment Date and the date such prepayment occurs and a denominator equal to three hundred sixty (360), with the resulting amount to be discounted at an interest rate per annum equal to the Treasury Rate published during the second full week preceding the date on which such Spread Maintenance Payment is payable for instruments having a maturity coterminous with the period from the date of such prepayment to the Par Prepayment Date.
“Subordination and Security Agreements” means collectively (i) that certain Second Amended and Restated Subordination, Attornment and Security Agreement dated as of the Closing Date between Torrey Pines Borrower, Torrey Pines Operating Lessee and Agent and (ii) that certain Second Amended and Restated Subordination, Attornment and Security Agreement dated as of the Closing Date between Capital Borrower, Capital Operating Lessee and Agent.
“Survey” means collectively, (i) that certain survey of the Torrey Pines Property prepared by Psomas and Associates delivered to Agent in connection with the closing of the Existing

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Loan and (ii) that certain survey of the Capital Property prepared by Wiles Mensch Corporation delivered to Agent in connection with the closing of the Existing Loan

“Taking” (and its correlative meanings) means, with respect to any Property, any temporary or permanent taking by any Governmental Authority of such Property or any portion thereof through eminent domain, condemnation or other proceedings or by any settlement or compromise of such proceedings, or any voluntary conveyance of such property or any portion thereof during the pendency of any such proceedings.
“Taxes” has the meaning set forth in Section 2.8 hereof.
“Term Sheet” means that certain term sheet of Agent pertaining to the Loan dated as of October 7, 2014.
“Testing Determination Date” means the date which is the last day of the Calendar Quarter with respect to which a Quarterly Compliance Statement was then most recently required to have been delivered to Agent pursuant to Section 4.1(a)(ii) hereof.
“Third IRPA” has the meaning set forth in Section 4.3(a)(iii) hereof.
“Title Company” means Chicago Title Insurance Company.
“Title Insurance Policy” means, collectively, the title policies issued by Title Company insuring the Mortgages.
“Torrey Pines Property” has the meaning set forth in the recitals hereof.
“Torrey Pines Operating Lessee” has the meaning set forth in the recitals hereof.
“Transfer” means any sale, conveyance, transfer, Lease or assignment, or the entry into any agreement to sell, convey, transfer, lease or assign, whether by law or otherwise, of, on, in or affecting (i) all or part of any Property (including any legal or beneficial direct or indirect interest therein), (ii) any direct or indirect interest in a Borrower Party (including any profit interest), or (iii) any direct or indirect interest in a Borrower Party Partner.
“Transfer and Assumption” has the meaning set forth in Section 5.17 hereof.
“Transferee Borrower” has the meaning set forth in Section 5.17 hereof.
“Treasury Rate” means, as of any Testing Determination Date, the annualized yield on securities issued by the United States Treasury having a remaining maturity of one hundred twenty (120) months, as quoted in Federal Reserve Statistical Release H. 15(519) under the heading “U.S. Government Securities - Treasury Constant Maturities” for the Treasury Rate Determination Date, converted to a monthly equivalent yield. If yields for such securities of such applicable maturity are not shown in such publication, then the Treasury Rate shall be determined by Agent by linear interpolation between the yields of securities of the next longer and next shorter maturities. If said Federal Reserve Statistical Release or any other information necessary for determination of

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the Treasury Rate in accordance with the foregoing is no longer published or is otherwise unavailable, then the Treasury Rate shall be reasonably determined by Agent based on comparable data.
“Treasury Rate Determination Date” means the date which is five (5) Business Days prior to the applicable Testing Determination Date.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Uniform System of Accounts” means the accounting standards printed in the then most recently revised edition of the Uniform System of Accounts for the Lodging Industry.
“Upfront Fee” has the meaning set forth in the Loan Fee Letter.
Section 1.2    Other Definitional Provisions.
(a)    All terms defined in this Loan Agreement shall have the above-defined meanings when used in the Note or any of the other Loan Documents, or in any other certificate, report or other document made or delivered pursuant to this Loan Agreement, unless the context therein shall otherwise require.
(b)    Defined terms used in the singular shall import the plural and vice versa.
(c)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Loan Agreement shall refer to this Loan Agreement as a whole and not to any particular provision of this Loan Agreement. The words “hereof”, “herein”, “hereunder” and similar terms when used in any other Loan Document shall refer to such Loan Document as a whole and not to any particular provision of such Loan Document.
(d)    The words “include” and “including” wherever used in this Loan Agreement or any other Loan Document shall be deemed to be followed by the words “without limitation”.
(e)    Any reference to any Loan Document in this Loan Agreement shall be deemed to mean such Loan Document as it may from time to time be amended, restated, extended, renewed, increased, consolidated, spread, severed, supplemented or otherwise modified in accordance with the terms thereof.
(f)    Any reference to a statute or law in this Loan Agreement shall be deemed to include any amendment, modification or supplement to, or replacement of, such statute or law.
(g)    The words “not unreasonably withheld” and similar terms when used in this Loan Agreement or in any other Loan Document shall be deemed to be followed by the words “or conditioned or delayed”.
ARTICLE II

THE LOAN

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Section 2.1    The Loan. Subject to the conditions and upon the terms provided herein, Lenders agree to lend to Borrowers and Borrowers agrees to borrow from Lenders on the Closing Date the Loan Amount. The Loan and all Interest, Additional Interest, Spread Maintenance Premiums and all other sums which become due and payable hereunder and under the other Loan Documents shall be evidenced by the Note and secured by the Mortgages and the other Loan Documents. Interest and Additional Interest, if any, shall be payable in accordance with the Note and this Loan Agreement. The Loan shall be repaid with Interest, Additional Interest, if any, Spread Maintenance Premiums, if any, costs and charges as more particularly set forth in this Loan Agreement, the Note, the Mortgages and the other Loan Documents. The Loan is not a “revolving” loan and any portion of principal repaid or prepaid may not be reborrowed. The Loan shall be disbursed by wire transfer in immediately available funds to, or for the account of, Borrowers in accordance with Borrowers’ written instructions and the terms hereof.
Section 2.2    Interest Rate. Subject to Sections 2.5 and 2.7 hereof, the outstanding principal balance of the Loan shall bear interest at an interest rate (the “Applicable Interest Rate”) equal to the LIBOR Rate and each subsequent LIBOR Rate Period shall commence on the day following the last day of the preceding LIBOR Rate Period. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.
(b)    The Note, this Loan Agreement, the Mortgages, and the other Loan Documents are subject to the express condition that at no time shall Borrowers be obligated or required to pay interest on the Obligations at a rate which could subject any Lender to either civil or criminal liability as a result of being in excess of the maximum interest rate which Borrowers are permitted by law to contract for or to agree to pay. If by the terms of the Note, this Loan Agreement, the Mortgages or any other Loan Document, Borrowers are at any time required or obligated to pay interest at a rate in excess of such maximum rate, the rate of interest shall be deemed to be immediately reduced to such maximum rate and the interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of principal.
Section 2.3    Payments on Account of Principal and Interest.
(a)    Interest Payments. Borrowers shall pay Interest as provided in this Loan Agreement on each Payment Date in arrears, commencing on the first Payment Date occurring after the Closing Date and as otherwise provided in this Loan Agreement, the Note or the other Loan Documents.
(b)    Scheduled Principal Payments.
(i)    Monthly Amortization. On each Payment Date, Borrowers shall make a repayment of principal of the Loan in an amount equal to the applicable Amortization Amount. Any such repayments shall be made together with the payment of all Additional Interest, fees and any other amounts due and payable hereunder and under the Note, the Mortgages and the other Loan Documents. The Amortization Amount shall not be reduced or otherwise modified notwithstanding any prepayments of principal pursuant to this Section 2.3 or any other provision of the Loan Documents (other than after a Release Payment pursuant to Section 2.14 hereof).

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(ii)    Principal Payment at Maturity. Borrowers shall pay the unpaid principal balance of the Loan in a single installment on the Maturity Date.
(c)    Optional Prepayment. Borrowers may, upon ten (10) days’ prior written notice to Agent (which notice shall be confirmed by Borrowers in writing not less than three (3) days prior to the scheduled prepayment date), prepay the Loan, in whole or in part, in accordance with this Section 2.3(c). Any such prepayment notice shall specify the date and amount of the prepayment; provided, however, neither Borrowers’ failure to make such prepayment, nor Borrowers’ making of such prepayment on a date which is different than the date specified in such prepayment notice, shall be a Default or Event of Default; provided that Borrowers shall pay within three (3) Business Days of written demand by Agent (i) any overdraft or other costs or amounts charged to Agent by Agent’s domestic depository bank and any other out-of-pocket expenses incurred by Agent by reason of Borrowers’ failure to make such prepayment on the date specified in such prepayment notice and (ii) Additional Interest which, in each case, results from Agent not having received such payment prior to 11:00 A.M. (New York time) on the date specified in such prepayment notice. All partial prepayments under this Section 2.3(c) shall be in increments of $1,000,000. Concurrently with any such prepayment, Borrowers shall pay to Agent all sums required to be paid pursuant to Section 2.3(i) hereof.
(d)    Mandatory Prepayment. Borrowers shall be required to prepay the Note at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in Section 4.12 or 4.13 hereof by paying the principal amount so required to be prepaid. Concurrently with any such prepayment, Borrowers shall pay to Agent all sums required to be paid pursuant to Section 2.3(i) hereof other than the Spread Maintenance Premium, it being agreed that no Spread Maintenance Premium shall be payable in connection with a prepayment in accordance with this Section 2.3(d).
(e)    Cash Sweep Condition Prepayment. Agent may apply funds on deposit in the Cash Collateral Account to the prepayment of principal in accordance with and subject to the terms and conditions of Section 2.11(f) hereof. In addition, Borrower may make a partial prepayment of principal (including pursuant to clause (B) of the definition of Cash Sweep Condition) in order to avoid the commencement of a Cash Sweep Condition or to end a Cash Sweep Condition which has previously commenced (for the avoidance of doubt, it is agreed that such prepayment may be made prior to the Par Prepayment Date). Concurrently with any such prepayment, Borrower shall pay to Agent all sums required to be paid pursuant to Section 2.3(i) other than the Spread Maintenance Premium; it being agreed that no Spread Maintenance Premium shall be payable in connection with a prepayment in accordance with this Section 2.3(e).
(f)    Prepayment on Account of Releases. Concurrently with and as a condition to a Release pursuant to Section 2.14 hereof, Borrowers shall make a prepayment of the Loan in the amount of the Release Payment. Concurrently with any such prepayment, Borrowers shall pay to Agent all sums required to be paid pursuant to Section 2.3(i) hereof.
(g)    Intentionally Omitted.

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(h)    Illegality Mandatory Prepayment. Borrowers shall be required to fully or partially prepay the Note at any time and from time to time upon the occurrence of any of the circumstances requiring prepayment described in Section 2.7(b)(ii) hereof. Concurrently with any such full or partial prepayment, as the case may be, Borrowers shall pay to Agent all sums required to be paid pursuant to Section 2.3(i) hereof other than the Spread Maintenance Premium; it being agreed that no Spread Maintenance Premium shall payable in connection with a prepayment in accordance with this Section 2.3(h).
(i)    Payment of Costs, Spread Maintenance Premium. Concurrently with any prepayment of principal under this Section 2.3, Borrowers shall pay to Agent all accrued and unpaid Interest to and including the date of such prepayment on the amount being prepaid, all Additional Interest, fees and any other amounts due and payable hereunder and under the other Loan Documents and all fees and expenses incurred by Agent, including reasonable attorneys fees in connection with the Loan and/or with the such prepayment. In addition, concurrently with any prepayment of principal pursuant to Section 2.3(c) and Section 2.3(f) hereof, made prior to the Par Prepayment Date, Borrowers shall, in addition to the other sums described in this Section 2.4(i), pay the Spread Maintenance Premium applicable thereto. For the avoidance of doubt, no Spread Maintenance Premium shall be payable in connection with any prepayment made on or after the Par Prepayment Date.
(j)    Acceleration of the Loan. If, the Maturity Date is accelerated prior to the Par Prepayment Date, then, in addition to all other sums then due under the Loan Documents, Borrower shall pay to Agent the Spread Maintenance Premium.
(k)    Other Sums. Any sum owed to Agent or any Lender pursuant to the Loan Documents for which no due date is specified shall be payable on demand by Agent.
Section 2.4    Manner and Application of Payments.
(a)    Payment Office; Manner of Payment to Agent. All amounts payable by Borrowers under this Loan Agreement or the other Loan Documents to or for the account of Agent or Lenders shall be made by Borrowers to Agent before 11:00 A.M. (New York time) in immediately available funds in accordance with the instructions set forth on Exhibit J attached hereto or to such other account or address as Agent may provide to Borrowers from time to time. Except as otherwise set forth herein with respect to any LIBOR Rate, in the event any payment required hereunder or under any of the Loan Documents becomes due and payable on a day other than a Business Day, such payment shall become due and payable on the next succeeding Business Day. Funds received after 11:00 A.M. (New York time) shall be treated for all purposes as having been received by Agent on the first (1st) Business Day next following receipt of such funds. With respect to payments on account of any Obligations other than regularly scheduled payments of Interest due on each Payment Date and the payment of all Obligations due on the Maturity Date, in the event that Agent shall not receive any such payment, including any prepayments pursuant to Section 2.3(c) hereof, prior to 11:00 A.M. (New York time) on the date on which such payment is required to be made under any Loan Document or if Borrowers have otherwise advised Agent that any such payment will be made on a specific date, Borrowers shall pay within three (3) Business Days of written demand any (i) overdraft or other costs or amounts charged to Agent by Agent’s domestic depository bank and

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(ii) Additional Interest which, in each case, results from Agent not having received such payment prior to 2:00 P.M. (New York time) on such date. All payments, including prepayments, of principal made hereunder shall be made, together with Interest accrued through the date of such payment, on the principal amount paid and all Additional Interest, Spread Maintenance Premiums, fees and any other amount due and payable hereunder and under the Note, the Mortgages and the other Loan Documents and any payment due with respect to any Interest Rate Protection Agreement then in effect.
(b)    No Set-Offs, Deductions, Etc. Notwithstanding anything to the contrary contained herein or in any other Loan Document, all sums payable by Borrowers under this Loan Agreement, the Note and the other Loan Documents shall be paid without any set-off, deduction or counterclaim against Agent or Lenders.
(c)    Application of Payments. All payments, including prepayments, received by Agent shall be applied in the order and manner set forth in the Note; provided, however, in the event that an Event of Default shall have occurred and shall then be continuing, all such payments, including sums received in connection with the exercise of any remedies pursuant to the Loan Documents, shall be applied in such order and manner as Agent shall elect; provided, further, that, Agent may apply payments first to satisfy the portion of the Obligations, if any, for which Borrowers, Guarantors or any other Person have no personal, partnership, company or corporate liability, and then to the remaining Obligations.
(d)    Distribution of Funds to Lenders. All sums received by Agent pursuant to the Loan Documents on account of principal, Interest, Additional Interest and other sums, after application of such sums on account of any Excluded Sums then outstanding, which are received by 11:00 a.m. (New York time) shall be paid to Lenders on the date of receipt; such sums received by Agent after 11:00 a.m. (New York time) shall be paid to Lenders on or before the next succeeding Business Day. All such sums shall be paid to Lenders by wire transfer of immediately available funds to the account of which a Lender shall give notice to Agent in accordance with Section 10.1 hereof.
Section 2.5    Interest on Overdue Amounts; Late Penalty. Default Rate Interest. Notwithstanding anything to the contrary contained herein or in any other Loan Document, including in Section 2.2 hereof, (i) if an Event of Default shall have occurred and be continuing, interest on the then outstanding principal balance of the Loan and on any other sums due and payable under this Loan Agreement, the Note and/or any other Loan Document, shall accrue from the date of the occurrence of such Event of Default at a fluctuating rate of interest equal to the Default Rate and (ii) Interest, Additional Interest, Spread Maintenance Premiums, fees or other sums due under this Loan Agreement, the Note and the other Loan Documents that are not paid when the same is due (after giving effect to any applicable grace period, if any) shall bear interest from the respective due dates thereof (without regard to any notice of non-payment or any grace period) until paid at the Default Rate, in each case, which interest at the Default Rate shall be payable to Agent upon demand.
(a)    Late Payment Fee. In the event any payment of principal, Interest, Additional Interest, Spread Maintenance Premiums, fees or other sums due under this Loan Agreement, the

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Note and the other Loan Documents is not paid within five (5) days after the date due, with respect to all payments other than the payment of interest and principal due on the Maturity Date, Borrowers shall pay to Agent a late payment fee equal to five percent (5%) of the amount of such overdue payment, which late payment fee is Agent’s estimate of the additional administrative costs and expenses Lenders will incur in servicing such late payment.
Section 2.6    LIBOR Rate Breakage. Borrowers shall indemnify Agent and Lenders against any loss, cost or expense which Agent or any Lender may sustain or incur as a consequence of any payment or prepayment (whether voluntary or involuntary) of the Loan or any portion thereof whether or not required by any provision of this Loan Agreement or any other Loan Document or otherwise made and applied on account of principal on a date other than the last day of a LIBOR Rate Period, including any loss or expense sustained or incurred by any Lender(s) or determined by Agent would be sustained or incurred by any Lender(s) in obtaining, liquidating or redeploying deposits or other funds acquired by such Lender(s) to maintain or fund the Loan or any portion thereof. The amount of any loss or expense for which Borrowers shall indemnify Lenders under this Section 2.6 shall be an amount equal to the excess, if any, as determined by Agent or the applicable Lender(s) of (i) Lenders’ cost of obtaining the funds for the Loan or any portion thereof being paid or prepaid for the period from the date of such payment or prepayment to the last day of the LIBOR Rate Period, over (ii) the amount of interest (as determined by Agent) that would be realized by such Lender(s) in redeploying the funds so paid or prepaid, as the case may be. Agent’s determination of any amount or amounts which Agent and/or any Lender is entitled to receive pursuant to this Section 2.6 shall be conclusive, absent manifest error.
Section 2.7    Changes in Circumstance or Law.
(a)    Unavailability of LIBOR. In the event that Agent reasonably and in good faith determines (which determination shall be conclusive and binding upon Borrowers) that (i) Dollar deposits in an amount approximately equal to the Loan are not generally available at such time in the London interbank Eurodollar market for deposits in Eurodollars, (ii) adequate and fair means do not exist for ascertaining a LIBOR Rate, (iii) such a LIBOR Rate would be in excess of the maximum interest rate which Borrowers may by law pay or (iv) that the LIBOR Rate does not adequately reflect such Lender’s costs of funds, Agent shall, within ten (10) Business Days after receipt of notice thereof from a Lender, give notice (the “Non-Availability Notice”) of such fact to Borrowers. Effective upon the giving of the Non-Availability Notice, the Loan shall bear interest at the Base Rate (or, when applicable, at the Default Rate), from and including the date of the giving of the Non-Availability Notice until the Maturity Date or until any earlier date on which the LIBOR Rate shall become effective for the Loan pursuant to Section 2.2 hereof following the giving of notice by Agent to Borrowers that the conditions referred to in this Section 2.7(a) no longer exist.
(b)    Illegality.
(i)    In the event that any Lender shall reasonably and in good faith determine such (which determination shall be conclusive and binding on Borrowers absent manifest error) that it shall become illegal for such Lender to maintain the Loan on the basis of a LIBOR Rate having a LIBOR Rate Period which is permitted hereunder, Agent shall within ten (10) Business Days after receipt of notice thereof from such Lender give notice

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of such fact to Borrowers. Effective upon the giving of such a notice to Borrowers, the Loan shall bear interest at a LIBOR Rate having a LIBOR Rate Period permitted hereunder which may be legally maintained by such Lender or, if no LIBOR Rate having a LIBOR Rate Period permitted hereunder may be legally maintained by such Lender, the Loan shall bear interest at the Base Rate until the Maturity Date or until such time as such condition shall no longer exist following the giving of notice by Agent to Borrowers that the conditions referred to in this Section 2.7(b) no longer persist.
(ii)    In the event that any Lender shall reasonably and in good faith determine that, as the result of any Permitted Transfer (other than a Permitted Transfer from one Sponsor to another Sponsor, directly or indirectly) or any change in law, treaty, regulation (including the administration or interpretation thereof) with respect to the maximum credit exposure that such Lender may maintain with the holder of any direct or indirect interest in a Borrower Party, that it shall become illegal for such Lender to maintain the Loan, then Borrowers shall, upon 180 days prior written notice from Agent (which written notice shall set forth the law or regulation in question), prepay the Loan in full or in such lesser amount which would result in the Loan no longer being illegal for any such Lender to maintain. No Spread Maintenance Premium shall be payable in connection with any prepayment made pursuant to this Section 2.7(b)(ii). Within fifteen (15) Business Days of Borrower Parties’ request therefor, which request shall be accompanied by an updated organizational chart and such other information reasonably requested by Agent, Agent shall confirm to Borrower Parties whether such proposed Permitted Transfer would require a full or partial prepayment pursuant to this Section 2.7(b)(ii) based upon then current Legal Requirements (which confirmation shall set forth the law or regulation in question).
(c)    Obligation to Mitigate. Each Lender agrees that, within a reasonable period of time after the officer of such Lender having primary responsibility for administering its portion of the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments or exercise rights under this Section 2.7, such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender, or invoke the rights of such Lender, pursuant to this Section 2.7 to be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan portion or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.7(c) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.
Section 2.8    No Withholdings. All sums payable by Borrowers under this Loan Agreement, the Note and the other Loan Documents, shall be paid in full and without set-off or counterclaims and free of any deductions or withholdings for any and all present and future taxes,

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levies, imposts, deductions, duties, filing and other fees or charges (collectively, “Taxes”). In the event that Borrowers are prohibited by any law from making any such payment free of such deductions or withholdings with respect to Taxes as a result of any change in any applicable law, regulation or treaty, or in the interpretation or administration thereof by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, then Borrowers shall pay such additional amount to Agent as may be necessary in order that the actual amount received by Agent after such deduction or withholding (and after payment of any additional Taxes due as a consequence of the payment of such additional amount) shall equal the amount that would have been received if such deduction or withholding were not required; provided, however, that Borrowers shall not be obligated to pay such additional amounts attributable to Excluded Taxes.
(a)    Without limitation on the generality of the proviso in the last sentence of Section 2.8(a), Borrowers shall not be obligated to pay any additional amounts on account of a specific Lender or the Agent if such Lender or Agent fails to deliver to Borrowers: (i) in the case of a Lender or Agent (or, if such Lender or Agent is a disregarded entity for United States federal income tax purposes, the Person treated, for United States federal income tax purposes, as the owner of the assets of such Lender or such Agent) that is not organized under the laws of the United States or a state thereof, a duly executed copy of United States Internal Revenue Service Form W‑8 BEN, W‑8 ECI or W‑8 IMY and/or any successor form or any required renewal thereof, as the case may be, certifying in each case that such Lender or Agent is entitled to receive payments hereunder or under the other Loan Documents without deduction or withholding of any United States federal income taxes, (ii) a duly executed United States Internal Revenue Service Form W‑8 BEN or W‑9 or any successor form or any required renewal thereof establishing a full exemption from United States backup withholding tax, and/or (iii) other required form or documentation establishing that a full exemption exists from United States backup withholding tax.
Section 2.9    Increased Costs and Capital Adequacy.
(a)    Increased Costs. Borrowers agree to pay Agent additional amounts as Agent or any Lender shall reasonably and in good faith determine (which determination shall be conclusive and binding upon Borrowers absent manifest error) will compensate Lenders for costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable as a result of any change after the date hereof in any law, regulation or treaty, or in the interpretation or administration thereof, by any domestic or foreign governmental authority charged with the interpretation or administration thereof (whether or not having the force of law), or by any domestic or foreign court, (i) changing the basis of taxation of payments to any Lender (other than taxes imposed on all or any portion of the overall net income of any Lender by the United States or by any political subdivision or taxing authority of the United States), (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by any Lender or (iii) imposing on any Lender any other condition affecting this Loan Agreement, the Note or the Loan Document or the Loan. No Lender shall require Borrowers to pay any amounts under this Section 2.9(a) unless such Lender takes similar action with respect to other similarly situated borrowers with respect to loans where such Lender has a contractual right to do so.

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(b)    Capital Adequacy. If any Lender shall reasonably and in good faith determine that (i) any change after the date hereof in the general application of any law, rule, regulation or guideline adopted or arising out of (x) the June 2006 report of the Basel Committee on Banking Regulations and Supervisory Practices entitled “Basel II: International Convergence of Capital Measurement and Capital Standards: a Revised Framework - Comprehensive Version,” (y) the reports and supporting documentation of the Basel Committee on Banking Supervision commonly referred to as the Basel III accord (“Basel III”) or (z) the rules and regulations promulgated pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”), in each case together with any amendments thereto, or any change in the interpretation or administration thereof by any domestic or foreign governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, (ii) any generally applicable change after the date hereof in or adoption after the date hereof of any other law, rule, regulation or guideline regarding capital adequacy or (iii) compliance by any Lender, or any lending office of any Lender, or the holding company of any Lender, with any generally applicable request or directive regarding capital adequacy (having the force of law) of any such authority, central bank or comparable agency based on any such change or adoption, has the effect of reducing the rate of return on any Lender’s capital to a level below that which such Lender would have achieved but for such adoption, change or compliance (taking into consideration the policies of such Lender with respect to capital adequacy), then upon notice from time to time Borrower shall, without duplication of any other amounts paid by Borrower hereunder, pay to Agent such additional amounts as will compensate such Lenders for such actual reduction with respect to any portion of the Loan, if any, outstanding. Notwithstanding anything to the contrary contained in this Section 2.9(b), any change based upon Basel III or Dodd-Frank shall be deemed not to have occurred on or prior to the Closing Date. No Lender shall require Borrowers to pay any amounts under this Section 2.9(b) unless such Lender takes similar action with respect to other similarly situated borrowers with respect to loans where such Lender has a contractual right to do so.
(c)    Payment. Any amount payable by Borrowers pursuant to Section 2.9(a) or (b) shall be paid to Agent within ten (10) days of receipt by Borrowers of a notice of Agent setting forth the amount due and Agent’s or a Lender’s reasonable and good faith determination of such amount in reasonable detail, which statement shall be conclusive and binding upon Borrowers absent manifest error. Failure on the part of Agent to demand payment from Borrowers for any such amount attributable to any particular period shall not constitute a waiver of Agent’s right to demand payment of such amount for any subsequent or prior period.
(d)    If any Lender (an “Affected Lender”) gives notice to Borrowers of the occurrence of the circumstances described in Section 2.7(b), Section 2.9(a), or Section 2.9(b), Borrowers may, within ninety (90) days of receipt of such notice, give written notice to Agent and to each Lender of Borrowers’ intention to (y) replace the Affected Lender with an Eligible Assignee designated in such notice and otherwise reasonably acceptable to Agent (any such notice, a “Section 2.9 Replacement Notice”), or (z) prepay the entire outstanding principal balance of the Loan, together with any Additional Interest in connection therewith, but, provided that no Event of Default shall have occurred and be continuing and provided further that Borrower shall have used commercially reasonable efforts for a period not less than ninety (90) days to replace the Affected Lender with a

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Replacement Lender, without any Spread Maintenance Premium or any other prepayment premium or fee.
(e)    If Borrower delivers a Section 2.9 Replacement Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Section 2.9 Replacement Notice, to waive the application of Section 2.7(b), Section 2.9(a), or Section 2.9(b) hereof, as applicable, the Affected Lender shall thereafter assign all of its rights and obligations under this Loan Agreement to a financial institution which is an Eligible Assignee (the “Replacement Lender”) and the Replacement Lender shall assume all of the Affected Lender’s rights and obligations under this Loan Agreement, in each case pursuant to an agreement, substantially in the form of an Assignment and Acceptance, executed by the Affected Lender and the Replacement Lender. In connection therewith, the Replacement Lender shall pay to the Affected Lender an amount equal to the Affected Lender’s Pro Rata Share of the outstanding principal amount of the Loan plus all interest accrued thereon, plus all other then accrued and unpaid amounts, if any, allocable to the Affected Lender. Upon the effective date of such Assignment and Acceptance, the Replacement Lender shall become a party to this Loan Agreement and shall have all the rights and obligations of a Lender hereunder and the Affected Lender shall be released from its obligations hereunder, and no further consent or action by any party shall be required. Borrower, Agent and the Lenders shall execute such modifications to the Loan Documents as shall be reasonably required in connection with and to effectuate the foregoing. Any Affected Lender which is replaced as a Lender under this Section 2.9(e) shall remain entitled to the benefits of this Loan Agreement, including, without limitation, this Section 2.9, in respect of the period prior to its replacement.
(f)    If Borrower delivers a Section 2.9 Prepayment Notice, then unless the Affected Lender agrees, within ten (10) days of receipt of such Section 2.9 Prepayment Notice, to waive the application of Section 2.7(b), Section 2.9(a), or Section 2.9(b), as applicable, Borrower shall have the right, exercisable within ninety (90) days after the end of such ten (10) day period, to prepay the entire outstanding principal balance of the Loan, together with any Additional Interest, but, provided that no Event of Default shall have occurred and be continuing and provided further that Borrower shall have used commercially reasonable efforts for a period not less than ninety (90) days to replace the Affected Lender with a Replacement Lender, without a Spread Maintenance Premium, it being agreed, however, that Borrower shall have no right to make a prepayment under this Section 2.9(f) whatsoever until the occurrence of the Par Prepayment Date. By way of example and not limitation, if Borrower delivers a Section 2.9 Prepayment Notice on June 1, 2016, the Affected Lender would have until June 10, 2016 to decide whether or not to waive the application of Section 2.7(b), Section 2.9(a), or Section 2.9(b), as applicable, and Borrower would then have until September 1, 2016 to make such a prepayment of the Loan.
(g)    Obligation to Mitigate. Each Lender agrees that, within a reasonable period of time after the officer of such Lender having primary responsibility for administering its portion of the Loan becomes aware of the occurrence of an event or the existence of a condition that would entitle such Lender to receive payments or exercise rights under this Section 2.9, such Lender will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (i) make, issue, fund or maintain its portion of the Loan through another office of such Lender, or (ii) take such other measures as such Lender may

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deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender, or invoke the rights of such Lender, pursuant to this Section 2.9 to be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of its portion of the Loan through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Loan portion or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.9(g) unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above.
Section 2.10    Fees. Borrowers shall pay to Agent the Upfront Fee and the Administration Fee and in accordance with the terms of the Loan Fee Letter.
Section 2.11    Cash Management and Reserves.
(a)    Cash Management Arrangements.
(i)    Borrowers Parties shall cause all Gross Revenue to be deposited into the applicable Operating Account promptly after Borrower Parties’ or Manager’s receipt thereof in accordance with the Management Agreements.
(ii)     Borrower Parties hereby grant to Agent a security interest in all rights of Borrower Parties in and to each Operating Account and all sums on deposit therein as additional security for the Obligations and at any time during the continuance of an Event of Default, Agent shall have all the rights specified in this Loan Agreement or in the other Loan Documents with respect to the Operating Accounts, subject to the terms and conditions of the Manager SNDA.
(iii)    Subject to the Manager SNDA, Manager may make deposits into and receive withdrawals from the Operating Accounts in accordance with Section 7.02 of the Management Agreements (whether or not, so long as the Management Agreement is in full force and effect, an Event of Default shall be continuing). During the continuance of a Cash Sweep Condition, an amount equal to the Cash Collateral Payment Amount shall be deposited by Borrower (or Manager) into the Cash Collateral Account for application in accordance with Section 2.11(f) hereof.
(b)    Capital/FF&E Reserve Account.
(i)    Funding the Capital/FF&E Reserve Account. In order to further secure the payment and performance of the Obligations, in addition to all other amounts payable under the Loan Documents, on each Payment Date Borrowers shall, or shall cause Manager or Operating Lessees to deposit the Capital/FF&E Reserve Amount for the month prior to the immediately preceding calendar month (i.e., the Capital/FF&E Reserve Amount due and payable on August 1st will be five percent (5%) of Gross Revenues for June) in an interest-bearing account (the “Capital/FF&E Reserve Account”) at a bank or other financial institution acceptable to Agent. All amounts deposited into the Capital/FF&E Reserve

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Account by or on account of Borrowers shall be held and applied in accordance with the terms of this Loan Agreement. Subject to the restrictions on disbursements from the Capital/FF&E Reserve Account contained in this Section 2.11(b), any interest on amounts held in the Capital/FF&E Reserve Account shall accrue for the benefit of Borrowers and may be used by Borrower Parties for the payment of Capital/FF&E Expenditures pursuant to Section 2.11(b)(ii) hereof.
(ii)    Disbursements Prior to Default. Borrower Parties shall not be permitted to make any withdrawals from the Capital/FF&E Reserve Account without the prior consent of Agent. From time to time, but no more frequently than once per month, Borrower Parties may submit to Agent a request for disbursement from the Capital/FF&E Reserve Account. Agent shall allow Borrower Parties to withdraw from the Capital/FF&E Reserve Account amounts to pay for Capital/FF&E Expenditures subject to satisfaction of the following conditions:
(A)    at the time of making of the request and at the time a withdrawal is to be made, no Event of Default shall have occurred and be continuing;
(B)    the Capital/FF&E Expenditures that are the subject of the disbursement request were identified in an Approved Capital/FF&E Expenditures Budget or are otherwise approved in writing by Agent;
(C)    the Capital/FF&E Expenditures that are the subject of such request shall not be duplicative of any cost that is, has been or may be the subject of a previous or contemporaneous request for disbursement from any Account; and
(D)    Borrower Parties shall have delivered to Agent a written request for the disbursement at least ten (10) Business Days prior to the date requested for the disbursement, which shall include a (x) certificate of a duly authorized officer of Borrowers certifying as to the matters set forth in the preceding clauses (A) through (C) above, (y) invoices or bills for the payment of the Capital/FF&E Expenditures which are the subject of such Capital/FF&E Expenditure Disbursement Request, and (z) the total amount of the requested disbursement.
(iii)    Effect of Management Agreement. Notwithstanding anything to the contrary in Section 2.11(b)(i) and Section 2.11(b)(ii) hereof, with respect to either Property, provided that the Management Agreement applicable to such Property (or a replacement management agreement with Hilton Management LLC or any Affiliate thereof) is then in full force and effect, the deposit by Manager of five percent (5%) of the “Gross Revenues” (as defined in the Management Agreements) to the “Capital Renewals Reserve” (as defined in the Management Agreements) in accordance with Section 4.02.5 of the applicable Management Agreement for the payment of additions to and substitutions, replacements and renewals of fixtures, furniture and equipment and capital expenditures

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shall constitute compliance with Section 2.11(b)(i) hereof. Notwithstanding anything to the contrary in Section 2.11(b)(i) and Section 2.11(b)(ii) hereof and subject to the terms of the Manager SNDA, Manager shall have the right to make withdrawals from the “Capital Renewals Reserve” in accordance with the applicable Management Agreement whether or not an Event of Default shall be continuing. Notwithstanding Section 7.01 of the applicable Management Agreement, Borrower acknowledges and represents that the “Capital Renewals Reserve” for the Capital Property is held in Bank of America account number 12330-59099, Tax Id. No. 20-0454830 and the “Capital Renewals Reserve” for the Torrey Pines Property is held in Wells Fargo Bank account number 4121557219, Tax Id. No. 20-0454862. The Account Agreements for the Capital Renewals Reserves are attached hereto as Exhibits B-1 and B-2, respectively.
(c)    Security Deposit Account. Borrower Parties shall deposit or cause Manager to deposit all security deposits actually received from Lessees under Material Leases into an interest bearing account (the “Security Deposit Account”) at a bank or other financial institution acceptable to Agent. All security deposits shall be held in accordance with the applicable Material Lease and all Legal Requirements. Borrower Parties shall be permitted to make withdrawals from the Security Deposit Account in the ordinary course of business following a default by the applicable Lessee or upon a termination or expiration of the applicable Material Lease so long as (a) such withdrawal is permitted under the applicable Material Lease and Legal Requirements and (b) no Default or Event of Default shall have occurred and be continuing and any letter of credit or other instrument that Borrowers receive in lieu of a cash security deposit under any Material Lease shall be (i) maintained in full force and effect in the full amount which was in effect at the time of the Closing Date (less any amounts drawn in accordance with the terms of the applicable Material Lease and Legal Requirements) unless replaced by a cash deposit and (ii) fully transferable or assignable to Agent to the extent permissible under applicable Legal Requirements.
(d)    Impositions and Insurance Reserve Account.
(i)    Funding of the Impositions and Insurance Reserve Account. In order to further secure the payment and performance of the Obligations, in addition to all other amounts payable under the Loan Documents, on each Payment Date Borrowers shall deposit or cause Manager or Operating Lessees to deposit one-twelfth of an amount which would be sufficient to pay the Impositions and premiums for the Insurance Policies payable or estimated by Agent to be payable or accrued, during the ensuing twelve (12) months into an account at a bank or other financial institution acceptable to Agent (the “Impositions and Insurance Reserve Account”). If the amounts on deposit in the Impositions and Insurance Reserve Account for any of the aforementioned obligations shall be insufficient for the payment of any such obligations in full on the due date thereof, after taking into account the monthly payments which would be due prior to such due date, Borrowers, within ten (10) days after notice from Agent, shall deposit in the Impositions and Insurance Reserve Account an amount which Agent reasonably estimates as the amount of such deficiency
(ii)    Disbursements from the Impositions and Insurance Reserve Account. Borrower Parties shall not be permitted to make any withdrawals from the Impositions and

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Insurance Reserve Account without the prior consent of Agent. From time to time, but no more frequently than once per month, Borrower Parties may submit to Agent a request for disbursement from the Impositions and Insurance Reserve Account. Agent shall allow Borrower Parties to withdraw from the Impositions and Insurance Reserve Account an amount equal to the due and owing Impositions and Insurance Policy premiums which were requested subject to satisfaction of the following conditions:
(A)    the funds requested by Borrower Parties shall be used solely for the purpose of paying or reimbursing Borrower Parties for the due and owing Impositions and Insurance Policy premiums set forth in such request;
(B)    the Impositions and Insurance Policy premiums that are the subject of such request shall not be duplicative of any cost that is, has been or may be the subject of a previous or contemporaneous request for disbursement from any Account; and
(C)    Borrower Parties shall have delivered to Agent a written request for the disbursement at least ten (10) Business Days prior to the date requested for the disbursement, which shall include a (x) certificate of a duly authorized officer of Borrowers certifying as to the matters set forth in the preceding clauses (A) and (B) above, (y) reasonably detailed description of the Impositions and Insurance Policy premiums for which the funds are requested, accompanied by bills or other statements, and (z) the total amount of the requested disbursement.
(iii)    Effect of Management Agreement. Notwithstanding anything to the contrary in Section 2.11(d)(i) or Section 2.11(d)(ii), with respect to either Property, provided that the Management Agreement applicable to such Property (or a replacement management agreement with Hilton Management LLC or any Affiliate thereof) is then in full force and effect, the deposit by Manager of one-twelfth of an amount which would be sufficient to pay the Impositions and premiums for the Insurance Policies payable or estimated by Agent to be payable or accrued, during the ensuing twelve (12) months into a subaccount of the Operating Account or separate tax and insurance Hotel Account (as defined in the Management Agreement) shall constitute compliance with Section 2.11(d)(i). Notwithstanding anything to the contrary in Section 2.11(d)(i) or Section 2.11(d)(ii), subject to the terms of the Manager SNDA, Manager shall have the right to withdraw funds from such subaccount or separate “Hotel Account” to make payments for Impositions (as defined in the Management Agreement) and premiums for any insurance at the Hotels in accordance with the applicable Management Agreement whether or not an Event of Default shall be continuing. The “Tax and Insurance Hotel Account” for the Capital Property is held in Bank of America account number 12331-64019, Tax Id. No. 20-0454830 and the “Tax and Insurance Hotel Account” for the Torrey Pines Property is held in Wells Fargo Bank account number 4121756126, Tax Id. No. 20-0454862. The Account Agreements for such subaccounts are attached hereto as Exhibits B-1 and B-2, respectively.
(e)    Ground Rent Reserve Account.

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(i)    Funding of the Ground Rent Reserve Account. In order to further secure the payment and performance of the Obligations, in addition to all other amounts payable under the Loan Documents, on each Payment Date Borrowers shall, deposit or cause Manager or Operating Lessees to deposit one-twelfth of an amount which would be sufficient to pay the Ground Rent payable or estimated by Agent to be payable or accrued, during the ensuing twelve (12) months into an account at a bank or other financial institution acceptable to Agent (the “Ground Rent Reserve Account”). If the amounts on deposit in the Ground Rent Reserve Account for any of the aforementioned obligations shall be insufficient for the payment of any such obligations in full on the due date thereof, after taking into account the monthly payments which would be due prior to such due date, Borrowers, within ten (10) days after notice from Agent, shall deposit in the Ground Rent Reserve Account an amount which Agent reasonably estimates as the amount of such deficiency.
(ii)    Disbursements from the Ground Rent Reserve Account. Borrower Parties shall not be permitted to make any withdrawals from the Ground Rent Reserve Account without the prior consent of Agent. From time to time, but no more frequently than once per month, Borrower Parties may submit to Agent a request for disbursement from the Ground Rent Reserve Account. Agent shall allow Borrower Parties to withdraw from the Ground Rent Reserve Account an amount equal to the due and owing Ground Rent which was requested subject to satisfaction of the following conditions:
(A)    the funds requested by Borrower Parties shall be used solely for the purpose of paying or reimbursing Borrower Parties for the due and owing Ground Rent set forth in such request;
(B)    the Ground Rent that is the subject of such request shall not be duplicative of any cost that is, has been or may be the subject of a previous or contemporaneous request for disbursement from any Account; and
(C)    Borrower Parties shall have delivered to Agent a written request for the disbursement at least ten (10) Business Days prior to the date requested for the disbursement, which shall include a (x) certificate of a duly authorized officer of Borrowers certifying as to the matters set forth in the preceding clauses (A) and (B) above, (y) reasonably detailed description of the Ground Rent for which the funds are requested, accompanied by bills or other statements and a calculation of the percentage rent then due, if any, under the Ground Lease, and (z) the total amount of the requested disbursement.
(iii)    Effect of Management Agreement. Notwithstanding anything to the contrary in Section 2.11(e)(i) or Section 2.11(e)(ii), with respect to either Property, provided that the Management Agreement applicable to such Property (or a replacement management agreement with Hilton Management LLC or any Affiliate thereof) is then in full force and effect, the deposit by Manager of one-twelfth of an amount which would be sufficient to pay the Ground Rent payable or estimated by Agent to be payable or accrued, during the ensuing twelve (12) months into a subaccount of the Operating Account or a

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separate Hotel Account (as defined in the Management Agreement) shall constitute compliance with Section 2.11(e)(i). Notwithstanding anything to the contrary in Section 2.11(e)(i) or Section 2.11(e)(ii), and subject to the terms of the Manager SNDA, Manager shall have the right to withdraw funds from such subaccount or separate “Hotel Account” to make payments for Ground Rent in accordance with the applicable Management Agreement whether or not an Event of Default shall be continuing. The “Ground Rent Hotel Account” for the Torrey Pines Property is held in Wells Fargo Bank account number 4121756720, Tax Id. No. 20-0454862. The Account Agreements for the subaccounts are attached hereto as Exhibits B-1 and B-2, respectively.
(f)    Cash Collateral Account; Cash Sweep Letter of Credit.
(i)    If a Cash Sweep Condition shall exist, then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Sweep Condition, Borrower Parties shall deposit an amount equal to the Cash Collateral Payment Amount into an Account (the “Cash Collateral Account”) as cash collateral for the Obligations. In addition during a Cash Sweep Condition caused by an Event of Default, Borrower Parties shall cause Manager to deposit the Owners’ Remittance into the Cash Collateral Account (in lieu of paying such amount to Borrower Parties). Any funds in the Cash Collateral Account and not previously disbursed or applied shall be disbursed to Borrowers upon the termination of such Cash Sweep Condition; provided that (x) if such Cash Sweep Condition shall exist for more than twelve (12) consecutive months and/or (y) at any time during the continuance of an Event of Default, until such time that the Cash Sweep Condition and/or the Event of Default (if any) has been cured and no longer exists Agent shall have the right, but not the obligation, in its sole and absolute discretion to apply all sums then on deposit in the Cash Collateral Account to the Obligations (or, to the extent that a Cash Sweep Letter of Credit has been delivered to Agent, draw on such Cash Sweep Letter of Credit and apply the proceeds thereof to the Obligations, in either case in such order as Agent may elect), in such order and in such manner as Agent shall elect in its sole and absolute discretion, including to make a prepayment of principal (which application to principal, if any, shall not be subject to payment of the Spread Maintenance Premium).
(ii)    If Borrowers shall have delivered a Cash Sweep Letter of Credit to Agent so as to prevent the occurrence of a Cash Sweep Condition (in accordance with the definition of Cash Sweep Condition in Section 1.1), then, provided that no Default or Event of Default shall then be continuing, Agent shall return such Cash Sweep Letter of Credit, within ten (10) Business Days after the earlier to occur of (i) the date on which the Cash Sweep Condition which would have (in Agent’s reasonable determination) commenced in the absence of the delivery of such Cash Sweep Letter of Credit would have (in Agent’s reasonable determination) ended or (ii) the repayment of the Obligations.
(iii)    In addition, Agent shall have the rights with respect to any Cash Sweep Letter of Credit set forth in Section 2.13 hereof.

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Section 2.12    Accounts of Borrower Parties. Borrower Parties hereby grant to Agent and Lenders a security interest in all rights of Borrower Parties in and to the Accounts and all sums on deposit therein. Borrowers shall cause all banks or financial institutions which are holding any Account to execute and deliver to Agent an Account Agreement with respect to such Account. The Account Agreements for the existing Accounts are attached hereto as Exhibits B-1 and B-2, respectively. Subject to the rights of Borrowers expressly set forth herein to make withdrawals from the Accounts and subject to the terms of the Manager SNDA, Borrower Parties hereby acknowledges and agrees that Agent shall have sole dominion and control of the Accounts. Borrower Parties shall not close any Account without obtaining the prior written consent of Agent. Borrower Parties shall not open any Account other than the Accounts open as of the Closing Date (whether in substitution of another Account or otherwise) (a) without delivering to Agent at least ten (10) Business Days prior notice of Borrower Parties’ intention to open a new Account and (b) unless (i) the bank or other financial institution at which such Account is to be opened is acceptable to Agent and (ii) prior to the opening of such Account, Borrower Parties shall have delivered to Agent an Account Agreement with respect to such Account substantially in the form as attached hereto as Exhibit B. Borrower Parties shall maintain the Accounts and shall pay all fees and charges due with respect thereto when due, and shall keep in full force and effect the Account Agreement with respect thereto. No funds in any Account may be commingled with any other funds of Borrower Parties, Manager, any Affiliate of Borrower Parties or Manager or with any other Person or with any funds contained in any other Account. All sums held in the Accounts shall constitute additional security for the Obligations. At any time following the occurrence and during the continuance of an Event of Default, Agent may apply any funds on deposit in the Accounts as set forth in Section 8.5 hereof, subject to Manager’s rights with respect to such funds pursuant to the terms of the Manager SNDA.
Section 2.13    Letters of Credit.
(a)    Each Letter of Credit delivered to Agent in accordance with this Loan Agreement shall be held by Agent subject to the terms and conditions of this Loan Agreement, including this Section 2.13.
(b)    Neither Borrower Parties nor the applicant/obligor under any Letter of Credit shall be entitled to draw upon any such Letter of Credit. If a Borrower Party shall, at any time, receive notice that the issuer of such Letter of Credit has ceased to be an Approved Bank, such Borrower Party shall within twenty (20) Business Days after receipt of such notice replace such Letter of Credit with another Letter of Credit in the same amount as the replaced Letter of Credit, which new Letter of Credit shall be issued by an Approved Bank. Agent shall reasonably cooperate with Borrower Parties to cause any such Letter of Credit to be cancelled or returned timely so that any collateral securing such Letter of Credit may be used to issue the replacement Letter of Credit.
(c)    Each Letter of Credit delivered by or on behalf of a Borrower Party under this Loan Agreement shall be additional security for the payment of the Obligations so long as such Letter of Credit continues to be held by Agent in accordance with this Loan Agreement. Upon the occurrence and during the continuance of an Event of Default, Agent shall have the right, at its option, to draw on any such Letter of Credit and to apply the proceeds thereof to payment of the

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Obligations in such order, proportion or priority as Agent may determine (subject to the Spread Maintenance Premium if such Spread Maintenance Premium would otherwise be payable under the terms of this Loan Agreement). Each Letter of Credit not previously returned to a Borrower Party in accordance with the terms of this Loan Agreement shall be returned to such Borrower Party promptly after repayment of the Obligations.
(d)    In addition to any other right Agent may have to draw upon a Letter of Credit pursuant to the terms and conditions of this Loan Agreement, Agent shall have the additional rights to draw in full any Letter of Credit (unless such Letter of Credit is required to be re-delivered to a Borrower Party under the other terms of this Loan Agreement): (i) with respect to any evergreen Letter of Credit, if Agent has received a notice from the issuer that such Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least ten (10) Business Days prior to the date on which such Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Agent has not received a notice from the issuer that it has renewed such Letter of Credit at least ten (10) Business Days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least ten (10) days prior to the date on which such outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that any Letter of Credit will be terminated and has not been replaced within ten (10) days of such notice; (iv) if Agent has received notice that the bank issuing such Letter of Credit shall cease to be an Approved Bank and Borrower Parties shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank within twenty (20) Business Days after notice thereof; or (v) if either Borrower Party shall become a debtor in a Bankruptcy Proceeding within ninety (90) days after the prepayment of all or any portion of the Loan. Notwithstanding anything to the contrary contained in the above, Agent is not obligated to draw any Letter of Credit upon the happening of an event specified in (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower Parties due to the insolvency of the bank issuing any Letter of Credit if Agent has not drawn such Letter of Credit.
Section 2.14    Release of Properties.
(a)    Borrowers may obtain a release (a “Release”) of the Lien of a Mortgage (and the concurrent release of the Lien of the applicable Subordination and Security Agreement) and Agent’s and Lenders’ other Liens with respect to any Property upon at least twenty (20) days’ prior written notice to Agent (which notice shall specify the Property or Properties being released and the amount of the Release Payment being prepaid and, subject to Borrowers’ payment of any Additional Interest and Agent’s reasonable out-of-pocket costs arising as a result of the revocation of such notice, such be revoked or extended at any time up on or prior to the date specified in such notice) subject to all of the following conditions:
(iv)    Borrower shall not have knowledge that a Default or Event of Default shall have occurred and be continuing as of the date of a Release (the “Release Date”) or shall arise as a result of such Release unless, after giving effect to such Release, no Default or Event of Default shall exist;
(v)    Borrowers shall make a prepayment of the Loan pursuant to Section 2.3(f) hereof in an amount equal to the Release Payment;

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(vi)    Borrowers shall have delivered to Agent such documents amending the Loan Documents to reflect such Release and such other documents, agreements and instruments to reflect such release as Agent or counsel to Agent shall reasonably request, in each case in form and substance reasonably satisfactory to Agent;
(vii)    With respect to any Release occurring prior to the Par Prepayment Date, Borrowers shall pay the Spread Maintenance Premium applicable thereto; and
(viii)    Borrowers shall have delivered to Agent a certificate signed by Borrowers certifying that the conditions set forth in this Section 2.14 with respect to such Release shall have been satisfied.
(b)    Payment in Full. Agent shall, upon the written request and at the expense of Borrower Parties, upon payment in full of the Obligations in accordance with the terms hereof, release or, if requested by Borrower Parties, assign to Borrower Parties’ designee (without any representation or warranty by and without any recourse against Lender whatsoever), the Liens of the Loan Documents if not theretofore released. Upon such payment in full, Borrower Parties shall be released from all obligations under the Loan Documents other than those which expressly survive the repayment in full of the Loan.
Section 2.15    Extension Period.
(a)    Subject to the conditions set forth in this Section 2.15, Borrowers shall have two (2) options to extend the then current Maturity Date. The first option shall be exercisable as provided in Section 2.15(b) hereof and shall extend the Initial Maturity Date to November 7, 2020 (the “First Extended Maturity Date” and the period from the Initial Maturity Date to the First Extended Maturity Date, the “First Extension Term”). The second option shall be exercisable as provided in Section 2.15(b) hereof and shall extend the then current Maturity Date to November 7, 2021 (the “Second Extended Maturity Date” and the period from the First Extended Maturity Date to the Second Extended Maturity Date, the “Second Extension Term”, and together with the First Extension Term, the “Extension Terms”).
(b)    Conditions to Extension Terms. Borrowers’ option to extend the term of the Loan for the First Extension Term or the Second Extension Term, as applicable, shall be subject to the following conditions being satisfied by Borrowers at their sole cost and expense to the reasonable satisfaction of Agent, except to the extent that Agent may elect (which election may be made without written or express notice of such waiver) to waive any of the following conditions, on or prior to the then current Maturity Date (or such other date as may be expressly provided):
(iv)    Borrowers shall have delivered to Agent a written notice of Borrowers’ election to so extend the Term no later than thirty (30) days prior to the then current Maturity Date;

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(v)    With respect to the First Extension Term, the Loan-to-Value Ratio, based on Appraisals or Appraisal Updates, in each case, dated no more than sixty (60) days prior to the Initial Maturity Date, shall be no greater than sixty percent (60%);
(vi)    Borrowers shall have taken and completed all action required to be taken to cause the Interest Rate Protection Agreement to be in full force and effect which shall satisfy all of the conditions set forth in Section 4.3 hereof through and including the expiration of the First Extension Term or the Second Extension Term, as applicable, without regard to any time period set forth in Section 4.3 hereof by which such Interest Rate Protection Agreement is required to be in effect or any other action must be completed;
(vii)    No Default or Event of Default shall have occurred and then be continuing as of the then current Maturity Date;
(viii)    The representations and warranties made by Borrower Parties and Guarantors in Section 3.34 hereof shall be true and correct in all material respects on and as of the then current Maturity Date with the same force and effect as if made on and as of such date, and shall be remade as of such date; all other representations and warranties made by Borrower Parties and Guarantors in the Loan Documents (and any certificate, document or financial or any other statement furnished pursuant to or in connection therewith) shall be true and correct in all material respects, except as a result of changes of facts resulting from any actions or omissions of any Borrower Party or Guarantor that are permitted under the Loan Documents, on and as of the then current Maturity Date with the same force and effect as if made on and as of such date, and shall be remade as of such date;
(ix)    Borrowers shall have paid to Agent, on or prior to the then current Maturity Date, (A) an extension fee, for the account of the Lenders in accordance with their respective Pro Rata Shares, equal to the product of (y) fifteen one-hundredths percent (0.15%) and (z) the then outstanding principal amount of the Loan as of the then current Maturity Date, and (B) all reasonable out-of-pocket costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by Agent in connection with such extension;
(x)    Borrowers shall have delivered to Agent on or prior to the then current Maturity Date (A) a certificate of a duly authorized officer of Borrowers, satisfactory to Agent, certifying as to the matters set forth in clauses (ii) through (vi) above, (B) a certificate from Operating Lessees certifying as to their representations and warranties as provided in clause (v) above and (C) any other documents reasonably required by Agent to evidence satisfaction of the conditions in this Section 2.15(b); and
(xi)    The Debt Yield shall be not less than (i) in the case of the First Extension Term, as of the most recent Testing Determination Date prior to the Initial Maturity Date, 11.5%, and (ii) in the case of the Second Extension Term, as of the most recent Testing Determination Date prior to the First Extended Maturity Date, 12%.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BORROWERS
To induce Lenders to make the Loan and to induce Lenders and Agent to enter into this Loan Agreement and to perform Lenders’ and Agent’s obligations hereunder, each Borrower Party hereby represents and warrants as of the Closing Date to Agent and Lenders as follows, which representations, warranties and covenants shall survive (but shall not be re-made or deemed to be made or re-made after the date hereof) the execution and delivery of this Loan Agreement and the other Loan Documents, regardless of any investigation made by Agent or Lenders or on its or their behalf.
Section 3.1    Due Organization. Each Borrower is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Borrower Party Partner is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Operating Lessee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Borrower Party has all necessary power and authority to own its properties, to conduct its business as presently conducted or proposed to be conducted and to enter into and perform its obligations under this Loan Agreement and the other Loan Documents to which such Borrower Party is a party, and all other agreements and instruments to be executed by such Borrower Party in connection herewith and therewith.
Section 3.2    Due Execution. This Loan Agreement and the other Loan Documents to which any Borrower Party is a party have been duly executed and delivered by such Borrower Party.
Section 3.3    Enforceability. This Loan Agreement and the other Loan Documents to which any Borrower Party is a party constitute legal, valid and binding obligations of such Borrower Party, enforceable against such Borrower Party in accordance with their respective terms.
Section 3.4    No Violation. The consummation of the transactions herein contemplated and the execution, delivery and performance by each Borrower Party of its obligations under this Loan Agreement, the other Loan Documents to which such Borrower Party is a party and all other agreements and instruments to be executed by such Borrower Party in connection herewith do not and will not (a) violate any Legal Requirement or Property Document Requirement, (b) result in a breach of any of the terms, conditions or provisions of, or constitute a default under any Organizational Document, the Management Agreements, the Property Documents, the Leases currently in effect, any Permitted Encumbrances or any mortgage, deed of trust, indenture, agreement, permit, franchise, license, note or instrument to which a Borrower Party or any Affiliate of a Borrower Party is a party or by which it or any of its properties is bound, or (c) result in the creation or imposition of any mortgage, Lien, charge or encumbrance of any nature whatsoever upon any of the assets of a Borrower Party or any Affiliate thereof (except as contemplated by this Loan Agreement and by the other Loan Documents) which is likely to result in a Material Adverse Effect. No Borrower Party has received written notice of any default with respect to any Legal Requirement, Property Document Requirement or any such mortgage, deed of trust, indenture,

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agreement, permit, franchise, license, note or instrument, which is likely to result in a Material Adverse Effect.
Section 3.5    No Litigation. Except for the Disclosed Litigations, there are no actions, suits or proceedings at law or in equity or before or instituted by any Governmental Authority pending or, to Borrowers’ knowledge, threatened (a) against or affecting a Borrower Party, a Guarantor or any Property or any part thereof (including any condemnation or eminent domain proceeding against any Property, or any part thereof), or (b) which affect or might affect the validity or enforceability of any Loan Document (or the priority of the Lien thereof). If each of the Disclosed Litigations are determined against a Borrower Party or a Guarantor, such determinations, taken as a whole, would not (i) materially adversely affect the condition (financial or otherwise) or business of Borrower Parties or Guarantors, (ii) materially adversely affect the condition, use, value or ownership of any Property, (iii) affect the validity or enforceability of any Loan Document (or the priority of the Lien thereof), (iv) materially adversely affect the ability of Borrowers to pay any amounts under the Loan Documents as they become due, (v) prevent Borrower Parties from performing Borrower Parties’ material obligations under this Loan Agreement or any of the other Loan Documents or (vi) prevent or materially impede or limit Agent’s ability to exercise those rights and remedies which Agent must reasonably be able to exercise in order to realize the principal benefits and/or security intended to be provided by the Loan Documents (one or more of Subparagraphs (i) through (vi) herein called a “Material Adverse Effect”).
Section 3.6    No Default. To Borrower’s knowledge, no Default or Event of Default has occurred and is continuing under this Loan Agreement or the other Loan Documents.
Section 3.7    Consents. All consents, approvals, orders or authorizations of, or material registrations, declarations or filings with, or other actions with respect to or by, any Governmental Authorities or under any Legal Requirement, or Property Document Requirement that are required in connection with the valid execution, delivery and performance by Borrower Parties of this Loan Agreement, the other Loan Documents, the Management Agreements, the Leases and all other agreements and instruments to be executed by a Borrower Party in connection herewith or therewith have been obtained and are in full force and effect.
Section 3.8    Financial Statements and Other Information. All statements of financial condition and related schedules and all certificates, statements, documents or other information of Borrower Parties and Guarantors heretofore delivered to Agent, its attorneys or consultants or to any other Person at the request of Agent (a) are (or with respect to any such documents or other information prepared by third parties which are not Affiliates of Borrower Parties, are, to Borrower’s knowledge) true, correct and complete in all material respects as of the date hereof, (b) fairly present the financial conditions of the subjects thereof as of the respective dates thereof, (c) do not contain any materially misleading information or any untrue statements of a material fact, or (d) omit to state a material fact. No material adverse change has occurred in the financial conditions reflected in the most recent of the aforesaid statements of financial condition and related schedules since the respective dates thereof.
Section 3.9    Availability of Utilities and Access. All utility services and facilities necessary for the operation, use and occupancy of the Improvements for their intended purposes

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are available at the boundaries of each Property at ordinary costs, including water supply, storm and sanitary sewer facilities, gas and electric and telephone facilities and means of access between the each Property and public highways, except as otherwise shown in the surveys delivered to Agent on behalf of Lenders prior to the date hereof.
Section 3.10    No Liens. Except for the Loan Documents, the Equipment Leases and the Leases currently in effect, no Borrower Party has made, assumed or been assigned any contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a Lien against all or any portion of the Collateral which would have priority over the Liens of the Loan Documents, other than with respect to Permitted Encumbrances.
Section 3.11    Title to the Properties. Capital Borrower is the sole legal and beneficial owner of a fee simple interest in the real property comprising the Capital Property and Torrey Pines Borrower has a good, marketable and indefeasible leasehold estate in the real property comprising the Torrey Pines Property, in each case subject to no Liens or encumbrances other than the Permitted Encumbrances. Each Borrower Party owns its Personal Property, Leases, Rents and all other personal property encumbered by the Mortgages and the Subordination and Security Agreements free and clear of all Liens and encumbrances other than Permitted Encumbrances. No Borrower Party owns directly or indirectly, any legal or beneficial interest in any material asset which is not subject of the Lien of the Mortgages and the Subordination and Security Agreements.
Section 3.12    Loan Documents. The provisions of this Loan Agreement, the Mortgages, the Assignments of Leases, the Assignment of Agreements, the Subordination and Security Agreements and the Financing Statements are effective to create in favor of Agent and Lenders a legal, valid and enforceable Lien on all of the collateral described therein, and when the appropriate recordings and filings have been effected in public offices, this Loan Agreement, the Mortgages, the Assignments of Leases, the Assignment of Agreements, the Subordination and Security Agreements and the Financing Statements will constitute a perfected Lien on all right, title, estate and interest in the collateral described therein, prior and superior to all other Liens.
Section 3.13    Taking; Casualty. No (a) Taking of any portion of any Property, (b) Taking or relocation of any roadways abutting any Property, or (c) denial of access to the any Property from any point of access (public or private) has commenced or, to Borrowers’ knowledge, is contemplated or has been threatened by any Governmental Authority or any other Person. No material damage has occurred with respect to any portion of any Property which has not been fully restored.
Section 3.14    Brokerage. No Borrower Party has dealt with any brokers or “finders” in connection with the Loan and no brokerage or “finder’s” fees or commissions are payable by or to any Person in connection with the Loan. Borrowers hereby agree to indemnify and defend Agent and Lenders and hold Agent and Lenders harmless from and against any and all claims for any brokerage or “finder’s” fees or commissions payable to brokers or finders with whom any Borrower Party has dealt.

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Section 3.15    Representations, Warranties and Certifications of Others. The representations, warranties and certifications of Borrower Parties, Guarantors and any other Person set forth in the Loan Documents are true, correct and complete in all material respects.
Section 3.16    Indebtedness. No Borrower has incurred, created, contracted for, waived, assumed, guaranteed any Indebtedness that remains unpaid or unsatisfied and is not otherwise liable in respect of any Indebtedness other than the Loan and the Permitted Indebtedness and has not held out its credit as being available to satisfy the obligations of any other Person.
Section 3.17    Compliance with Building Codes, Zoning Laws, Etc. The use and occupancy of the Properties as contemplated by this Loan Agreement, the Permitted Encumbrances, the Property Documents and the Leases is a permitted use under all Legal Requirements, including zoning ordinances and regulations. To Borrower’s knowledge, except as otherwise set forth in the surveys and zoning reports delivered to Agent on behalf of Lenders on or prior to the date hereof, Borrower Parties, the Properties and the operation thereof currently comply in all material respects with all Legal Requirements and Property Document Requirements, and all Permits required for the operation of the Properties in accordance with the terms of the Loan Agreement are currently in full force and effect in all material respects. No Borrower Party has received any written notice alleging or asserting that any Borrower Party, Manager, any Property and the operation thereof currently violate any Legal Requirement, Property Document Requirement. There are no pending, or to Borrower’s knowledge, threatened actions, suits or proceedings to revoke, attach, invalidate, rescind or modify the ordinances and regulations currently in effect and to which the Properties are subject or any of the Permits. No Borrower Party has received written notice that any, and to Borrowers’ knowledge, there are no other Permits, including certificates of occupancy, which are required or necessary for the operation of the Properties in the manner required by the Loan Agreement, the other Loan Documents, the Leases or the Property Documents, or by any Legal Requirement other than those Permits that have been obtained.
Section 3.18    Taxes. Each Property is taxed and assessed separately from and without regard to any other property and for all purposes each Property may be mortgaged, conveyed and otherwise dealt with as an independent parcel or parcels. Borrower Parties have paid all taxes and assessments affecting the Properties or otherwise payable by Borrower Parties which are due on or before the Closing Date. To Borrowers’ knowledge, there is no proposed tax assessment against any Property or any basis for any such assessment. All tax returns required to be filed by any Borrower Party in any jurisdiction if required to be filed have been filed or will be timely filed and all taxes, assessments, fees, and other governmental charges upon any Borrower Party or upon any of its properties, income or franchises have been paid that are required to be paid prior to the time that the non-payment of such taxes could give rise to a Lien on any asset of such Borrower Party, unless such tax, assessment, fee or charge is being contested in good faith by such Borrower Party in accordance with Section 4.8(b) hereof.
Section 3.19    Labor Relations. As of the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of employees at the Properties, including employees of Manager, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

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Section 3.20    Management and Operating Agreements. The Management Agreements and the Material Operating Agreements are in full force and effect and are valid and enforceable in all material respects. Neither the Management Agreements nor any Material Operating Agreement has been amended, modified, terminated, assigned or otherwise changed, or the provisions thereof waived, except as permitted hereunder. No Borrower Party, or to Borrower’s knowledge, any other Person who is a party to such agreements, has breached any of its respective obligations thereunder. There are no Operating Agreements which have a noncancellable term which exceeds one (1) year in length and require in excess of an aggregate of $50,000 per annum in payments by a Borrower Party or Manager except for those set forth in Exhibit G attached hereto. No Person has any right, title or interest in any Borrower Party's interest in the Operating Agreements except Agent. The Material Operating Agreements are in full force and effect.
Section 3.21    Property Documents and Permitted Encumbrances. To Borrower’s knowledge and without limiting any of the representations and warranties set forth herein or in the other Loan Documents, the Property Documents are in full force and effect, and there are no monetary defaults or material non-monetary defaults by any Borrower Party under any of the Property Documents or the Permitted Encumbrances. No Borrower Party has received or sent any written notice of default with respect to any of the Property Documents or Permitted Encumbrances.
Section 3.22    Space Leases. A true, correct, complete and most current rent roll for each property is attached to Borrower’s Certificate (the “Rent Roll”). There are no Leases with respect to the Properties other than the Leases set forth on the Rent Roll. Except as set forth on the Rent Roll: (a) each Lease is in full force and effect; (b) the Lessees have commenced the payment of Rent under the Leases to the extent set forth on the Rent Roll, and, there are no offsets, claims or defenses to the enforcement thereof presently outstanding; (c) all Rents due and payable under the Lease have been paid and no portion of any Rent has been paid for any period more than thirty (30) days in advance; (d) the rent payable under each Lease is the amount of rent set forth in the Rent Roll, and there is no claim or basis for a claim by the Lessee thereunder for an adjustment to the rent thereunder; (e) no Lessee has made any claim in writing against any Borrower Party or Manager which remains outstanding that any Borrower Party or Manager is in default under its applicable Lease; (f) no default by any Borrower Party or, to Borrowers’ knowledge, any Lessee exists under any Lease beyond the expiration of applicable notice and cure periods; (g) each Lease is the valid, binding and enforceable obligation of such Borrower Party which is party thereto and the applicable Lessee thereunder; (h) each Lease is subordinate to the Loan Documents; (i) no letter of credit has been delivered to a Borrower Party or Manager as a security deposit, or in lieu of a cash security deposit, under any Lease; (j) there is no tenant improvement work remaining to be done under any Lease; (k) there are no sums remaining which are required to be paid by a Borrower Party to any Lessee with respect to any Lease, whether on account of any tenant improvement work or otherwise; (l) there are no remaining rent concessions, tenant allowances or abatements with respect to any Lease; and (m) all real estate brokerage commissions relating to the Leases have been paid in full. No Lease contains any option to purchase or right of first refusal to purchase the applicable Property or any part thereof. All security deposits under the Leases are as set forth on the Rent Roll and are held pursuant to Section 2.11(c) hereof. Borrower Parties and Manager are in compliance with all Legal Requirements with respect to all security deposits. The Rent Roll sets forth the scheduled expiration date of each Lease and any arrearages in the payment of rent

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thereunder. No use restriction contained in any Lease is violated by any use permitted under any other Lease individually or when aggregated with any other Lease(s).
Section 3.23    Encroachments. Except as shown on the Survey, no Property encroaches upon or otherwise violates any building line, setback line, side yard line or any recorded or visible easement or restrictive covenant, or other easement or restrictive covenant of which Borrower Parties are aware or has reason to believe may exist.
Section 3.24    No Trademarks, etc. There exists no claim by any Person that contests or questions Borrower Party’s right to use all applicable patents, trademarks, copyrights, technology, know-how and processes necessary for the conduct of the business and the operation of the Properties substantially in the manner as contemplated to be conducted and operated. There are no claims, and to the best of Borrower’s actual knowledge, there is no infringement of the rights of any Person, arising from the use of such patents, trademarks, copyrights, technology, know-how and processes by Borrower Parties. Borrowers have no knowledge of any infringement by any third party on any rights of a Borrower Party in any of its intellectual property. No name or logo used in connection with any Property or any part thereof or business therein is a registered tradename or trademark, other than in accordance with the Management Agreements.
Section 3.25    Debts; Net Worth. Each Borrower Party and each Guarantor are able to pay their debts and other obligations when due. Each Borrower Party and each Guarantor have a positive net worth.
Section 3.26    Accounts. All Accounts of Borrower Parties or of any other Person, including Manager, held on behalf of or for the benefit of Borrower Parties, including the account number of each Account and the name and address of the financial institution at which each Account is held, are as set forth on Exhibit F attached hereto. There are no other Accounts except as set forth on said exhibit. Borrower Parties have delivered to Agent an Account Agreement with respect to each such Account.
Section 3.27    Margin Stock. None of the proceeds of the Loan will be used for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System, as at any time amended, and Borrowers agree to execute all instruments necessary to comply with all the requirements of Regulation U of the Federal Reserve System, as at any time amended.
Section 3.28    Foreign Person. No Borrower is a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.
Section 3.29    Name; Principal Place of Business. No Borrower Party uses or will use any trade name other than Borrower Party’s actual name set forth herein. No Borrower Party has or will do business under any name, other than such Borrower Party’s actual name set forth herein. The principal place of business and chief executive office of each Borrower Party are at such Borrower Party’s principal address for notices set forth in Section 10.1 hereof and will remain at such location unless Borrowers otherwise notify Agent of a change of address in accordance with this Loan Agreement.

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Section 3.30    Special Purpose Entity. Each Borrower Party and each Borrower Party Partner is a Special Purpose Bankruptcy Remote Entity.
Section 3.31    ERISA.
(a)    No Borrower Party, Borrower Party Partner or Guarantor contributes to or is obligated to contribute to any Plan, except to the extent applicable, the Multiemployer Plans identified on Exhibit G. No Borrower Party, Borrower Party Partner or Guarantor (or any ERISA Affiliate) has incurred any material liability that is outstanding, and to Borrower Parties’ knowledge no action or event has occurred that could cause any one of them to incur any material liability, (i) with respect to any Plan, including, without limitation, any liability under Section 412 or Title IV of ERISA, or (ii) under Section 4201 of ERISA with respect to any Multiemployer Plan on account of a “complete withdrawal" (within the meaning of Section 4203 of ERISA) or a "partial withdrawal" (within the meaning of Section 4205 of ERISA) or (iii) for unpaid contributions to any Multiemployer Plan. No Borrower Party has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
(b)    None of the assets of Borrower Parties constitute “plan assets” (i) within the meaning of 29 C.F.R. Section 2510.3-101, or (ii) of a governmental plan for the purposes of any state statute.
Section 3.32    Insurance Policies. The Insurance Policies required to be maintained as of the Closing Date pursuant to the Loan Documents are in full force and effect.
Section 3.33    Usury. The amounts to be received by Agent under the Note and the other Loan Documents as Interest or Additional Interest do not violate any laws of the States where the Properties are located or the State of New York regulating the maximum rate of interest that may be charged or received.
Section 3.34    Adverse Change. There has been no material adverse change (including bankruptcy, insolvency, reorganization or receivership) in the business, condition (financial or otherwise), operations, properties, prospects or performance of Borrower Parties, Guarantors or the Properties since (a) September 30, 2014, with respect to Borrower Parties and the Properties or (b) June 30, 2014, with respect to Guarantors, which would materially and adversely affect the ability of Borrowers or Guarantors to fulfill their respective obligations under the Loan Documents.
Section 3.35    Flood Zone. Except as shown on the Survey, no Property nor any portion thereof is located within an area that has been designated or identified as an area having special flood hazards by the Secretary of Housing and Urban Development or by such other official as shall from time to time be authorized by federal or state law to make such designation pursuant to the National Flood Insurance Act of 1968, as such Act may from time to time be amended, or pursuant to any other national, state, county or city program of flood control.

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Section 3.36    Fiscal Year of Borrower Parties. The Fiscal Year of Borrower Parties is the calendar year.
Section 3.37    Organizational and Operational Restrictions. Each Borrower Party (a) maintains its accounts, books and records separate from any other Person; (b) does not commingle its funds or assets with those of any other Person; (c) holds its assets in its own name; (d) maintains its financial statements, accounting records and other entity documents separate from any other Person (except to the extent required by applicable Legal Requirements to maintain consolidated financial statements); (e) pays its own liabilities, including the salaries of its own employees, out of its own funds and assets; (f) observes all corporate, partnership or limited liability company formalities, as the case may be; (g) has not acquired obligations or securities of any of its constituent shareholders, partners or members, as the case may be; (h) allocates fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks; (i) maintains its assets separate from those of any other Person; (j) does not identify itself as a division or part of any of its constituent shareholders, partners or members, as the case may be, or any Affiliate of any of them; and (k) has no assets other than such assets which are subject to the Liens of the Mortgages and/or the other Loan Documents.
Section 3.38    Ground Lease.
(a)    Recording; Modification. All documents evidencing the entirety of the Ground Lease have been duly recorded (or shall be recorded at closing prior to the recordation of the Torrey Pines Mortgage). The Ground Lease permits the interest of Torrey Pines Borrower to be encumbered by a mortgage.
(b)    No Liens. Except for the Permitted Encumbrances, Torrey Pines Borrower’s interest in the Ground Lease is not subject to any Liens or encumbrances superior to, of equal priority with, or subordinate to the Torrey Pines Mortgage.
(c)    Ground Lease Assignable. Torrey Pines Borrower’s interest in the Ground Lease is assignable to Agent or its designee in accordance with the Ground Lease. The Ground Lease is further assignable by Agent, its successors and assigns in accordance with the Ground Lease.
(d)    Default. As of the date hereof, the Ground Lease is in full force and effect and no default on the part of Borrowers and, to the best of Borrowers’ knowledge, (i) no default on the part of Ground Lessor exists and (ii) there is no existing condition which, but for the passage of time or the giving of notice, could result in a default under the terms of the Ground Lease. Neither Torrey Pines Borrower nor Ground Lessor has commenced any action or given or received any notice for the purpose of terminating the Ground Lease.
(e)    Notice. The Ground Lease provides that the Ground Lessor may not amend, rescind or terminate the Ground Lease without the prior written consent of Agent.
(f)    Cure. Agent is permitted the opportunity to cure any default under the Ground Lease, which is curable after the receipt of notice of any of the default before Ground Lessor may terminate the Ground Lease.

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(g)    Term. The Ground Lease has a term that extends not less than twenty five years beyond the Maturity Date, as the same may be extended in accordance with the terms of this Loan Agreement.
(h)    New Lease. The Ground Lease requires the Ground Lessor to enter into a new lease with Lender upon the termination of the Ground Lease for any reason (other than a termination consented to by Agent or resulting from a total taking in the event of a Condemnation), including rejection of the Ground Lease in a bankruptcy proceeding, provided that Agent cures any defaults that are susceptible to being cured by Agent.
Section 3.39    Patriot Act. No Borrower Party nor, to Borrower Parties’ knowledge, any Persons holding any legal or beneficial interest whatsoever in a Borrower Party, whether directly or indirectly: (a) appear on any Government List; (b) are included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in any Government List; (c) to Borrower Parties’ knowledge, have conducted business with or engaged in any transaction with any Person named on any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to, or otherwise associated with any of the Persons referred to or described in any Government List; (d) are Persons who have been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof; (e) have been previously indicted for or convicted of any felony involving a crime or crimes or moral turpitude or for Patriot Act Offense; or (f) are currently under investigation by any governmental authority for alleged criminal activity. Borrower is the ultimate beneficiary of the Loan.
ARTICLE IV

AFFIRMATIVE COVENANTS OF BORROWER PARTIES
Until payment in full of all Obligations, Borrower Parties agree that:
Section 4.1    Financial Statements, Reports and Documents.
(a)    Financial Reporting. Borrower Parties shall, at their own cost and expense, provide Agent with the following:
(i)    As soon as practical, but in any event no later than forty-five (45) days after the end of each calendar month, (x) a monthly operating statement of each Property a “Monthly Operating Statement”) in a form substantially similar to Exhibit M, which statement shall (1) reflect the cash flow and operations of such Property for such calendar month and on a year-to-date and trailing twelve (12) calendar month basis and (2) set forth the Gross Revenues, Operating Expenses, required deposits into the Capital/FF&E Reserve Account and Impositions and Insurance Account and Cash Collateral Payment Amount, if any, for such calendar month, (y) a certificate specifying all Capital/FF&E Expenditures

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incurred or paid during such calendar month or paid from the Capital/FF&E Reserve Account during such calendar month, together with, in reasonable detail, Borrower’s calculation of the Capital/FF&E Reserve Amount and (z) a monthly bank statement with respect to each Account from the bank or financial institution at which such Account is held, which statement shall specify the balance of each such Account as of the last day of such calendar month; and
(ii)    As soon as practicable, but in any event no later than sixty (60) days after the end of each Calendar Quarter, (w) a current rent roll and receivables aging report of each Property setting forth all outstanding arrears, which items shall be in a form substantially the same as the Rent Roll and otherwise satisfactory to Agent, provided that Borrower Parties shall not be required to deliver a Rent Roll at the end of any Calendar Quarter (other than the last Calendar Quarter of any year, for which a Rent Roll shall be required in all cases) to the extent that such Rent Roll is unchanged from the last Rent Roll delivered, in which event the Quarterly Compliance Certificate delivered by Borrowers on such date shall include a certification that the Rent Roll is unchanged from the last delivered Rent Roll, (x) Financial Statements of Borrower Parties as of the end of and for such Calendar Quarter, (y) the most recent Smith Travel Research STAR reports for each Property and (z) a compliance statement executed by Borrowers in a form attached hereto as Exhibit K (each, a “Quarterly Compliance Statement”), which statement shall (A) set forth the Assumed Debt Service Coverage Ratio and the Debt Service Coverage Ratio, each as of the Testing Determination Date occurring as of the end of such Calendar Quarter, (B) certify that to the knowledge of Borrowers, no Default or Event of Default shall exist as of the date of such statement, and, if so, stating the facts with respect thereto, and (C) contain such other statements pertaining to the operations of each Property as Agent may request;
(iii)    As soon as practicable, but in any event no later than one hundred twenty (120) days after the close of each Fiscal Year of Borrower Parties, Financial Statements of each Borrower Party as of the end of and for such Fiscal Year;
(iv)    As soon as practicable, but in any event no later than one-hundred twenty (120) days after the close of each Fiscal Year of Guarantors, audited Financial Statements of Guarantors (provided that, neither the REIT OP nor any replacement guarantor which is the operating partnership of a “real estate investment trust” shall be required to deliver audited financial statements, it being agreed that the delivery of the audited financial statements of the REIT shall satisfy the requirements of this clause (iv) with respect to Guarantor) as of the end of and for such Fiscal Year prepared by an independent certified public accounting firm acceptable to Agent;
(v)    As soon as available, but in no event later than the end of each Fiscal Year of Borrowers, a preliminary draft and within ninety (90) days after the end of such Fiscal Year, a final of, (x) a copy of the Capital/FF&E Expenditures Budget and (y) a copy of the Operating Budget approved by Borrower Parties and Manager, each for the next Fiscal Year. Borrower Parties shall not approve the Capital/FF&E Expenditures Budget submitted by Manager pursuant to the Management Agreement without Agent’s approval,

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which approval shall not be unreasonably withheld, conditioned or delayed. Agent’s failure to approve or disapprove any Capital/FF&E Expenditures Budget or revision thereto within fifteen (15) days after Agent’s receipt thereof shall be deemed to constitute Agent’s approval thereof. Within five (5) Business Days after Agent’s final approval (or deemed approval thereof) of a Capital/FF&E Expenditures Budget, Borrowers shall deliver a copy of such budget certified by Borrowers as the Approved Capital/FF&E Expenditures Budget for the applicable Fiscal Year. No Approved Capital/FF&E Expenditures Budget shall be amended or modified without the prior consent of Agent, which consent shall not be unreasonably withheld, conditioned or delayed. No Operating Budget shall be amended or modified without delivering a copy of such amendment or modification to Agent at least ten (10) days prior to the effectiveness thereof. Notwithstanding the foregoing (1) so long as Hilton Management LLC (or any Affiliate thereof) is Manager, Agent shall not disapprove any the Capital/FF&E Expenditures Budget or any amendments thereto or modifications thereof to the extent that such disapproval will prevent the maintenance and operation of the any Property in accordance with the standards set forth in the “Operating Manual” (as defined in the Management Agreements) and (2) so long as the applicable Management Agreement is in effect (y) any Capital/FF&E Expenditures Budget in effect by operation of the dispute resolution provisions of Section 12.04 of such Management Agreement and (z) any variance from any Approved Capital/FF&E Expenditures Budget permitted under Section 4.02.6 of the Management Agreement shall be deemed approved by Agent; and
(vi)    Within thirty (30) days after the Closing Date, segregated Financial Statements of each Borrower Party for the Calendar Quarter which ended September 30, 2014.
All of the foregoing statements and information shall be prepared in accordance with Applicable Accounting Standards and shall be certified as true, correct and complete by the chief financial or accounting officer of Borrower Parties, or, in the case of Financial Statements of Guarantors, by Guarantors. If Agent notifies Borrowers that Agent has determined that any of the information delivered Agent under this Section 4.1(a) is incorrect, Borrower Parties shall revise such information accordingly within five (5) Business Days after Borrowers’ receipt of such notice.
(b)    Notices by Governmental Authorities. Within ten (10) days after receipt of the same by any Borrower Party, true and complete copies of any official written notice, claim or complaint by any Governmental Authority pertaining to any Property or any portion thereof.
(c)    Notification by Borrowers. Without limiting any other provision of this Loan Agreement or the other Loan Documents, the following notifications:
(i)    within five (5) days of Borrowers’ obtaining knowledge thereof, of any material determination in any material litigation and any material proceedings before any Governmental Authority affecting any Borrower Party or any portion of any Property, or of any judgment or determination by a court of competent jurisdiction, an arbitral or mediation board or such Governmental Authority of liability of a Borrower Party in excess of $100,000 or when aggregated with any other such judgment or determinations made in the immediately preceding twelve (12) calendar months, in excess of $250,000;

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(ii)    within five (5) days after receipt by a Borrower of notice of the occurrence thereof, of any acceleration of any Permitted Indebtedness of a Borrower Party in excess of $100,000;
(iii)    within ten (10) days after the occurrence thereof, of any name change, change in the Fiscal Year of a Borrower Party or change in address of any principal or executive office of a Borrower Party;
(iv)    within ten (10) days after the occurrence thereof, a copy of any amendment to any other Organizational Documents of a Borrower Party, a Borrower Party Partner or a Guarantor;
(v)    within five (5) days of Borrower’s obtaining knowledge thereof, of any event or occurrence which constitutes a Default or an Event of Default;
(vi)    within five (5) days after the occurrence thereof, any damage, destruction or other casualty or any notice of taking or eminent domain action or proceeding affecting any Property or any portion thereof, the cost of restoration of which is in excess of $100,000; or
(vii)    other than statements and reports which are expressly referred to in this Section 4.1, contemporaneously with a Borrower Party’s receipt or giving of same, a copy of all statements and reports provided to or by a Borrower Party pursuant to the Management Agreements and any material notice or other material written communication given under, pursuant to or in connection with the Management Agreements.
(d)    Notice Regarding Leases. Within five (5) days of a Borrower Party’s receipt or giving of same, a copy of any written notice under, pursuant to or in connection with any Lease, (i) alleging a default by any Borrower Party or Lessee thereunder (provided that, with respect to a Lease which is not a Material Lease, such notice under this clause (i) shall not be required unless and until such default has continued beyond applicable notice and cure periods) or (ii) exercising a renewal, extension, expansion or termination option thereunder.
(e)    Property Rights and Claims. Within five (5) days of receipt of same by any Borrower Party, a copy of any written notice or other written instrument which might materially adversely affect any Property, the Liens securing the Obligations or Agent’s or any Lender’s rights and remedies under or with respect to any Loan Document, including any written notice from a Governmental Authority concerning any tax or special assessment, or any written notice of any alleged violation of any zoning ordinance, Permitted Encumbrance, fire ordinance, building code provision, or other Legal Requirement, Property Document Requirement.
(f)    Other Information. Such other information concerning the business, properties, or financial condition of Borrower Parties or Guarantors as Agent shall request in its discretion.
Section 4.2    Loan Proceeds. Borrower shall use the proceeds of the Loan (a) to repay the existing mortgage indebtedness with respect to the Properties, (b) to pay the costs of

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closing the transaction that is the subject of this Loan Agreement, and (c) as working capital. Any excess proceeds may be used for any lawful purpose.
Section 4.3    Interest Rate Protection Arrangement.
(a)    Interest Rate Protection Agreements.
(viii)    Borrowers shall, on or before the Closing Date, enter into and satisfy the following conditions precedent to the effectiveness of an interest rate cap arrangement acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of, at most, four percent (4%) per annum with respect to a notional amount equal to at least seventy-five percent (75%) of the outstanding principal amount of the Loan for a term from the Closing Date through, the second (2nd) anniversary of the Closing Date (the “Initial IRPA”);
(ix)    Prior to the expiration of the Initial IRPA, Borrower shall enter into an interest rate cap arrangement acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of, at most, the greater of (x) four percent (4%) per annum with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan and (y) the rate which, which when added to the Borrowing Margin, would result in a Debt Service Coverage Ratio of 1.25:1.00 as of the immediately preceding Testing Determination Date, with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan, for a term expiring not earlier than the third (3rd) anniversary of the Closing Date (the “Second IRPA”);
(x)    Prior to the expiration of the Second IRPA, Borrower shall enter into an interest rate cap arrangement acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of, at most, the greater of (x) four percent (4%) per annum with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan and (y) the rate which, which when added to the Borrowing Margin, would result in a Debt Service Coverage Ratio of 1.25:1.00 as of the immediately preceding Testing Determination Date, with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan, for a term expiring not earlier than the fourth (4th) anniversary of the Closing Date (the “Third IRPA”);
(xi)    Prior to the expiration of the Third IRPA, Borrower shall enter into an interest rate cap arrangement acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of, at most, the greater of (x) four percent (4%) per annum with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan and (y) the rate which, which when added to the Borrowing Margin, would result in a Debt Service Coverage Ratio of 1.25:1.00 as of the immediately preceding Testing Determination Date, with respect to a notional amount equal to at least seventy-five percent

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(75%) of the then outstanding principal amount of the Loan, for a term expiring not earlier than the fifth (5th) anniversary of the Closing Date (the “Fourth IRPA”);
(xii)    If Borrowers have exercised the option to extend the Maturity Date in accordance with Section 2.15, prior to the expiration of the any Interest Rate Protection Agreement then in effect, Borrower shall enter into an interest rate cap arrangement acceptable to Agent, the effect of which is to protect Borrowers against upward fluctuations of LIBOR (as distinguished from the LIBOR Rate) applicable to a LIBOR Rate Period of one (1) month in excess of, at most, the greater of (x) four percent (4%) per annum with respect to a notional amount equal to at least seventy-five percent (75%) of the outstanding principal amount of the Loan on the then current Maturity Date and (y) the rate which, which when added to the Borrowing Margin, would result in a Debt Service Coverage Ratio of 1.25:1.00 as of the Testing Determination Date immediately preceding the then current Maturity Date, with respect to a notional amount equal to at least seventy-five percent (75%) of the then outstanding principal amount of the Loan, for a term expiring not earlier than the Maturity Date, as so extended;
(xiii)    All sums payable by Borrowers on account of the purchase price thereof during the term thereof shall have been paid in full on or prior to the effective date of such Interest Rate Protection Agreement;
(xiv)    Each Interest Rate Protection Agreement shall be entered into between Borrowers and Agent or an Affiliate thereof (if Agent or its Affiliate elect to enter into the Interest Rate Protection Agreement) or a Qualified Counterparty, provided, that, an Interest Rate Protection Agreement other than a Lender Interest Rate Protection Agreement shall not be secured by all or any portion of the Collateral;
(xv)    Each Interest Rate Protection Agreement shall provide that all sums payable to Borrowers thereunder shall be paid to Agent and shall otherwise be in form and content satisfactory to Agent;
(xvi)    Borrowers’ interest in each Interest Rate Protection Agreement shall have been collaterally assigned to Agent pursuant to the Mortgages and the other Loan Documents and Borrower shall have executed such confirmatory documentation in this regard as Agent may request; and
(xvii)    The counterparty to each Interest Rate Protection Agreement shall have executed and delivered to Agent an Interest Rate Protection Agreement Acknowledgment.
(b)    Delivery of Interest Rate Protection Agreement. Borrowers shall promptly after (A) the Closing Date, (B) the second anniversary of the Closing Date, (C) the third anniversary of the Closing Date, (D) the fourth anniversary of the Closing Date, (E) if Borrowers have exercised the option to extend the Maturity Date to the First Extended Maturity Date in accordance with Section 2.15, the Initial Maturity Date, and (F) if Borrowers have exercised the option to extend the Maturity Date to the Second Extended Maturity Date in accordance with Section 2.15, the First Extended Maturity Date, as applicable, (i) cause a fully executed counterpart of the Interest Rate Protection Agreement required by Section 4.3(a) hereof, together with such other documents,

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instruments and opinions of counsel as shall have been requested by Agent to effectuate the purposes of this Section 4.3, to be received by Agent and (ii) deliver to Agent a trade confirmation from a Qualified Counterparty which evidences to Agent that Borrowers have entered into and satisfied all requirements to the effectiveness of the applicable Interest Rate Protection Agreement (other than the payment of the rate lock premium with respect to the Initial IRPA, which shall be paid from the proceeds of the Loan) that shall satisfy all of the requirements set forth herein.
(c)    Termination, etc. of Interest Rate Protection Agreement. Borrowers shall maintain each Interest Rate Protection Agreement required by Section 4.3(a) hereof in full force and effect at all times through the time periods set forth in Section 4.3(a). Borrowers shall not terminate, modify, cancel or surrender, or permit the termination, modification, cancellation or surrender of, any Interest Rate Protection Agreement without the prior consent of Agent. Within five (5) days after Borrowers obtain knowledge of or receipt of notice (which may be given by Lender or Agent) of a default by the financial institution that is a party to any Interest Rate Protection Agreement, Borrowers shall (i) enter into a substitute Interest Rate Protection Agreement with a Qualified Counterparty (which shall in no event be the Person that defaulted under the defaulted Interest Rate Protection Agreement) such that after giving effect to such substitute Interest Rate Protection Agreement, Borrowers shall be in compliance with the requirement set forth in this Section 4.3, (ii) pay all sums payable by Borrowers on account of the purchase price for such substitute Interest Rate Protection Agreement, (iii) deliver to Agent copies of such substitute Interest Rate Protection Agreement, certified by Borrowers to be true, complete and correct; (iv) execute and deliver to Agent such confirmatory documentation with regard to the collateral assignment by Borrowers to Agent of such substitute Interest Rate Protection Agreement as Agent may request; and (v) deliver an original Interest Rate Protection Agreement Acknowledgment to Agent with respect to such substitute Interest Rate Protection Agreement, executed by the financial institution which is party thereto. Borrowers shall compensate Lenders for any Additional Interest in connection with any termination of any Interest Rate Protection Agreement as set forth therein. Agent’s determination of the amount of such Additional Interest shall be conclusive evidence of the amount thereof, absent manifest error.
(d)    Payments Pursuant to Interest Rate Protection Agreement. All payments due to Borrowers pursuant to any Interest Rate Protection Agreement shall be payable to Agent (and any such sums received by Agent shall be applied to the next payment of interest due and payable). All periodic “net payments” due to Borrowers and so received by Agent in connection with a payment made by a counterparty to an Interest Rate Protection Agreement shall be applied by Agent in accordance with Section 2.4 hereof.
(e)    No Obligation of Lender Regarding Interest Rate Protection Agreement. Borrowers agree that, except to the extent of (i) Lenders’ obligations with respect to any Lender Interest Rate Protection Agreement to which such Lender is a party and (ii) Agent’s obligation with respect to the application by Agent of “net payments” received by Agent as required in Section 4.3(d) hereof, neither Agent nor any Lender shall have any obligation, duty or responsibility to Borrowers or any other Person by reason of, or in connection with, any Interest Rate Protection Agreement (including any duty to provide or arrange any Interest Rate Protection Agreement, to consent to any mortgage or pledge of the Collateral or any portion thereof as security for Borrowers’

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performance of its obligations under any Interest Rate Protection Agreement, or to provide any credit or financial support for the obligations of Borrowers or any other Person thereunder or with respect thereto). No Interest Rate Protection Agreement shall alter, impair, restrict, limit or modify in any respect the obligation of Borrowers to pay Interest arising with respect to the Loan as and when the same becomes due and payable in accordance with the provisions of the Loan Documents except to the extent that “net payments” under an Interest Rate Protection Agreement are received by Agent and applied in accordance with Section 2.4(c) hereof.
(f)    Intentionally Omitted.
(g)    Failure to Maintain Interest Rate Protection Agreement. In the event that Borrowers have breached their obligations under this Section 4.3, in addition to Agent’s rights and remedies hereunder or under the other Loan Documents, Agent may, but shall have no obligation to, at Borrowers’ sole cost and expense and on Borrowers’ behalf, enter into an Interest Rate Protection Agreement as may be required pursuant to this Section 4.3. In the event that Agent shall elect to enter into an Interest Rate Protection Agreement on Borrowers’ behalf, such Interest Rate Protection Agreement, at Agent’s election, may be a Lender Interest Rate Protection Agreement and secured by an interest in all or any portion of the Collateral. Agent is hereby irrevocably appointed the true and lawful attorney of Borrowers (coupled with an interest), in its name and stead, during the occurrence of an Event of Default arising by reason of a breach of Borrowers’ obligations under this Section 4.3 to execute such an Interest Rate Protection Agreement and all necessary documents ancillary thereto, and for that purpose Agent may execute all necessary agreements and instruments, and may substitute one or more Persons with like power, Borrowers hereby ratifying and confirming all that its said attorney or such substitute or substitutes shall lawfully do by virtue hereof. All sums paid and liabilities incurred by Agent pursuant to this Section 4.3(g) shall be paid by Borrowers upon demand with interest at the Default Rate to the date of payment to Agent.
Section 4.4    Leases.
(a)    Material Leases. Borrower Parties shall not, without the prior written consent of Agent, enter into, amend or modify in any material respect, cancel, terminate, accept a surrender or shorten the term of, or waive any term, condition or requirement under, any Material Lease. Borrower Parties shall not shorten the term of, reduce the rent payable under or otherwise amend or modify, supplement, or waive any term, condition or requirement of any Material Lease without Agent’s prior consent.
(b)    Provided that no Event of Default is continuing, Borrower Parties may, without the approval of Agent, enter into, renew, amend and/or modify Leases which are not Material Leases; provided that, Borrower Parties may enter into Leases which (i) provide for net effective rental rates comparable to existing local market rates, (ii) provide for automatic self-operative subordination to the Mortgage and, at Agent’s option, (x) attornment to Agent and (y) with respect to the Torrey Pines Property, the unilateral right by Agent, at the option of Agent, to subordinate the Lien of the Mortgage to the Lease, and (ii) do not contain any option to purchase, any right of first refusal to purchase, any requirement for a non-disturbance or recognition agreement, or any other provision which could reasonably be expected to cause a Material Adverse Effect.

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(c)    Compliance with Leases. Borrower Parties shall, and shall cause Manager to, observe, perform, and discharge all obligations, covenants, and warranties provided for under the terms of the Leases to be kept, observed, and performed by Borrower Parties in all material respects.
(d)    Enforcement of Leases. Borrower Parties shall, and shall cause Manager to, diligently enforce or secure the performance of each and every material obligation, term, covenant, condition, and agreement to be performed by any Lessee under the terms of the applicable Lease in a commercially reasonable manner. Borrower Parties shall, and shall cause Manager to, appear in and defend any action or proceeding arising under, occurring out of, or in any manner connected with, the Leases or the obligations, duties, or liabilities of Borrower Parties or any Lessee thereunder.
(e)    No Collection of Rents in Advance. Borrower Parties shall not, and shall not permit Manager to, receive or collect any Rents for a period of more than one (1) month in advance (excluding for purposes of this Section 4.4(e), security deposits).
(f)    No Transfer of Interest in Leases. Borrower Parties shall not pledge, transfer, assign, mortgage, encumber, or allow to be encumbered any Leases or Rents except to Agent as provided herein or in the Loan Documents.
(g)    Subordination of Leases. All Leases entered into after the Closing Date shall contain provisions obligating the Lessees thereunder to attorn to Agent or any purchaser therefrom in the event Agent or such purchaser succeeds to the interest of Borrower Parties under such Leases. Each Lease Guaranty entered into after the date hereof shall provide that it shall remain in full force and effect, and that one guarantor thereunder shall perform for the benefit of Agent or such purchaser, upon the attornment by the Lessee to Agent or such purchaser.
(h)    Leasing Commissions. Borrower Parties shall not enter, and shall not allow any Person on behalf of Borrower Parties to enter, into any agreement with any Person to pay leasing commissions with regard to any Lease if such leasing commissions are in excess of the leasing commissions which generally would be payable in the market in which the applicable Property is located with respect to a similar lease as of the date of determination without Agent’s prior consent.
(i)    Delivery of Copies of Leases, etc. to Agent. Within ten (10) days after execution of any Lease or any amendment, modification, restatement, extension, renewal or supplement of any Lease or termination or acceptance of surrender of any Lease, Borrower Parties shall deliver to Agent certified true, correct and complete copies of such Lease, amendment, modification, restatement, extension, renewal or supplement or document terminating or accepting such a surrender, together with a copy of any Lease Security and/or Lease Guaranty which is entered into in connection therewith.
(j)    Security Deposits. Any letter of credit or other instrument that a Borrower Party receives as a security deposit (or in lieu of a cash security deposit) under any Lease (“Lease Security”) shall be (i) maintained in full force and effect in the full amount required under the applicable Lease (less any amounts drawn in accordance with the terms of the applicable Lease, this Loan Agreement, the other Loan Documents and Legal Requirements) unless replaced by a cash deposit, and (ii) fully transferable or assignable to Agent to the extent permissible under applicable Legal Requirements.

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(k)    Lease Guaranties. Borrower Parties shall not amend or modify in any material respect, cancel, terminate, accept a surrender or shorten the term of, or waive any term, condition or requirement under, any Lease Guaranty executed in connection with any Material Lease.
Section 4.5    Management and Operation of Property.
(a)    Borrower Parties shall, and shall cause Manager to, operate and manage each Property in a manner consistent in all material respects with Comparable Standards. Each Property shall at all times be managed directly and exclusively by Manager under the applicable Management Agreement. Borrower Parties shall cause the Management Agreements and the Material Operating Agreements to remain in full force and effect at all times (unless replaced with similar agreements in the ordinary course of business and in accordance with the terms and conditions hereof), and shall comply with the Management Agreements and Material Operating Agreements in all material respects at all times. Borrower Parties shall cause each Property to be at all times open for business as a hotel except for temporary closing due to a Force Majeure Event; provided that (i) at all times during such temporary closing Borrower Parties shall, to the extent within the control of Borrower Parties, diligently pursue a cure of the applicable Force Majeure Event and (ii) no such temporary closing shall be deemed to waive, stay or otherwise limit any other Obligations. Borrower Parties shall cause each Property to be at all times operated, managed and, without limiting Section 4.6 hereof, maintained, at all times and in the manner and accordance with the standards required pursuant to the applicable Management Agreements (including all marketing, advertising, promotional and reservation programs), but in no event below Comparable Standards.
(b)    Borrower Parties shall not (i) amend, modify, waive or terminate any material provision of any Management Agreement (provided that any amendment or modification which increases any amounts payable to Manager shall be deemed to be material) or (ii) replace, terminate or otherwise substitute Manager except, in each case, with the prior consent of Agent (provided that no such consent shall be required to the extent Manager is permitted to assign the Management Agreement pursuant to Section 9.02.2 the applicable Management Agreement). Any replacement Manager permitted hereunder shall execute a Manager SNDA substantially in the form of the Manager SNDA with such modifications thereto as Agent reasonably shall require.
(c)    Each Management Agreement, including all of Manager’s rights thereunder, subject to the terms of the Manager SNDAs, shall at all times be unconditionally subject, junior and subordinate to the terms and the Lien of this Loan Agreement, the applicable Mortgage and the other Loan Documents.
(d)    Each Borrower Party shall observe, perform, and discharge all material obligations, covenants, and warranties provided for under the Management Agreements and the Material Operating Agreements to be kept, observed, and performed by such Borrower Party. Each Operating Lessee shall diligently enforce its material rights and or secure the performance of each and every obligation, term, covenant, condition, and agreement to be performed by Manager under the Management Agreements in a commercially reasonable manner. Each Borrower Party shall diligently enforce its material rights and to secure the performance of each material obligation of each Person under the Material Operating Agreements in a commercially reasonable manner. No Borrower Party shall surrender, terminate, cancel, modify, amend or enter into any agreement in

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substitution for, or consent to the assignment of any of the Material Operating Agreements without, in each case, the prior consent of Agent.
(e)    No Borrower Party shall consent to any assignment by the Manager of its rights and obligations under any Management Agreement without Agent’s prior written consent (provided that no such consent shall be required to the extent Manager is permitted to assign the Management Agreement pursuant to Section 9.02.2 of the applicable Management Agreement).
Section 4.6    Maintenance, Repairs and Alterations.
(a)    Generally. Borrower Parties will keep or cause each Property, including all FF&E, to be kept in good working order and condition, ordinary wear and tear excepted. Borrower Parties shall maintain each Property, including all FF&E, in a manner consistent with Comparable Standards and as otherwise required by the Management Agreements, and shall make such repairs, replacements and alterations as will be necessary to maintain Comparable Standards and as otherwise required by the Management Agreements, the Loan Documents or Legal Requirements. All repairs, replacements and alterations at each Property shall be done in a good and workmanlike manner and shall be completed in accordance with all Legal Requirements in all material respects and free and clear of Liens or claims for materials supplied or for labor or services performed in connection with such repairs and alterations or otherwise. Borrower Parties may make alterations and/or improvements to the Properties which are not Significant Improvements without the prior consent of Agent. Borrower Parties shall not perform any Significant Improvement without Agent’s prior written consent, which consent shall not be unreasonably withheld or delayed. Agent may condition its consent on the satisfaction of the following requirements and conditions:
(iii)    Agent shall have determined that (x) Borrower Parties have the financial resources to complete the Significant Improvement on a timely and Lien-free basis and (y) the Significant Improvements can be completed within the time period estimated by Borrower Parties;
(iv)    If requested by Agent, Agent shall have received architectural or engineering plans and specifications for the Significant Improvement and an estimate of the costs and expenses of such Significant Improvement, all of which shall be reasonably acceptable to Agent;
(v)    If requested by Agent, Agent shall have received copies of the agreements pursuant to which the Significant Improvement shall be done, all of which shall be in form and substance satisfactory to Agent and which also shall be satisfactory to Agent as to the party performing the construction obligations thereunder;
(vi)    Agent shall have received such other information and documentation as Agent may reasonably request regarding the Significant Improvement and the restoration or repairs and the cost thereof; and
(vii)    No Event of Default shall have occurred and be continuing.

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(b)    Agent’s Inspection. From time to time and upon at least 24 hours’ prior notice to Borrower Parties (except in cases of emergency in which case no notice need be given), as required by Agent, Borrower Parties shall permit Agent, any Lender and their respective agents and representatives, to enter upon any of the Properties during normal business hours for the purpose of inspection thereof. All costs and expenses incurred by Agent or any Lender in connection with such inspection shall be paid by Borrowers. Without limiting the foregoing, Borrower Parties shall, and shall cause Manager to, permit Agent, any Lender and their respective representatives to enter upon any of the Properties, at any reasonable times during business hours on at least 24 hours’ prior notice, to inspect or examine:
(i)    All materials and shop drawings pertaining to the performance of the Significant Improvements;
(ii)    Any contracts, bills of sale, statements, receipts or vouchers pertaining to the Significant Improvements;
(iii)    All work done, labor performed or materials furnished in connection with the Significant Improvements; and
(iv)    All books, contracts and records of Borrower Parties pertaining to the Significant Improvements.
Section 4.7    Inspection of Books and Records. Borrower Parties shall at all times keep or cause to be kept complete and accurate books, records and accounts of its transactions and permit representatives of Agent or any Lender, during normal business hours upon at least 24 hours’ prior notice, to examine and copy the books and records of Borrower Parties, the Leases, all Operating Agreements, and all contracts, statements, invoices, bills, and claims for labor, materials, and services supplied for the construction, reconstruction, management, maintenance, operation, leasing and repair of the Properties.
Section 4.8    Compliance with Legal Requirements, Etc.
(a)    Compliance. Borrower Parties shall timely comply with all Legal Requirements, Property Document Requirements and all Permitted Encumbrances affecting the Properties which, if not complied with could have a Material Adverse Effect, and, upon request by Agent, deliver to Agent evidence thereof as may be required by Agent. Without limiting the generality of the foregoing, Borrower Parties shall obtain and keep in effect at all times all Permits and contractual arrangements as may be necessary to operate and maintain the Properties in accordance with the Loan Documents and all Legal Requirements, Property Document Requirements and Permitted Encumbrances. Borrower Parties assume full responsibility for the compliance with all Legal Requirements, Property Document Requirements and Permitted Encumbrances affecting the Properties and, notwithstanding any approvals by Agent, Agent shall not have any obligation or responsibility whatsoever for any matter incident to any Property or the construction, renovation or maintenance of any portion of any Property.

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(b)    Contested Legal Requirement. Notwithstanding the provisions of Section 4.8(a) hereof, Borrower Parties shall have the right, provided no Event of Default shall have occurred and be continuing, in good faith, to contest by appropriate legal proceedings (without cost or expense to Agent or Lenders) the validity of any Legal Requirement and to postpone the compliance therewith, provided that (i) such contest shall operate to prevent the enforcement thereof, (ii) such contest shall be promptly and diligently prosecuted by and at the expense of Borrowers, (iii) neither Agent nor Lenders shall suffer or would be the subject of any civil or criminal liabilities, penalties or sanctions, (iv) Borrower Parties shall comply with such contested Legal Requirement if at any time all or any part of any Property shall be in imminent danger of being foreclosed, sold, forfeited, or otherwise lost or impaired or if such contest shall be discontinued, (v) Borrowers shall protect, indemnify, hold harmless Agent and Lenders from and against any liability and claims arising out of the postponement of the compliance with such Legal Requirement, (vi) such contest shall not be prohibited by any Property Document, and (vii) Borrower Parties shall, prior to commencing any such proceedings, furnish proof satisfactory to Agent that Borrowers have established a reserve account or provided collateral acceptable to Agent in which Agent and Lenders shall have a security interest and which reserve or collateral, as the case may be, shall be in an amount not less than the amount of any penalties, including interest and additional charges which may be incurred as a result of such contest or has otherwise provided for the payment of such amounts, in all cases to the satisfaction of Agent.
Section 4.9    Appraisals. Agent or any Lender shall have the right to cause an Appraisal or if Agent shall elect, an Appraisal Update, of any Property to be performed at such times, if any, as (a) Agent or any Lender may elect to obtain an Appraisal or an Appraisal Update of such Property or (b) such an Appraisal or Appraisal Update may be required under FIRREA or any other statute or regulations applicable to Agent or any Lender; provided, however in the event that an Appraisal Update in lieu of an Appraisal would be sufficient under a requirement of FIRREA or other statute or regulation, Agent and Lenders agree that an Appraisal Update shall be sufficient for purposes of clause (b) above. The cost of any such Appraisal and/or Appraisal Update shall be paid by Borrowers (i) if an Event of Default shall then be continuing (if such request is made by Agent not more than twice in any calendar year), (ii) if no Event of Default is continuing, if such request is made by Agent not more than once in any twenty four (24) month period (exclusive of requests made under clauses (i) and (ii)), (iii) if such Appraisal or Appraisal Update is performed pursuant to clause (b) of this Section 4.9, (iv) if such Appraisal or Appraisal Update provided to Agent to establish satisfaction with the Release Conditions in accordance with Section 4.12 or Section 4.13 hereof, and/or (v) if such Appraisal or Appraisal Update is performed in connection with an exercise by Borrowers of their right to extend the then current Maturity Date in accordance with Section 2.15 hereof. Except as set forth in the immediately preceding sentence, the costs of any Appraisal and/or Appraisal Update requested by Agent after the Closing Date shall be paid by Agent. In all events, Borrower Parties shall cooperate and cause Manager to cooperate with Agent and any such appraiser and their agents and employees in connection with such Appraisal or Appraisal Update.

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Section 4.10    Insurance.
(a)    Borrower Parties shall maintain, or cause to be maintained, in full force and effect at all times, until all Obligations have been paid in full, insurance as evidenced by the Insurance Policies, and shall deliver or cause to be delivered to Agent, (i) contemporaneously with the execution hereof, certificates of insurance evidencing the insurance to be maintained pursuant to this Agreement, (ii) provide for inspection all Insurance Policies within sixty (60) days following the policy inception date, and (iii) and within ten (10) days after such renewal, Borrowers shall deliver to Agent evidence satisfactory to Agent of Borrower’s payment of the premium for such Insurance Policy.
(b)    All Insurance Policies shall name Borrowers Parties as a named insured. All Insurance Policies shall be issued by an insurer or insurers acceptable to Agent with an A.M. Best rating and size of A:X or better or otherwise acceptable to Agent, or equivalent rating from another agency acceptable to Agent and be licensed or authorized in the State where the applicable Property is located; provided that, so long as insurance carriers with a rating of A:X or better will be the carriers of the primary insurance layer, insurance companies with ratings of A-:VII or better may issue policies in the excess layers, so long as no more than 20 percent (20%) of the insurance companies in the first excess layer have ratings less that A:X and each such insurance company has an A.M. Best “Stable” outlook. Agent may, in its sole discretion, accept insurance companies not meeting the above noted rating minimum.
(c)    The property, boiler and machinery Insurance Policies, including loss of rental income insurance, shall also name Agent under a non-contributing New York standard mortgagee clause and lender loss payee endorsement or equivalent endorsements satisfactory to Agent in form and content. Loss of rental income insurance shall name Agent as lender loss payee. All property Insurance Policies also shall contain an agreed amount (coinsurance waiver) and replacement cost value endorsement and shall cover, without limitation, all tenant improvements and betterments which Borrower Parties are required to insure in accordance with any Lease. The liability insurance policies shall name Agent as an additional insured on an endorsement acceptable to Agent. The amount of any deductible under any Insurance Policy shall be acceptable to Agent. Without Agent’s prior consent, Borrower Parties shall not name any Person other than Agent, as loss payee under any property Insurance Policies covering the Improvements and such tenant improvements and betterments that Borrower Parties are required to insure pursuant to this Loan Agreement; provided that, if blanket policies are obtained, this sentence shall not apply to property covered by such blanket policies other than the Improvements and such tenant improvements and betterments which Borrower Parties are required to insure pursuant to this Loan Agreement. Notwithstanding the immediately preceding sentence, such Insurance Policy shall provide that any proceeds that are payable to a loss payee shall be payable by check to Agent and Borrower.
(d)    Each Insurance Policy shall contain a provision whereby the insurer (i) agrees that such policy shall not be canceled, terminated or non-renewed without, in each case, at least thirty (30) days’ prior written notice by the insurer to Agent, (ii) waives any right to claim any premiums and commissions against Agent provided that such policy need not waive the requirement that the premium be paid in order for a claim to be paid to the insured, and (iii) provides that Agent

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is permitted, but not obligated, to make payments to effect the continuation of such policy upon notice of cancellation due to nonpayment of premiums. In the event any Insurance Policy shall contain breach of warranty provisions, such policy shall provide that with respect to the interest of Agent, such Insurance Policy shall not be invalidated by and shall insure Agent regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the applicable Property for purposes more hazardous than permitted by the term thereof, or (C) any foreclosure or other action or proceeding taken by Agent pursuant to any provision of the Mortgages. Borrower Parties shall not modify any provision of any Insurance Policy relating to coverage, deductibles or limits without the prior consent of Agent if, after giving effect to such modification, such Insurance Policy would no longer satisfy the provisions of this Loan Agreement.
(e)    Borrowers shall pay or cause to be paid the premiums for the Insurance Policies as the same become due and payable. Borrowers also shall deliver to Agent, within ten (10) days of Agent’s request, a certificate of Borrowers or Borrower Parties’ insurance agent setting forth the particulars as to all such Insurance Policies, that all premiums due thereon have been paid and that the same are in full force and effect. Not later than thirty (30) days prior to the expiration date of each of the Insurance Policies, Borrowers shall deliver to Agent a certificate of insurance evidencing renewal of coverage as required herein or binders of all such renewal Insurance Policies, if available, provided that if the foregoing are not available as of such date, then Borrower shall deliver to Agent evidence reasonably satisfactory to Agent that the coverages required herein shall be timely renewed and shall promptly deliver to Agent such certificates once they are available; however, the certificates shall be delivered not later than the expiration of the current insurance. Borrowers shall deliver to Agent no later than then (10) days after the expiration date, proof that the necessary premium for the Insurance Policies have been paid. Agent reserves the right to request certified copies of the Insurance Policies, placed directly by the Borrowers. Borrowers shall, at Agent’s request, make arrangements for Agent, or their designated representative to review and take detailed notes about the policies placed on behalf of Borrowers.
(f)    Notwithstanding anything to the contrary contained herein, if at any time Agent is not in receipt of written evidence that all insurance required hereunder is maintained in full force and effect, Agent shall have the right (but not the obligation), after the expiration of any applicable notice and cure period and upon five (5) Business Days prior notice to Borrowers, to take such action as Agent deems necessary to protect its interest in the applicable Property, including the obtaining of such insurance coverage as Agent shall deem appropriate, and all expenses incurred by Agent in connection with such action shall be paid by Borrowers.
(g)    Any insurance maintained pursuant to this Section 4.10 may be evidenced by blanket insurance policies covering the Properties and other properties or assets of Borrower Parties or its Affiliates, provided that (i) any such policy shall in all other respects comply with the requirements of this Section 4.10 and (ii) Agent shall have determined that such blanket policies provide sufficient limits of insurance.
Section 4.11    Payment of Taxes. Borrower shall pay and discharge or shall cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon

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Borrowers or Borrower Parties (whether imposed by contract or agreement or by Legal Requirements), or upon Borrowers’ or Borrower Parties’ income or profits, or upon the Properties or upon any other property belonging to Borrowers or Borrower Parties, in each case prior to such time as such tax, assessment, charge or levy is to become delinquent; provided, however, that Borrower Parties shall not be required to pay any such tax, assessment, charge, or levy if and so long as (a) the amount, applicability, or validity thereof shall currently be contested in good faith by appropriate proceedings, and (b) such contest shall not be prohibited by the Property Documents, (c) no Event of Default shall have occurred and is continuing, (d) Borrower Parties shall have provided Agent with at least twenty (20) days prior notice that such tax, assessment, charge or levy is being contested, and (d) Borrower Parties shall, prior to commencing any such proceedings to contest such tax, assessment, charge or levy, furnish proof satisfactory to Agent that Borrowers have established a reserve account or provided collateral acceptable to Agent in which Agent and Lenders shall have a security interest and which reserve or collateral, as the case may be, and which shall be in an amount not less than the amount of any penalties, including interest and additional charges which may be incurred as a result of such contest, or has otherwise provided for the payment of such amounts, in all cases, to the satisfaction of Agent.
Section 4.12    Damage or Destruction.
(a)    Promptly, and in any case within three (3) Business Days after the occurrence thereof, Borrower Parties shall notify Agent of any fire or other Casualty with respect to any portion of any Property with an estimated claims value in excess of $100,000. Such notice also shall generally describe the nature and extent of such Casualty and set forth Borrower Parties’ best estimate of the cost of Restoration.
(b)    Agent shall be entitled to receive all insurance proceeds payable with respect to any Property on account of a Casualty in excess of the Casualty Threshold. Each Borrower Party hereby irrevocably assigns, transfers and sets over to Agent all rights of such Borrower Party’s right to any such insurance proceeds, award or payment. Each Borrower Party hereby irrevocably authorizes and empowers Agent, in the name of such Borrower Party or otherwise, to file for and prosecute in its own name what would otherwise be such Borrower Party’s claim for any such insurance proceeds. Notwithstanding the foregoing, so long as no Event of Default shall have occurred and shall then be continuing and provided Borrower Parties promptly file all claims and diligently prosecutes same, Borrower Parties shall have the right to file, adjust, settle and prosecute any claim for such insurance proceeds; provided, however, that Borrower Parties shall not agree to any adjustment or settlement of any such claim payable with respect to a Casualty the insurance proceeds with respect to which are greater than Casualty Threshold without Agent’s prior consent. Borrower Parties shall promptly after demand pay to Agent all reasonable costs and expenses (including the fee of any insurance consultant or adjuster and reasonable attorneys’ fees and disbursements) incurred by Agent in connection with a Casualty and seeking and obtaining any insurance proceeds, award or payment with respect thereto. Net Proceeds held by Agent, together with any interest earned thereon, shall constitute additional security for the payment of the Obligations (a security interest therein being granted hereby), until disbursed in accordance with this Section 4.12.

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(c)    Borrower Parties shall, at the sole cost and expense of Borrowers, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances which, if not complied with could have a Material Adverse Effect, whether or not Borrower Parties shall have satisfied the requirements of Section 4.12(d) hereof in order to cause the Net Proceeds to be made available for such Restoration and whether or not such insurance proceeds on account of the Casualty shall be sufficient for such purpose.
(d)    In the case of any Casualty with respect to which the insurance proceeds payable are less than the Casualty Threshold and provided that no Event of Default shall then exist, the Net Proceeds shall be held by Borrower Parties (or if required under the Management Agreement, Manager) to be applied and used for the Restoration. If the insurance proceeds are equal to or greater than the Casualty Threshold, the Net Proceeds shall be held by Agent, if Agent so elects, as a part of the Collateral and shall be applied or dealt with by Agent as follows:
(i)    The Net Proceeds shall be made available to reimburse Borrower Parties for the costs of Restoration or to be applied directly to such costs provided that the following conditions are satisfied (each a “Release Condition” and collectively, the “Release Conditions”):

(A)	no Event of Default shall have occurred and be continuing;

(B)	the loss is in an aggregate amount less than 25% of the Allocated Loan Amount of the affected Property (or such higher amount agreed to by Agent in its sole and absolute discretion);

(C)
Borrower Parties shall have demonstrated to the reasonable satisfaction of Agent that the Restoration can be completed at least six (6) months prior to the then-current Maturity Date, or such earlier time as may be required by applicable Legal Requirements;

(D)
Borrower Parties shall have demonstrated to the satisfaction of Agent that sufficient funds are available to Borrower Parties through rent and/or business interruption insurance maintained pursuant to this Agreement, cash, and/or a Letter of Credit or other similar cash-equivalent security reasonably satisfactory to Agent as to form, content and issuer, and which shall be for the benefit of Agent, to pay all debt service with respect to the Loan and all operating expenses with respect to the affected Property during the period reasonably estimated by Borrower Parties as necessary for the completion of the Restoration;

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(E)
If requested by Agent, Borrower Parties shall have provided Agent with a guaranty of completion satisfactory to Agent in form and content and as to guarantor which, among other things, guarantees the timely and lien-free completion of the Restoration;

(F)
to the extent, in Agent’s reasonable judgment, the Net Proceeds are insufficient to pay the costs of the Restoration, Borrower Parties shall have provided Agent with a Letter of Credit, cash deposit or similar equivalent security in the amount of such deficiency in form, content and issuer satisfactory to Agent;

(G)
Agent shall have been provided an Appraisal or any Appraisal Update, certifying that upon completion of the repairs and restoration of the affected Property the Loan-to-Value Ratio shall not exceed sixty five percent (65%); and

(H)
Agent shall have received architectural plans and specifications for all restoration and repairs and an estimate of the costs and expenses of all such restoration and repairs, all of which shall be in form acceptable to Agent.

(ii)    Notwithstanding Section 4.12(d)(i) hereof, if Agent does not elect to hold the Net Proceeds in excess of the Casualty Threshold, Borrower Parties shall not disburse any Net Proceeds other than in accordance with the conditions of this Section 4.12(d) and Sections 4.12(e) and 4.12(f) hereof.
(e)    If one or more of the Release Conditions are not satisfied or otherwise waived by Lender, all Net Proceeds shall be applied in accordance with Section 4.12(h) hereof.
(f)    All reasonable costs and expenses incurred by Agent in connection with making the Net Proceeds available for the Restoration (including reasonable attorneys’ fees and disbursements and reasonable fees and actual out-of-pocket expenses of Agent’s construction consultants and inspectors) shall be paid by Borrowers. Any Net Proceeds (including, without limitation, any excess business interruption/rent loss proceeds, remaining after the Restoration and the payment in full of all costs incurred in connection with the Restoration shall, provided that no Default or Event of Default shall be continuing, be distributed by Agent to Borrowers.
(g)    Business interruption/rent loss insurance proceeds of Borrower Parties shall be deposited into either (i) an account or subaccount of Agent or (ii) an account at a bank or other financial institution approved by Agent (and in each case, segregated from other funds of Agent) and shall be disbursed to Borrower Parties each month in the amount equal to the proceeds allocable to such month. Borrower Parties hereby grant to Agent a security interest in all rights of Borrower Parties in and to such account and all sums on deposit therein as additional security for the Obligations. Upon the occurrence and during the continuation of an Event of Default, Agent shall

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have the rights and remedies with respect to such account specified in this Loan Agreement and in any other Loan Document, subject to the Manager SNDA. If held by Agent, the credit balance in such account or subaccount may not be commingled with the general funds of Agent. If not held by Agent, Borrower Parties shall cause the bank or financial institution at which such account is held to execute and deliver to Agent an Account Agreement with respect to such account in substantially the form as attached hereto as Exhibit B, Borrower shall pay all fees and costs with respect thereto and Borrower Parties shall not close such account without obtaining the prior consent of Agent. Neither Agent nor Lenders shall be liable for any loss of interest on or any penalty or charge assessed against the funds in, payable on, or credited to such account as a result of the exercise by Agent of any of its rights, remedies or obligations hereunder or under any other Loan Document. Any interest earned on the balance of such account shall be deposited into such account and be applied with the balance of such account in accordance with this Section 4.12(g). Agent shall have sole control over such account.
(h)    Upon a Casualty, if the disposition of the Net Proceeds is governed by Section 4.12(e) hereof, at the option of Agent, the Loan shall be due and payable upon sixty (60) days’ written notice from Agent or, if earlier, the Maturity Date. Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (a) make available the Net Proceeds to Borrowers for Restoration in the manner provided in Section 4.12(d) hereof or (b) apply the Net Proceeds to the Obligations, in such order and manner as Agent determines, as the case may be.
(i)    With respect to any Net Proceeds which Agent is required to make available (or otherwise elects to make available in its sole discretion), such Net Proceeds shall be disbursed to Borrower Parties from time to time in accordance with Agent’s standard construction lending practices and the upon the receipt of the following, each in form and substance satisfactory to Agent:
(i)     A request for disbursement signed by Borrowers, accompanied by billing statements, vouchers or invoices, which request for disbursement shall expressly warrant that the work with respect to which the advance is requested has been performed in accordance with the approved plans and specifications for the restoration or repair;
(ii)     Proof that all invoices for labor and materials previously submitted by Borrowers and approved and reimbursed or paid by Agent have been paid, except for those the subject of the current request for disbursement;
(iii)     Lien waivers for all payees under previous requests for disbursements;
(iv)     If requested by Agent, a report from Borrower Parties’ architect or, if Agent shall elect, Agent’s consultant, which shall specify the percentage of completion of restoration or repair, shall provide reasonably detailed comments on specific work performed since the date of the last such report, and, if required by Agent, an estimate of the cost to complete the restoration and repair after taking into account the work then completed;

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(v)     At the request of Agent, an endorsement of the Title Insurance Policy, which endorsement shall show no Liens of record or additional encumbrances (other than Permitted Encumbrances) not acceptable to Agent;
(vi)     If requested by Agent, copies of the agreements pursuant to which the restoration or repair shall be done, all of which shall be in form and substance satisfactory to Agent, and which also shall be satisfactory to Agent as to the party performing the construction obligations thereunder;
(vii)     If requested by Agent, an assignment to Agent of all construction and design-professional contracts (which may be pursuant to the Mortgages and the Assignment of Agreements), together with the written consent to such assignments by all parties to such contracts (which may be included in any such contract); and
(viii)     Such other information and documentation as Agent may request regarding the Improvements and the restoration or repairs and the cost thereof.
(j)    Notwithstanding anything to the contrary contained in this Section 4.12, in the event of any conflict between the provisions of this Section 4.12 and the Ground Lease with respect to the payment or application of Net Proceeds, the provisions of the Ground Lease shall control; provided that in all cases (i) the Release Conditions (D), (E), (F) and (H) set forth in Section 4.12(d) have been satisfied and (ii) the disbursement of any Net Proceeds shall be subject to Section 4.12(i). If a Borrower Party or its Affiliate should hereafter acquire the lessor’s interest in the Ground Lease, the provisions of this Section 4.12(j) shall automatically cease to be of any force or effect.
Section 4.13    Taking of the Mortgaged Property.
(a)    Promptly, and in any case within three (3) Business Days after the occurrence thereof, Borrower Parties shall notify Agent of any Taking of any portion of any Property or the commencement of any proceedings or negotiations which might result in such a Taking. Such notice shall generally describe the nature and extent of such Taking or the nature of such proceedings or negotiations and the nature and extent of the Taking which might result therefrom. Agent shall be entitled hereunder to all awards or compensation payable on account of a Taking if such awards or compensation exceed the Condemnation Threshold. Each Borrower Party hereby irrevocably assigns, transfers and sets over to Agent all rights of such Borrower Party to any such awards or compensation and irrevocably authorizes and empowers Agent, in the name of such Borrower Party or otherwise, to collect and receipt for any such award or compensation and delegate to Agent the right to file and prosecute any and all claims for any such awards or compensation and to participate in any and all hearings, trials and appeals in connection with a Taking on behalf of Borrower Parties to the extent the condemnation award or compensation exceeds the Condemnation Threshold; provided that, so long as no Event of Default shall be continuing, Agent shall not exercise the right to file and/or prosecute any such claim and Borrower Parties shall have the right to settle claims with the prior consent of Agent (not to be unreasonably withheld, conditioned or delayed). Upon the occurrence and continuance of an Event of Default, Agent may participate in such proceedings or negotiations upon prior notice to Borrower Parties and Borrower Parties will deliver or cause to

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be delivered to Agent all instruments requested by Agent to permit such participation; provided, however, that Agent shall be under no obligation to question the amount of the award or compensation. Although it is hereby expressly agreed that the same shall not be necessary, and in any event, Borrower Parties shall, upon demand of Agent, make, execute and deliver any and all assignments and other instruments sufficient for the purpose of assigning any such award or compensation in excess of the Condemnation Threshold to Agent, free and clear of any encumbrances of any kind or nature whatsoever. Agent may be represented by counsel satisfactory to it at the expense of Borrowers. Borrowers will pay promptly after demand all costs and expenses (including reasonable attorneys’ fees and disbursements and costs and expenses of any appraiser or other consultant) incurred by Agent in connection with any Taking and seeking and obtaining any award or payment on account thereof.
(b)    Borrower Parties shall, at the sole cost and expense of Borrowers, promptly commence and diligently and continuously perform to completion the Restoration in a good and workmanlike manner and in compliance with all Legal Requirements and the requirements of the Permitted Encumbrances, whether or not Borrower Parties shall have satisfied the Release Conditions in order to cause the Net Restoration Award to be made available for such Restoration and whether or not such awards or compensation, if any, on account of the Taking shall be sufficient for such purpose.
(c)    All Net Restoration Awards in excess of the Condemnation Threshold shall be held by Agent at its election. All such Net Restoration Awards shall be applied as follows:
(iii)    If the Release Conditions are satisfied (other than the Release Condition described in Section 4.12(d)(i)(B), which Release Condition shall not be applicable to a Taking), and the Taking is not a Material Taking, all Net Restoration Awards shall be applied to pay the cost of Restoration, such application to be effected in the same manner as provided in Section 4.12(d) hereof with respect to Net Proceeds and the balance, if any, of such Net Restoration Awards shall, at the option of Agent, be applied as a prepayment of the principal amount of the Loan or be paid over or assigned to Borrowers following completion of the Restoration.
(iv)    If the Taking is a Material Taking or one more of the Release Conditions are not satisfied (other than the Release Condition described in Section 4.12(d)(i)(B), which Release Condition shall not be applicable to a Taking), all Net Restoration Awards being held by Agent shall be applied in accordance with Section 4.13(d) hereof.
(v)    In the case of a Taking for temporary use, any Net Restoration Awards shall be applied to the Obligations in such order as Agent may elect.
(d)     Upon a Taking, if the disposition of the Net Restoration Awards is governed by Section 4.13(c)(ii) hereof, at the option of Agent, the Loan shall be due and payable upon sixty (60) days’ written notice from Agent or, if earlier, the Maturity Date. Regardless of whether Agent shall so elect to accelerate the maturity of the Loan as aforesaid, Agent shall have the option to (a) make available the Net Restoration Awards to Borrower for Restoration in the manner provided in Section 4.12(d) hereof or (b) apply the Net Restoration Awards to the Obligations, in such order and manner as Agent determines, as the case may be.

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(e)    Notwithstanding anything to the contrary contained in this Section 4.13, in the event of any conflict between the provisions of this Section 4.13 and the Ground Lease with respect to the payment or application of Net Proceeds, the provisions of the Ground Lease shall control; provided that, in all cases (i) the Release Conditions (D), (E), (F) and (H) set forth in Section 4.12(d) have been satisfied and (ii) the disbursement of any Net Proceeds shall be subject to Section 4.12(i). If a Borrower Party or its Affiliate should hereafter acquire the lessor’s interest in the Ground Lease, the provisions of this Section 4.12(e) shall automatically cease to be of any force or effect.
Section 4.14    Costs and Expenses.
(a)    Except as otherwise provided herein, Borrowers shall pay when due all costs and expenses related to the Loan, including (i) all fees and taxes for filing or recording the applicable Loan Documents, including mortgage recording taxes, documentary stamp taxes and similar taxes or fees and foreign notary charges, (ii) all reasonable fees, disbursements and expenses of legal counsel and any consultant to Agent, (iii) all title insurance and title examination charges, including premiums for the Title Insurance Policy, (iv) all survey costs and expenses, including the cost of the Survey, (v) all premiums for the Insurance Policies, (vi) all costs and expenses of the Environmental Audit, the Engineer’s Audit, the Insurance Review and any additional engineering, environmental or insurance audit required by Agent, including any asbestos inspection, a seismic probable maximum loss study and any Appraisal or any Appraisal Update, (vii) all taxes and recording expenses, including all filing fees and mortgage recording taxes, with respect to the Loan Documents, and any other documents modifying, extending or consolidating the Loan Documents, (viii) in the event any Property, or any portion thereof, shall be advertised for foreclosure sale and not sold, all costs in connection therewith, including attorneys’ fees and disbursements, advertising costs and trustees’ commission, (ix) all costs and expenses relating to any tax, lien, UCC, bankruptcy, judgment and title searches required by Agent and (x) all other costs and expenses payable to third parties (including the reasonable fees and expenses of Agent’s Construction Consultant but excluding all participation, assignment or syndication costs) which are incurred by Agent or any Lender in connection with the Loan, whether incurred prior to or after the Closing Date.
(b)    Borrowers further agree to pay upon demand all out-of-pocket expenses to third parties (including reasonable attorney’s fees and disbursements) incurred by Agent in connection with any amendments, modifications, waivers, approvals or consents in connection with the Loan or any Loan Document thereof (whether or not the transactions thereby contemplated shall be consummated) or incurred by Agent in connection with the enforcement or protection of its rights and obligations in connection with this Loan Agreement and the other Loan Documents or in connection with the Loan made hereunder, including all reasonable attorney’s fees and disbursements.
Section 4.15    Indemnity by Borrowers. Borrowers shall indemnify and hold harmless Agent, Lenders and their respective Affiliates, directors, officers, shareholders, partners, members, agents, attorneys and employees (individually and collectively, the “Indemnitee”) from and against any loss, cost, expense, damage or liability (including reasonable legal fees and disbursements and costs incurred in the enforcement of the indemnity granted pursuant to this

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Section 4.15), which the Indemnitee may suffer or incur by reason of or in connection with any claim of injury or damage to Persons or property arising out of or in any way resulting from or in connection with Borrower Parties, Guarantors, Manager, the Properties, the Loan, any Loan Document, the Property Documents or the Permitted Encumbrances, including, without limitation, any loss, cost, expense, damage or liability (including reasonable legal fees and disbursements and costs) incurred by or asserted against any Indemnitee in connection with or arising out of any investigation, litigation, enforecement or proceeding related to the Loan or the Properties; provided, however, that Borrowers shall have no obligation under this Section 4.15 to any Indemnitee with respect to any of the foregoing to the extent the same has arisen solely out of the gross negligence or willful misconduct of such Indemnitee or any of such Indemnitee’s agents or employees. If any claim, demand, action or cause of action is asserted against any Indemnitee, such Indemnitee shall promptly notify Borrowers, but the failure to do so shall not affect Borrowers’ obligations under this Section 4.15 unless such failure materially prejudices Borrowers’ right to participate in the contest of such claim, demand, action or cause of action. The provisions of this Section 4.15 shall survive the repayment of the Loan.
Section 4.16    Further Assurances. Borrowers shall, within seven (7) days after written request, make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, deem necessary in order to give effect to the rights and benefits conferred on Agent and Lenders pursuant to this Loan Agreement, the Mortgages or any of the other Loan Documents, all or any part of the security intended to be provided pursuant to this Loan Agreement or any of the other Loan Documents, for any of the Obligations.
Section 4.17    Ownership of Properties. Capital Borrower shall at all times be the sole legal and beneficial owner of the Capital Property and Torrey Pines Borrower shall at all times be the sole legal and beneficial owner of the leasehold interest in Torrey Pines Property created by the Ground Lease. Capital Operating Lessee shall at all times be the sole legal and beneficial owner of the leasehold estate in the Capital Property created by the Capital Operating Lease and Torrey Pines Borrower shall at all times be the sole legal and beneficial owner of the leasehold interest in Torrey Pines Property created by the Torrey Pines Operating Lease. Each Borrower Party shall at all times be the sole legal and beneficial owner of the other Collateral which is encumbered by the Mortgages and/or the Manager SNDA, subject only to (a) the Permitted Encumbrances, (b) the Liens created pursuant to the Loan Documents, and (c) such other claims and interests as may be otherwise expressly allowed by the terms of the Loan Documents.
Section 4.18    Maintenance of Liens. Borrower Parties shall perform all such acts and execute all such documents as Agent may request in order to enable Agent to report, file, and record every instrument that Agent may deem necessary in order to perfect and maintain Agent’s Liens in the Properties, and otherwise to preserve and protect the rights of Agent and Lenders therein.
Section 4.19    Defense of Title. Borrower Parties hereby warrant and agree to forever defend, all and singular, title to the Collateral unto Agent, Lenders and their respective

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successors and assigns, forever, against every Person whomsoever claiming the same or any part thereof, subject, however, to the Permitted Encumbrances. Borrower Parties will take all actions necessary or proper to defend title to their interest in the Properties, but at any time that any Event of Default shall have occurred and be continuing, Agent shall have the right, to intervene in any suit affecting such title and to employ independent counsel in connection with any such suit to which it may be a party by intervention or otherwise; and upon demand, Borrowers agree to pay Agent all expenses paid or incurred by Agent in respect of any such suit affecting title to any such property or affecting Agent’s and Lenders’ Lien or rights hereunder, including, fees and disbursements to Agent’s attorneys. Borrowers will indemnify and hold harmless Agent and Lenders from and against any and all costs, expenses, loss, damage or liability including any and all cost, expense, loss, damage or liability which Agent or Lenders may suffer or incur by reason of the failure of the title to all or any part of any Property or by reason of the failure or liability of Borrower Parties, for any reason, to convey the rights, titles and interests which the Mortgages and the Subordination and Security Agreements purport to mortgage or assign, and all amounts at any time so payable by Borrowers shall be secured by the Lien of the Mortgages and the Subordination and Security Agreements.
Section 4.20    Property Document Covenants. Borrower Parties shall observe, perform, and discharge in all material respects all obligations, covenants, and warranties provided for under the terms of the Property Documents to be kept, observed, and performed by Borrower Parties to the extent that failure to do so would have a Material Adverse Effect. Borrower Parties shall keep the Property Documents in full force and effect to the extent that failure to do so would have a Material Adverse Effect. Without Agent’s prior consent, Borrower Parties shall not (a) modify, change, supplement, alter, amend or terminate any material Property Documents or (b) waive or release any of Borrower Parties’ rights under any material Property Documents. Borrower Parties shall pay when due all charges, dues and assessments imposed on Borrower Parties under the Property Documents. If Borrower Parties fail to pay such charges, dues and assessments, Agent shall have the right, but not the obligation, to pay the same on behalf of Borrower Parties and such amounts shall be payable by Borrowers to Agent upon demand and shall accrue interest at the Default Rate until paid.
Section 4.21    Ground Lease.
(a)    Torrey Pines Borrower shall:
(i)    pay all rents, additional rents and other sums required to be paid by Torrey Pines Borrower, as tenant under and pursuant to the provisions of the Ground Lease as and when such rent or other charge is payable,
(ii)    diligently perform and observe all of the terms, covenants and conditions of the Ground Lease on the part of Torrey Pines Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period therein provided, and
(iii)    promptly notify Agent of the giving of any written notice by the Ground Lessor under the Ground Lease of any default by the tenant in the performance or

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observance of any of the terms, covenants or conditions of the Ground Lease on the part of the tenant thereunder, to be performed or observed and deliver to Agent a true copy of each such notice.
(b)    Torrey Pines Borrower shall not, without the prior consent of Agent, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend in any material respect the Ground Lease, either orally or in writing, and Torrey Pines Borrower hereby collaterally assigns to Lender, as further security for the payment of the Obligations and for the performance and observance of the terms, covenants and conditions of the Loan Documents all of the rights, privileges and prerogatives of Torrey Pines Borrower, as tenant under the Ground Lease. Any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, or material modification, change, supplement, alteration or amendment of the Ground Lease without the prior consent of Lender shall be void and of no force and effect.
(c)    Notwithstanding the foregoing, it is expressly understood and agreed that Torrey Pines Borrower may enter into an agreement with Ground Lessor to extend the term of the Ground Lease; provided that (i) such extension shall be effected pursuant to an agreement reasonably approved by Agent in advance (unless such agreement does not otherwise amend, modify or supplement the terms of the Ground Lease and is limited to extending the term thereunder in which case (1) the prior approval of Agent shall not be required and (2) Borrowers shall deliver a copy of such extension agreement to Agent within ten (10) days after the execution thereof) and (ii) Borrowers shall, at Borrowers’ sole cost, execute all documents and deliver any title insurance endorsement deemed reasonably necessary by Agent to confirm that the lien of the Torrey Pines Mortgage remains unimpaired.
(d)    If Torrey Pines Borrower shall default in the performance or observance of any material term, covenant or condition of the Ground Lease on the part of Torrey Pines Borrower, as the tenant thereunder, to be performed or observed, then, without limiting the generality of the other provisions of the Torrey Pines Mortgage and this Loan Agreement and without waiving or releasing any Borrower Party from any of its obligations hereunder, Agent shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the material terms, covenants and conditions of the Ground Lease on the part of Torrey Pines Borrower, as a tenant thereunder, to be performed or observed or to be promptly performed or observed on behalf of Torrey Pines Borrower, to the end that the rights of Torrey Pines Borrower in, to and under the Ground Lease shall be kept unimpaired as a result thereof and free from default, even though the existence of such event of default or the nature thereof be questioned or denied by Torrey Pines Borrower or by any party on behalf of Torrey Pines Borrower. If Agent shall make any payment or perform any act or take action in accordance with the preceding sentence, Agent will notify Borrowers of the making of any such payment, the performance of any such act, or the taking of any such action. If Ground Lessor shall deliver to Agent a copy of any notice of default sent by Ground Lessor to Torrey Pines Borrower, as tenant under the Ground Lease, such notice shall constitute full protection to Agent for any action taken or omitted to be taken by Agent, in good faith, in reliance thereon. Torrey Pines Borrower shall not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in

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the landlord’s interest in all or any part of the Torrey Pines Property, unless, in each such case, the written consent of Agent shall have been first had and obtained.
Section 4.22    Operating Leases.
(a)     Each Borrower Party shall (i) perform and observe as and when required thereunder all of the covenants required to be performed and observed by it under the Operating Lease to which it is a party; (ii) promptly notify Agent of any default (beyond any applicable notice, grace or cure period) under any Operating Lease; and (iii) promptly deliver to Agent (without duplication) a copy of any notice of default or other material notice under any Operating Lease delivered to or from a Borrower Party.
(b)    If at any time, (i) any Operating Lessee shall become insolvent or a debtor in a bankruptcy proceeding or (ii) Agent or its designee has taken title to a Property by foreclosure or deed in lieu (or assignment in lieu, with respect to the Torrey Pines Property) of foreclosure, has become a mortgagee-in-possession, has appointed a receiver with respect to a Property or has otherwise taken title to a Property, Agent shall have the absolute right to (and each Borrower Party shall reasonably cooperate and not in any way hinder, delay or otherwise interfere with Agent’s right to), immediately terminate the affected Operating Lease under and in accordance with the terms of the applicable Subordination and Security Agreement.
(c)    Except with respect to any Property which is the subject of a Release pursuant to Section 2.14 hereof, Borrower Parties shall not, without the prior written consent of Agent, which consent shall not be unreasonably withheld: (i) surrender, terminate or cancel any Operating Lease or otherwise replace any Operating Lessee or enter into any other operating lease with respect to any Property, provided, however, at the end of the term of the Operating Lease, Borrowers may renew any Operating Lease or enter into a replacement Operating Lease with the applicable Operating Lessee at a fair market rent required pursuant to the Internal Revenue Code (if applicable) or which Borrowers may establish using a transfer pricing report obtained from a Big 4 accounting firm, and otherwise on substantially the same terms as the expiring Operating Lease or (ii) reduce or consent to the reduction of the term of any Operating Lease.
Section 4.23    Compliance with Anti-Money Laundering and OFAC Laws.
(a)    Borrower Parties shall at all times comply in all material respects with the requirements of all Anti-Money Laundering Laws.
(b)    Borrower Parties shall provide Agent any information regarding Borrower Parties, their Affiliates, and its subsidiaries necessary for Agent to comply with all Anti-Money Laundering Laws.
(c)    Borrower Parties shall at all times comply in all material respects with the requirements of all OFAC Laws.
(d)    Borrower Parties shall not, and shall cause their Affiliates and subsidiaries and any Persons holding any legal or beneficial interest in Borrower Parties equal to or greater than

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twenty percent (20%) (whether directly or indirectly but in any case excluding publicly traded shares) not to, conduct business with or engage in any transaction with any Person named in any Government List or any Person included in, owned by, Controlled by, acting for or on behalf of, providing assistance, support, sponsorship, or services of any kind to any of the Persons referred to or described in any Government List. For purposes of this Section 4.23, the term “Affiliates” and the phrase “any Persons holding any legal or beneficial interest in Borrowers” shall be deemed to exclude Persons who would not fit such descriptions but for the fact that they hold a legal or beneficial interest in Hilton Worldwide, Inc.
(e)    If Borrower Parties obtain actual knowledge or receive any written notice that Borrower Parties or any Affiliate or subsidiary of Borrower Parties or any Person holding any legal or beneficial interest whatsoever therein (whether directly or indirectly) is named on any Government List (such occurrence, an “OFAC Violation”), Borrowers shall promptly (i) give written notice to Agent of such OFAC Violation and (ii) comply with all applicable laws with respect to such OFAC Violation (regardless of whether the party included on the OFAC SDN List is located within the jurisdiction of the United States of America), including the OFAC Laws, and Borrower Parties hereby authorize and consent to Agent’s taking any and all steps Agent deems necessary, in its sole and absolute discretion, to comply with all applicable laws with respect to any such OFAC Violation, including the requirements of the OFAC Laws (including the “freezing” and/or “blocking” of assets and reporting such action to OFAC).
(f)    Upon Agent’s request from time to time, Borrower Parties shall deliver a certification confirming its compliance with the covenants set forth in this Section 4.23.
ARTICLE V

NEGATIVE COVENANTS
Until payment in full of all principal, interest and other sums outstanding under this Loan Agreement and the other Loan Documents, Borrower Parties agree that:
Section 5.1    Name, Fiscal Year and Accounting Method. (a) No Borrower Party will change its Fiscal Year or its method of accounting and will not permit any Guarantor to change its method of accounting, in each case, without the prior consent of Agent, and (b) no Borrower Party will or permit any Guarantor to, change its name or its principal or executive office, in each case without providing at least ten (10) days’ notice to Agent prior thereto.
Section 5.2    Consolidation or Merger. No Borrower Party shall consolidate with or merge into any other Person except to the extent such consolidation or merger constitutes a Permitted Transfer.
Section 5.3    Transactions with Affiliates. No Borrower Party shall enter into, or be a party to, any transaction with any Affiliate, partner, member, shareholder, director or employee of a Borrower Party or a Guarantor except for any contracts for the providing of goods and services in the ordinary course of such Borrower Party’s business and upon fair and reasonable terms which are fully disclosed to Agent and are no more onerous to such Borrower Party than it would obtain

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in a comparable arm’s length transaction with a Person not its Affiliate, partner, member, shareholder, director or employee of a Borrower Party or a Guarantor. Agent and Lenders acknowledge that, for purposes of this Section 5.3, the Management Agreements are not prohibited hereby.
Section 5.4    Lines of Business. No Borrower Party shall, directly or indirectly, engage in any business other than that directly related to the Property owned or leased, as the case may be, by such Borrower Party, or, except after the occurrence of a casualty or a condemnation which makes the continued operation of its Property impracticable, discontinue the operation of its Property.
Section 5.5    Easements and Restrictions. No Borrower Party shall enter into or grant any covenants, restrictions, easements or other encumbrances with respect to the Properties, including any easements or licenses for utilities, roads or any other purposes over, under or on any portion of any Property, to the extent any such change could have a Material Adverse Effect, without the prior consent of Agent.
Section 5.6    Changes in Zoning; Changes in Use.
(a)    No Borrower Party shall request or seek to obtain any change to, or consent to any request for or change in, any Legal Requirement, Property Document Requirement, Permitted Encumbrance or other restriction applicable to any Property or any portion thereof or any other law, ordinance, rule, regulation, restrictive covenant or restriction affecting the zoning, development or use of any Property or any portion thereof, or any variance or special exception therefrom which could have a Material Adverse Effect; provided that in no event shall any Borrower Party request or seek to obtain any change to the zoning affecting any Property without the prior written consent of Agent.
(b)    No Borrower Party shall change the use of any Property as a hotel or take any actions which would interfere with the use and operation of any Property as presently used and operated in any material respect.
Section 5.7    Waste. No Borrower Party shall commit or permit any waste or deterioration of or to any Property or any portion thereof which have a Material Adverse Effect, ordinary wear and tear excepted.
Section 5.8    Limitation on Indebtedness. No Borrower Party shall incur, create, contract for, waive, assume, have outstanding, guaranty or otherwise become liable with respect to Indebtedness other than Permitted Indebtedness.
Section 5.9    Distributions, Dividends or Repayments. No Borrower shall make any payments (other than for fees and other amounts payable to Manager pursuant to a Management Agreement existing on the date hereof or subsequently entered into in accordance with the terms hereof), dividends or distributions to any of its constituent partners, members, shareholders or other equity holders, to a Guarantor or to any Affiliate of any of the foregoing, including on account of any Indebtedness, investment or any services rendered or goods supplied if, at the time of such payment, dividends or distribution, (a) any Default, Event of Default or Cash Sweep Condition

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shall exist and be continuing or (b) the making of such payments, dividends or distributions would (i) cause a Default, Event of Default or a Cash Sweep Condition to exist or (ii) cause such Borrower not to have enough cash on hand to pay its then current or foreseeable obligations on a timely basis for the most recent calendar month for which a Monthly Operating Statement was then required to have been delivered to Agent pursuant to this Loan Agreement.
Section 5.10    Organizational Documents. No Borrower Party or Borrower Party Partner shall amend, modify, restate or supplement any Organizational Document of such Borrower Party or Borrower Party Partner, as the case may be, in any way which would impair its status as a Special Purpose Bankruptcy Remote Entity .
Section 5.11    ERISA Plans, Collective Bargaining Agreement.
(k)    No Borrower Party or Borrower Party Partner shall establish, maintain or have any obligation, or liability with respect to any Plan other than under the Multiemployer Plan executed by Manager identified on Exhibit O, provided that the foregoing shall not limit Manager’s ability to execute or be a party to any such Plan as the employer of the employees of the hotels located on the Properties. Borrower Parties shall not enter into any collective bargaining agreement relating to any employees working at any Property (other than those existing on the date hereof with respect to the Capital Property and described on Exhibit O) and except as executed by Manager as employer of the employees at the hotels located on the Properties; provided, that nothing herein is intended to limit Manager’s ability to enter into a collective bargaining agreement at a Property to the extent that Manager may do so under the applicable Management Agreement without first obtaining Borrower Parties’ consent. Borrower Parties shall not execute any formal consent or other “owner agreement” with respect to a collective bargaining agreement at any Property without first obtaining Agent’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Borrower Parties request Agent’s consent under this Section 5.11(a) , Agent shall be deemed to have given such consent in the event Agent fails to notify Borrower Parties whether or not it consents to such requested action within three (3) Business Days after the following conditions are satisfied:
(i)    Borrower Parties shall have delivered to Agent a notice requesting Agent’s consent, together with the relevant collective bargaining agreements and such other information as may be reasonably necessary for Agent to respond to such request; and
(ii)    In the event that Agent shall have failed to respond to Borrower Parties’ notice within seven (7) Business Days after delivery of the notice and other materials set forth in clause (y) above, Borrower Parties shall have delivered to Agent another notice which shall contain in boldface type at the beginning of such notice text to the following effect: “THIS IS A SECOND REQUEST MADE PURSUANT TO SECTION 5.11(a) OF THE LOAN AGREEMENT BETWEEN CHH TORREY PINES HOTEL PARTNERS, LP, CHH CAPITAL HOTEL PARTNERS, LP, CHH TORREY PINES TENANT CORP., CHH CAPITAL TENANT CORP., AAREAL CAPITAL CORPORATION and WESTDEUTSCHE IMMOBILIENBANK AG, WITH RESPECT TO APPROVAL OF A PROPOSED COLLECTIVE BARGAINING AGREEMENT. FAILURE TO RESPOND

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WITHIN THREE (3) BUSINESS DAYS OF RECEIPT OF THIS NOTICE SHALL BE DEEMED TO BE A CONSENT TO SAID COLLECTIBE BARGAINING AGREEMENT.
(l)     Borrower Parties shall not permit the assets of Borrower Parties to become “plan assets,” whether by operation of law or under regulations promulgated under ERISA. Each Borrower Party, Borrower Party Partner and Guarantor shall pay and discharge promptly (or shall cause the payment and prompt discharge of) any liability imposed upon it pursuant to the provisions of Section 412 of the Code or Title IV of ERISA; provided, however, that such parties shall not be required to pay any such liability if (i) the amount, applicability or validity thereof shall be diligently contested in good faith by appropriate proceedings, and (ii) the relevant party shall have set aside on its books reserves which, in the opinion of its independent certified public accountants are adequate with respect thereto.
(m)    Borrower Parties shall deliver to Agent such certifications or other evidence from time to time throughout the Term, as requested by Agent (which request Agent shall only make if required in connection with a syndication, participation or sale of the Loan), that the representations in this Section 5.11 remain true and accurate in all material respects.
(n)     Borrower Parties shall (a) give prompt written notice to Agent of: (i) the incurrence by any Borrower Party, Borrower Party Partner or Guarantor or, to the knowledge of any one of them, by any ERISA Affiliate, of any material liability, or the occurrence of any event or action that could reasonably be expected to cause any one of them to incur any material liability, (x) with respect to any Plan, including without limitation, any material liability under Section 412 of the Code or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, or unpaid contributions to, any Multiemployer Plan, or the termination, reorganization or insolvency of any such Multiemployer Plan; or (ii) any Borrower Party engages in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to Section 502 of ERISA or a material tax imposed under Section 4975 of the Code, and (b) furnish and provide to Agent within ten (10) days of the filing or receipt thereof, a copy of any report or notice that any Borrower Party, Borrower Party Partner, Guarantor or any ERISA Affiliate files under ERISA or the Code with the Internal Revenue Service, the PBGC or the Department of Labor (or distributes to all of the participants of any Plan) with respect to any Plan or Multiemployer Plan, or receives from the Internal Revenue Service, the PBGC or the Department of Labor or from any Multiemployer Plan, if such report or notice concerns an event or action that could reasonably be expected to cause any of them to incur any material liability.
Section 5.12    Organizational and Operational Restrictions. Each Borrower Party and each Borrower Party Partner shall continue to be a Special Purpose Bankruptcy Remote Entity.
Section 5.13    Maintenance of Existence. Each Borrower Party and Borrower Party Partner shall (i) remain in good standing under the laws of its state of formation and the state where its Property is located, (ii) preserve, renew and keep in full force and effect its existence as an entity duly organized and existing pursuant to the laws of its state of formation, (iii) take all action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its

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business and (iv) comply with all Legal Requirements to the extent that the failure to comply could have a Material Adverse Effect.
Section 5.14    Loans to Affiliates and Employees. No Borrower Party or Borrower Party Partner shall make any loan or advance to any Affiliate, shareholder, partner, member, officer or director or employee of any Borrower Party or Borrower Party Partner, except for business travel, entertainment and similar advances in the ordinary course of business.
Section 5.15    Adverse Contracts. No Borrower Party shall enter into any contract or agreement which would materially and adversely affect its business, property, assets, operations, condition (financial or otherwise) taken as a whole, or its ability to perform its obligations under this Loan Agreement or any of the other Loan Documents.
Section 5.16    Liens. No Borrower Party or Borrower Party Partner shall (i) Transfer, sell or assign or (ii) create, incur, assume, or, subject to Borrower Parties contest rights under Section 4.8 hereof, permit or suffer to exist any mechanic’s, materialmen’s or other Lien on any portion of the Collateral or any direct or indirect legal or beneficial ownership interest in any Borrower Partner or Borrower Party Partner, except for Permitted Transfers and Permitted Encumbrances unless such Lien is bonded or discharged within thirty (30) days after Borrower Parties first receive notice of such Lien. Except as expressly provided in clauses (b) and (c) of the definition of Permitted Transfer, no owner of any direct or indirect interests in any Borrower Party shall pledge such interests as security for Indebtedness without the prior written consent of Agent, which may be given or denied in Agent’s sole but good faith discretion.
Section 5.17    Transfers.
(a)     No Transfer shall be made without the prior consent of Agent except for a Permitted Transfer. No change in Control of Borrower Parties that is not otherwise a Permitted Transfer shall occur if after giving effect thereto, Borrower Parties are not Controlled by or under common Control with a Sponsor.
(b)    Notwithstanding Section 5.17(a), Subject to the terms and satisfaction of all the conditions precedent set forth in this Section 5.17(b), Borrower Parties shall have a one-time right to sell and convey the Properties to another party (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrower Parties obligations under the Loan Documents, and have replacement guarantors and indemnitors assume all of the obligations of the indemnitors and guarantors of the Loan Documents (collectively, a “Transfer and Assumption”). Borrower Parties may make a written application to Agent for Requisite Lenders’ consent to the Transfer and Assumption, subject to the conditions set forth in paragraphs (i) and (ii) of this Section 5.17(b). Together with such written application, Borrower Parties will pay to Agent a reasonable review fee then required by Agent. Borrower Parties also shall pay on demand all of the reasonable costs and expenses incurred by Agent, including reasonable attorneys’ fees and expenses in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs.
(i)    Agent shall have consented to such Transfer and Assumption, which consent may be withheld in Agent’s sole and absolute discretion (except that, subject

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to the maximum credit exposure of any Lender with respect to either Sponsor, a Transfer and Assumption in which the Transferee Borrower shall be wholly-owned and Controlled by a Sponsor shall be approved by Agent). In addition to the consent of Agent as set forth in this Section 5.17(b)(i), a Transfer and Assumption shall be subject to the following conditions:
(1)     Borrower Parties have provided Agent with not less than sixty (60) days prior notice, which notice shall contain sufficient detail to enable Agent to determine that the Transferee Borrower complies with the requirements set forth in this Loan Agreement;

(2)	No Event of Default has occurred and is continuing;
(3)     Borrower Parties have submitted to Agent true, correct and complete copies of any and all information and documents of any kind requested by Agent concerning the Properties, the Transferee Borrower, replacement guarantors and indemnitors and Borrower Parties;
(4)    Evidence satisfactory to Agent has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Agent comply and will comply with Exhibit I hereof, as those provisions may be modified by Agent taking into account the ownership structure of the Transferee Borrower and its Affiliates;
(5)    Borrower Parties shall have paid all of Agent’s reasonable costs and expenses in connection with considering the Transfer and Assumption, and shall have paid the amount requested by Agent as a deposit against Agent’s costs and expenses in connection with the effecting the Transfer and Assumption;
(6)    Borrower Parties, the Transferee Borrower, and the replacement guarantors and indemnitors shall have indicated in writing in form and substance reasonably satisfactory to Agent their readiness and ability to satisfy the conditions set forth in Section 5.17(b)(ii) below;
(7)    Satisfactory Patriot Act, OFAC and similar searches shall have been received by Agent with respect to (A) each replacement guarantor/indemnitor, (B) the Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns an equity interest in any Borrower Party which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Agent in order for Agent to fulfill its then-current Patriot Act compliance guidelines; and

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(8)    In the event a new Management Agreement is being entered into in connection with such Transfer and Assumption, the proposed property manager (if different from Manager or its permitted successors and assigns under the applicable Management Agreement) and proposed Management Agreement shall be satisfactory to Agent.
(ii)    If Agent consents to the Transfer and Assumption, the Transferee Borrower and/or Borrower Parties as the case may be, shall immediately deliver the following to Agent:

(i)
Borrower Parties shall pay to Agent an assumption fee in the amount of one half of one percent (0.50%) of the then outstanding principal balance of the Loan (except where the Transferee Borrower is wholly-owned and Controlled by a Sponsor);

(ii)
Borrower Parties, the Transferee Borrower and the original and replacement guarantors and indemnitors shall execute and deliver to Agent any and all documents required by Agent, in form and substance required by Agent, in Agent’s sole and absolute discretion;

(iii)
Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Agent opinions in substantially the same form and substance as were required in connection with the origination of the Loan;

(iv)
Borrower Parties shall cause to be delivered to Agent, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the existing Title Insurance Policies in form and substance acceptable to Agent, in Agent’s reasonable discretion (the “Endorsement”); and

(v)
Borrower Parties shall deliver to Agent a payment in the amount of all remaining unpaid costs incurred by Agent in connection with the Transfer and Assumption, including but not limited to, Agent’s reasonable attorneys fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Agent of the Endorsement.

ARTICLE VI

CONDITIONS OF LENDING

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This Loan Agreement shall not be effective, and Lenders shall have no obligation to make the Loan, until the following conditions to closing shall have been satisfied, except to the extent that Agent and Lenders may elect (which election may be made without written or express notice of such waiver) to irrevocably waive any such conditions:
(a)    Closing Documents, etc. Agent shall have received fully executed and, where appropriate, acknowledged counterparts of this Loan Agreement, each of the other Loan Documents and all other documents, agreements, instruments, certificates and other items which are expressly required under the Loan Documents or Agent shall otherwise require, each of which shall be dated as of the Closing Date, unless otherwise expressly stated (all of which shall be in such form, substance and content as Agent may require).
(b)    Representations and Warranties. The representations and warranties made by Borrower Parties and Guarantor in the Loan Documents and in any certificate, document, or financial or other statement furnished by Borrower Parties or Guarantor pursuant to or in connection therewith, shall be true and correct in all material respects on and as of the Closing Date.
(c)    Payment of Fees and Expenses. Payment of all other fees and expenses required to be paid pursuant to the Loan Agreement and/or the Loan Fee Letter, including all sums payable pursuant to Section 4.14 hereof.
(d)    No Default or Event of Default. No Default or Event of Default shall have occurred and be continuing.
(e)    No Casualty or Taking. No Casualty shall have occurred to any portion of the Properties. No Taking of any portion of the Properties or any modification, realignment or relocation of any streets or roadways abutting the Properties or denial of access to the Properties, from any point of access (public or private), shall have occurred or be threatened or pending.
(f)    Financial Statements. Borrower Parties shall have delivered to Agent such balance sheets and other financial statements of Borrower Parties and Guarantor as Agent may reasonably request.
(g)    Appraisal. Agent shall have received Appraisals, and confirmed in accordance with its internal underwriting criteria and standards, that the aggregate Appraised Value of the Properties is at least $304,615,385.
(h)    Interest Rate Protection Agreement. Borrower shall have entered into and satisfied the conditions precedent to the effectiveness of the Initial IRPA.
(i)    Compliance with Other Conditions. Borrower Parties and Guarantor shall have complied fully with all other conditions to funding set forth in the Term Sheet.
(j)    Other Documents. Borrower Parties shall have delivered to Agent such other documents, instruments, opinions, reports, estoppel certificates and approvals as Agent or Agent’s Counsel shall have requested.

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(k)    Adverse Conditions; Internal Approval. Agent shall be satisfied that there has been no material disruption or material adverse change in financial, banking or capital market conditions that could materially impair the sale or syndication of the Loan and that there has been no outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, and shall have received all internal underwriting approvals to make the Loan and otherwise pertaining to Borrower Parties and all other relevant parties.
ARTICLE VII

EVENTS OF DEFAULT
An “Event of Default” (herein so called) shall exist if any one or more of the following events shall occur:
(a)    the failure of Borrowers to (i) pay any installment of Interest or principal when due (including, without limitation, the payment of principal and accrued and unpaid Interest on the Maturity Date), (ii) pay when due any payment on account of the Administration Fee;
(b)    the failure of Borrowers to make any required deposit into any Account when due in accordance with Section 2.11 hereof and such failure continues for two (2) Business Days;
(c)    the failure of Borrowers to pay when due any other monetary Obligations on or before the due date therefor, and such failure continues for five (5) days;
(d)    the failure of any Borrower Party to punctually and properly perform any covenant, agreement, obligation, or condition contained in this Loan Agreement on the part of such Borrower Party to be performed (except for performance of any of the Obligations specifically addressed by any other clause of this Article VII, as to which such other clause shall control) and the continuance of such failure for a period of thirty (30) days following notice thereof to Borrower Parties from Agent, or if such failure is not reasonably susceptible of cure within said thirty (30)-day period, then for such additional period as is reasonably required for cure provided the cure thereof commences within said thirty (30)‑day period and thereafter Borrower Parties diligently pursues same, provided, however, that such additional cure period shall in no event exceed ninety (90) days;
(e)    any warranty, representation or other statement made by or on behalf of a Borrower Party, a Borrower Party Partner, a Guarantor or any Affiliate of any of the foregoing in or pursuant to this Loan Agreement or any other Loan Document or any document, instrument or certificate heretofore or hereafter executed or delivered in connection herewith or therewith shall prove to have been false, incorrect or misleading in any material respect when made or deemed to have been made unless the breach of such representation, warranty or certification was unintentional and is susceptible to cure and such breach is cured to the reasonable satisfaction of Agent within thirty (30) days after Borrower Parties’ receipt of notice that the applicable certification, representation or warranty was false, incorrect or misleading;

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(f)    any “Event of Default” or a default that continues beyond the applicable notice and/or cure period, if any, provided for therein, shall occur under any of the Loan Documents (other than this Loan Agreement, such a default being the subject of other provisions of this Article VII), including a default by a Guarantor beyond any applicable notice and/or cure period, in the performance of any of its obligations under the Loan Documents to which a Guarantor is a party;
(g)    Any Borrower Party, any Borrower Party Partner or any Guarantor shall become the subject, voluntarily or involuntarily, of, suffer to be entered or permit to be entered, a decree or order of a court or agency or supervisory authority having jurisdiction determining any Borrower Party, any Borrower Party Partner or any Guarantor, as the case may be, to be insolvent or providing for the appointment of a conservator, receiver, liquidator, custodian, trustee or any similar Person appointed in connection with any insolvency, readjustment of debt, marshaling of assets and liabilities, bankruptcy, reorganization or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, provided, however, no Event of Default shall exist if, within ninety (90) days after such proceedings are instituted against such Person, if so instituted without such Person’s consent, such proceedings shall be dismissed;
(h)    Any Borrower Party, any Borrower Party Partner or any Guarantor shall (i) consent to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admit in writing its inability to pay its debts generally as they become due, (iii) file a petition, or otherwise institute, or consent to the institution against it of, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors, (iv) make an assignment for the benefit of its creditors or (v) suspend payment of its obligations;
(i)    there shall have been rendered against any Borrower Party or Guarantor a final non-appealable judgment(s) for the payment of money in excess of $250,000 in the aggregate and any such final non-appealable judgment(s) shall have continued unsatisfied and without a stay of execution thereon for a period of sixty (60) days after the entry of such judgment(s), or such judgment(s) shall have continued unsatisfied for a period of sixty (60) days after the termination of any stay of execution thereon obtained within such first mentioned sixty (60) days;
(j)    the liquidation, dissolution or termination of any Borrower Party, any Guarantor or any Borrower Party Partner;
(k)    any of the Loan Documents or the Liens created (or purported to be created) pursuant thereto shall for any reason cease to be in full force and effect except as provided in this Loan Agreement, or be declared null and void or unenforceable in whole or in part, or the validity or enforceability of any Loan Document shall be challenged or denied by any party thereto other than Lender or Agent;
(l)    the Liens created (or purported to be created) by the Mortgages or any other Loan Documents should cease to be first priority Liens subject only to the Permitted Encumbrances;

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(m)     a Transfer which is not a Permitted Transfer occurs;
(n)    Any Borrower Party shall fail in the due performance and observance of any of its covenants contained in the following Sections of this Loan Agreement: 2.12, 4.3, 4.5(b), 4.10, 4.11, 4.17, 4.21, 5.2, 5.3, 5.8, 5.10 or 5.12 hereof; provided that, notwithstanding anything to the contrary set forth in Section 5.12 or Exhibit I to the contrary, a breach of the covenant set forth in clause (vi), (vii), (x), (xi), (xiii), (xxi) (but only to the extent that the breach is the result of de minimus non-compliance with clause (2) or (3) of the definition of ‘Permitted Indebtedness”), (xxiv), (xxvii), (xxx) or (xxxii) on Exhibit I shall not constitute and Event of Default if Borrower Parties cure such breach within thirty (30) days of first becoming aware thereof and deliver to Agent within such thirty (30) day period a substantive non-consolidation opinion from a bankruptcy counsel and in a form reasonably acceptable to Agent, pursuant to which such bankruptcy counsel opines that, notwithstanding such breach, the assets and liabilities of Borrower Parties will not be consolidated with those of Affiliates of Borrower Parties in the event of a bankruptcy of such Affiliates;
(o)    a default by a Borrower Party beyond the applicable notice and/or cure periods therein shall occur under any Management Agreement, or any Material Operating Agreement provided said uncured default with respect to a Material Operating Agreement has a Material Adverse Effect, (unless such Management Agreement or Material Operating Agreement is replaced by a similar agreement in the ordinary course of business in accordance with the terms and conditions hereof or otherwise terminated pursuant to the terms of the Loan Agreement);
(p)    the occurrence of an “Event of Default” or a termination event or a default after the expiration of any applicable notice and cure periods under any Interest Rate Protection Agreement;
(q)    Any Borrower Party or Borrower Party Partner shall violate its Organizational Documents in any material respect and such violation could have a Material Adverse Effect;; or
(r)    any Borrower Party (i) has incurred any liability or an event or action has occurred that could reasonably be expected to cause any Borrower Party to incur any liability (x) with respect to any Plan, including, without limitation, any liability under Section 412 of the Code or Title IV of ERISA, or (y) on account of a partial or complete withdrawal (as such terms are defined in Section 4203 and 4205 of ERISA, respectively) from, unpaid contributions to, or the reorganization, termination or insolvency of, any Multiemployer Plan, or (ii) engages in any transaction in connection with which any Borrower Party could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code, and in each case in clauses (i) and (ii) of this subsection, such event or condition, together with all other such event or conditions under this subsection, if any, could reasonably be expected to subject a Borrower Party to any material taxes, penalties or other liabilities.
ARTICLE VIII

RIGHTS AND REMEDIES OF LENDERS

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Section 8.1    Rights and Remedies Generally. Upon the occurrence and during the continuance of an Event of Default, Agent may proceed to exercise and enforce any of its rights, interests, benefits or privileges hereunder or under any of the other Loan Documents or which may be otherwise available to Agent at law or in equity. Notwithstanding anything to the contrary in the Loan Documents (and without limitation of the above), in lieu of and/or in addition to the other rights and remedies of Agent under the Loan Documents, Agent shall have all of the rights and remedies provided by the UCC which shall be applicable to and/or available in connection with Lender’s security interests in the Collateral, including the Accounts and any of Borrower Parties’ other deposit accounts, if any.
To the extent, if any, that applicable law requires that a notice need be given or any other action on Agent’s part (which is not specified in the Loan Documents) need be taken in order for Agent to realize the full benefit of any of Agent’s and Lenders’ rights and/or remedies under the Loan Documents, and Agent does provide such notice and/or take such other action so required, then such rights and/or remedies shall not be severed or impaired as a result of the absence of an express provision in the Loan Documents specifically requiring such notice or action. Further, notwithstanding anything to the contrary in any of the Loan Documents, Agent may choose to waive or to forego the benefits of any of its particular rights and/or remedies under the Loan Documents without otherwise adversely affecting any of its other rights or remedies.
Section 8.2    Rights of Agent with Respect to the Properties. Subject to the Manager SNDA, at any time upon the occurrence and during the continuance of any Event of Default, Agent shall have the right, in addition to any other rights or remedies of Agent hereunder or under the Mortgages or the other Loan Documents, but not the obligation, in its own name or in the name of Borrower Parties, to enter into possession of all or any portion of any Property, to perform all work necessary to complete the construction, reconstruction, maintenance or renovation of or to operate all or any portion of each Property and to employ watchmen and other safeguards to protect the Collateral. Each Borrower Party hereby appoints Agent as the attorney-in-fact of such Borrower Party (coupled with an interest), with full power of substitution, and in the name of such Borrower Party, if Agent elects to do so, at any time upon the occurrence and during the continuance of any Event of Default, (a) to use such sums as are necessary including, subject to the Manager SNDA, all or any portion of the funds in the Accounts to make such alterations, repairs, replacements and renovations to all or any portion of each Property and to employ such architects, engineers and contractors as may be required for the purpose of completing any construction, reconstruction, maintenance or renovation of all or any portion of the Properties as Agent may determine or to operate the Properties or any portion thereof, (b) to execute all applications and certificates which may be required for the alteration, repair or renovation of or the completion of construction, reconstruction, maintenance or renovation of all or any portion of the Properties or for the operation of the Properties or any portion thereof, (c) to endorse the name of such Borrower Party on any checks or drafts representing proceeds of the Insurance Policies or condemnation awards, or other checks or instruments payable to such Borrower Party with respect to any Property, (d) to do every act with respect to the alteration, repair or renovation of or the construction, repair, maintenance and operation of the Properties or any portion thereof which such Borrower Party otherwise may do, (e) to prosecute or defend any action or proceeding incident to the Properties, (f) to enforce or exercise any of such Borrower Party’s rights or benefits under the Leases, (g)subject

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to the Manager SNDA, to terminate any contract pertaining to any Property to which such Borrower Party is party, and (h) to negotiate and execute, on behalf of such Borrower Party, any Lease, any Ground Lease, Management Agreement, Operating Agreement or Property Document, or amendment, modification, extension or supplement to any such agreements. The power-of-attorney granted hereby is a power coupled with an interest and is irrevocable. Agent shall have no obligation to undertake any of the foregoing actions, and if Agent should do so, it shall have no liability to any Borrower Party for the sufficiency or adequacy of any such actions taken by Agent, except with respect to liability arising from Agent’s gross negligence or willful misconduct.
Notwithstanding the foregoing, it is expressly understood that Agent assumes no liability or responsibility for (i) performance of any duties of Borrower Parties hereunder or under any of the Loan Documents, (ii) compliance with any applicable Legal Requirements, Property Document Requirements, any Permitted Encumbrance, any Lease or any Management Agreement (except as expressly set forth in the Manager SNDA), or (iii) any other matters pertaining to control over the management and affairs of Borrower Parties, nor by any such action shall Agent or Lenders be deemed to create a partnership or joint venture with any Borrower Party.
Section 8.3    Acceleration. At any time upon the occurrence and during the continuance of any Event of Default, Agent, may, at its option, declare the Loan and the remaining Obligations to be immediately due and payable without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration or intention to accelerate or other notice of any kind, all of which are expressly waived by Borrower Parties; provided, however, that if any Event of Default specified in clause (g) or (h) of Article VII hereof shall occur, the principal of and all interest on the Loan shall thereupon become due and payable concurrently therewith, without any further action by Agent and without presentment, demand, protest, notice of protest and non-payment, or other notice of default, notice of acceleration and intention to accelerate or other notice of any kind, all of which are expressly waived by Borrower Parties.
Section 8.4    Funds of Agent or Lenders. Any funds of Agent or Lenders used for any purpose referred to in this Article VIII shall constitute a portion of the Obligations, shall bear interest from the date advanced at the Default Rate, shall be secured pursuant to the Loan Documents by all Collateral thereunder and shall be due and payable upon demand.
Section 8.5    Accounts. Notwithstanding anything set forth in this Loan Agreement or any other Loan Document to the contrary, subject to the Manager SNDA, upon the occurrence and during the continuance of an Event of Default, the rights of Borrower Parties, Manager and each and every other Person (excluding Lenders and Agent) to withdraw funds with respect to the Accounts shall immediately terminate, and no such Person except Agent shall make any further withdrawal or disbursement therefrom without Agent’s prior consent. Upon the occurrence and during the continuance of an Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may from time to time designate such signatories with respect to the Accounts as Agent may elect, and, subject to the Manager SNDA, may make or authorize withdrawals from the Accounts to pay the Obligations in whole or in part and/or to make expenditures with respect to the Properties as Agent may deem necessary or appropriate, including expenditures on account of the maintenance, replacement,

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restoration, operation or leasing of all or any portion of the Properties. Subject to the Manager SNDA, upon the occurrence and during the continuation of an Event of Default in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, each of the depositories for the Accounts is hereby authorized and directed by Borrower Parties to make payment directly to or at the direction of Agent of the funds in or credited to the Accounts or such part thereof as Agent may request, and such depositories shall be fully protected in relying upon the written statement of Agent that any such Account is at the time of such demand assigned hereunder and that Agent is entitled to direct that payment shall be made therefrom. Agent or Agent’s designee’s receipt for sums paid to it pursuant to such demand shall be a full and complete release, discharge and acquittance to any such depository making such payment to the extent of the amount so paid. Neither any such depository nor Agent or any Lender shall be liable for any loss of interest on or any penalty or charge assessed against funds in, payable on, or credited to the Accounts as a result of the proper exercise by Agent or any such depository of any of their respective rights or remedies hereunder.
Section 8.6    Management Agreements. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may exercise any rights and remedies available to Agent pursuant to the Manager SNDA, including, if permitted pursuant to the Manager SNDA, the termination of the Management Agreements and/or may require that Borrower Parties exercise any rights and remedies available to Borrower Parties pursuant to the Management Agreements, including the termination of any Management Agreement to the extent such termination is then permitted pursuant to the terms thereof or the applicable Manager SNDA. Upon a foreclosure or deed in lieu of foreclosure with respect to all or any portion of any Property, Agent shall, subject to the applicable Manager SNDA, have the right to terminate the applicable Management Agreement or exercise any other rights and remedies pursuant to and as and upon the terms described in such Management Agreement and the applicable Manager SNDA.
Section 8.7    No Waiver or Exhaustion. No waiver by Agent of any of its rights or remedies hereunder, in the other Loan Documents, or otherwise available to Agent at law or in equity, shall be considered a waiver of any other or subsequent right or remedy by Agent; no delay or omission in the exercise or enforcement of Agent of any rights or remedies shall ever be construed as a waiver of any right or remedy of Agent; and, no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Agent.
Section 8.8    Right of Offset. Borrower Parties hereby grant to Agent and each Lender a right of offset, exercisable at any time an Event of Default shall have occurred and be continuing, to secure the repayment of the Obligations, upon any and all monies, securities or other property of Borrower Parties, and the proceeds therefrom, now or hereafter held or received by or in transit to Agent, from or for the account of Borrower Parties, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and also upon any and all deposits (general or special) and credits of Borrower Parties (including the Accounts), and any and all claims of Borrower Parties against Agent at any time existing. At any time upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent is hereby authorized at any time and from time to time, upon notice

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to Borrower Parties, to offset, appropriate, apply and enforce said liens at any and all times herein above referred to against the Loan and the remaining Obligations.
Section 8.9    Protective Advances. If any Borrower Party has failed to keep or perform any covenant or obligation whatsoever contained in any Loan Document, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may, but shall not be obligated to any Person to, perform or attempt to perform said covenant or obligation, and any payment made or expense incurred in the performance or attempted performance of any such covenant or obligation shall be a part of the Obligations, and Borrowers shall to pay to Agent, upon demand, all sums so advanced or paid by Agent, together with interest at the Default Rate from the date when paid by Agent. No such payment by Agent shall constitute a waiver of any Event of Default. In addition to the Liens created pursuant to the Loan Documents, Agent shall be subrogated to all rights, titles and Liens securing the payment of any debt, claim, tax or assessment for the payment of which Agent may make an advance or which Agent may pay.
Section 8.10    Interest Rate Protection Agreement. Upon the occurrence and during the continuance of any Event of Default, in addition to any other rights or remedies of Agent hereunder or under the other Loan Documents, Agent may exercise all rights and remedies of Agent as a secured party with respect to the security interest of Agent or Lenders in any Interest Rate Protection Agreement or which otherwise arise pursuant to the Loan Documents. Without limiting the foregoing, Agent may cause any Lender Interest Rate Protection Agreement to be terminated or otherwise direct Borrowers’ counterparty under any Interest Rate Protection Agreement to take such actions or omit to take such actions as Agent shall determine. Borrowers covenant and agree to reimburse and indemnify Agent and Lenders for any termination or breakage costs Agent or Lenders may incur as a result of any such termination.
Section 8.11    No Liability of Agent. Whether or not Agent or Lenders elect to employ any or all of the remedies pursuant to the Loan Documents or otherwise available at law or equity upon the occurrence of a Default or an Event of Default, neither Agent nor any Lender shall be liable with respect to any rights or obligations of any Borrower Party or its Affiliates, shareholders, partners, members, officers, directors or employees, including the rights and obligations of any Borrower Party in and to any Leases or to protect the Properties or for payment of any expense incurred in connection with the exercise of any remedy available to Agent or Lenders or for the performance or non-performance of any other obligation of any Borrower Party.
ARTICLE IX

SYNDICATION
Section 9.1    Assignment and Participations.
(a)    Assignments. Agent and Lenders shall have the right, subject to this Section 9.1, to assign, sell, negotiate, pledge or hypothecate all or any portion of their rights and obligations hereunder. No Lender shall assign, sell, negotiate, pledge, hypothecate or otherwise transfer all or any portion of its rights in and to the Loan (i) to any Prohibited Assignee; (ii) to any other Person (such Person, an “Assignee”) without Agent’s prior consent; (iii) except with respect to an

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assignment, sale, pledge or other transfer to an Eligible Assignee and provided that no Event of Default shall be continuing, with the consent of Borrower Parties, not to be unreasonably withheld, it being agreed that Borrower Parties’ failure to consent to an assignment, sale, negotiation, pledge, hypothecation or other transfer to a Sponsor Competitor shall be deemed to be reasonable (for the avoidance of doubt, it is agreed that the consent of Borrower Parties shall not be required for any assignment, sale, pledge or other transfer to an Eligible Assignee or with respect to any assignment, sale, pledge or other transfer during the continuance of an Event of Default); (iv) other than in compliance with Section 9.4 hereof; (v) unless such transaction shall be an assignment of a constant (and not varying), ratable percentage of such Lender’s interest in the Loan; (vi) unless the aggregate principal amount of the Loan to be held by the Assignee after such transaction is Five Million Dollars ($5,000,000) or more (or such lesser amount approved by Agent) unless such transaction encompasses all of such Lender’s rights in and to the Loan, in which case such Lender shall have assigned all of its rights in and to the Loan; and (vii) unless, after giving effect to such transaction, such Lender’s aggregate unassigned interest in the Loan shall be in a principal amount of at least Five Million Dollars ($5,000,000) (or such lesser amount approved by Agent; provided, however, any Lender shall have the right at any time without the consent of or notice to Agent, any other Lender or other Person to grant a security interest in all or any portion of such Lender’s interest in the Note or the Loan (1) to any Federal Reserve Bank or the central reserve bank or similar authority of any other country to secure any obligation of such Lender to such bank or similar authority (a “Central Bank Pledge”) and/or (2) to the bondholders (as a collective whole) (or their nominee, collateral agent or security trustee) under, or the trustee, administrator or receiver (or their respective nominees, collateral agents or collateral trustees) of a mortgage pool securing covered mortgage bonds issued by a German mortgage bank, or any other Person meeting the Eligibility Requirements and permitted to issue covered mortgage bonds, under German Pfandbrief legislation, as such legislation may be amended and in effect from time to time, or any substitute or successor legislation (a “Covered Bond Pool Pledge”). Effective on any such assignment and assumption by the assignee and on compliance with Section 9.4, the assigning Lender shall have no further liability hereunder with respect to the interest of such Lender that was the subject of such transfer and such Assignee shall be a Lender with respect to such interest. Except for a Central Bank Pledge or a Covered Bond Pool Pledge, a Lender making any such assignment shall notify Borrower Parties of same within a reasonable time after the occurrence thereof, specifying the Assignee thereof and the amount of the assignment. Any assignment, transfer, sale, negotiation, pledge or other hypothecation of all or any portion of any Lender’s rights in and to the Loan in contravention of this Section 9.1(a) shall be void ab initio.
(b)    Participation. Any Lender may assign, sell or otherwise transfer a participation in and to all or any portion of its rights and obligations in and to the Loan, this Loan Agreement or the other Loan Documents to any other Person (a “Participant”) without the prior consent of Agent. No such participation shall (i) require the consent of any Lender or any other Person. Each Lender agrees to provide Agent prompt notice of all participations sold by such Lender together with a copy of the documentation governing such participations. Any assignment, sale or other transfer of any participation in all or any portion of any Lender’s rights in and to the Loan in contravention of this Section 9.1(b) shall be void ab initio.

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Section 9.2    Availability of Records. Borrower Parties acknowledge and agree that Agent and each Lender may provide on a confidential basis to any actual or proposed Assignee or Participant originals or copies of this Loan Agreement, any other Loan Documents and any other documents, instruments, certificates, opinions, insurance policies, financial statements and other information, letters of credit, reports, requisitions and other materials and information at any time submitted by or on behalf of any Borrower Party, Guarantor or other Persons and/or received by Agent or any Lender in connection with the Loan.
Section 9.3    Borrower Parties’ Facilitation of Transfer.
(a)    In order to facilitate permitted assignments and other transfers to Assignees and sales to Participants, Borrower Parties shall execute and deliver to Agent one or more substitute promissory notes evidencing the Commitment of each Lender, provided that such promissory notes do not (i) increase the obligations or liabilities of any such Person hereunder or under any other Loan Documents in excess of the obligations or liabilities provided herein or in any other Loan Documents or (ii) decrease such Person’s rights hereunder or under any other Loan Documents to less than what they were prior to the execution of such promissory note(s). In addition, each Borrower Party agrees to reasonably cooperate with Agent and Lenders, including providing such information and documentation regarding the Properties as Agent or any Lender may reasonably request.
(b)    Agent shall have the right, at any time (whether prior to, in connection with, or after any permitted assignment, participation and other transfers to Assignees and sales to Participants), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided, and Borrowers and Guarantor shall cooperate with Agent in connection therewith. Without limiting the foregoing, Agent may (i) cause the Note, the Mortgages and the other Loan Documents to be split into multiple mortgage loans, (ii) create one or more senior and subordinate notes (e.g., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal amount of the Loan among such components and/or assign different interest rates and/or LIBOR and/or Base Rate spreads to each Note), which components may be represented by separate Notes or (iv) otherwise sever the Loan into two or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in each Borrower (i.e., a senior loan/mezzanine loan structure), in each such case, in whatever proportion and whatever priority Agent determines; provided, however, in each such instance the outstanding principal amount of all the Notes evidencing the Loan (or components of such Notes) immediately after the effective date of such modification equals the outstanding principal amount of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) immediately after the effective date of such modification equals the overall weighted average LIBOR Rate and Base Rate, as applicable, immediately prior to such modification; provided, further, however, all prepayments or repayments shall be applied to such tranches in a manner that shall not increase the weighted average interest rate of the Loan. If requested by Agent, Borrower Parties shall execute and deliver such documentation as Agent may reasonably request to evidence and/or effectuate any such modification or severance (and Guarantor shall execute and deliver a reaffirmation of the Recourse Liability Agreement and the Environmental Indemnity), provided, however, that neither Borrower

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Parties nor Guarantor shall be required to enter into any such documents and amendments that would alter the economic terms of the Loan Documents or that would create new or greater obligations or liabilities on or reduce the rights of Borrowers or Guarantor or any of their Affiliates under the Loan Documents. The assigning Lender shall pay the reasonable and documented out-of-pocket costs incurred by Borrower Parties and Guarantor under this Section 9.3(b), including without limitation, Borrower Parties’ and Guarantor’s legal fees and expenses.
Section 9.4    Notice; Registration Requirement. No assignment, sale, negotiation, pledge, hypothecation or other transfer of any part of any Lender’s interest in and to the Loan shall be effective or permitted under this Article IX until (a) an assignment and acceptance agreement in the form attached hereto as Exhibit L (an “Assignment and Acceptance”) with such changes thereto as are reasonably acceptable to Agent (or such other form as may acceptable to Agent) with respect to such assignment, sale, negotiation, pledge, hypothecation or other transfer shall have been delivered to Agent, (b) Agent shall have registered such Assignee’s name and address in the Register that Agent maintains for the recordation of the names, addresses and interests of Lenders and (c) the parties to such transfer, assignment or purchase shall have paid to Agent a processing and registration fee determined by Agent. The entries in the Register shall be conclusive, absent manifest error. This Section 9.4 shall not apply to any Central Bank Pledge or Covered Bond Pool Pledge.
Section 9.5    Registry. Agent shall maintain a register (the “Register”) on which Agent will record the Commitments from time to time of each Lender, the portion each Disbursement of the Loan made by each Lender and each repayment with respect to the principal amount of the Loan of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect the obligations of the Borrower Parties in respect of the Loan. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Disbursement made pursuant to such Commitments shall not be effective until such transfer is recorded on the Register maintained by Agent with respect to ownership of such Commitments and prior to such recordation all amounts owing to the transferor with respect to such Commitments shall remain owing to the transferor. The registration of a transfer of all or part of any Commitment shall be recorded by Agent on the Register only upon the acceptance by Agent of a properly executed and delivered Assignment and Acceptance by the assignor and assignee. At the assigning Lender’s option, concurrently with the delivery of an Assignment and Acceptance pursuant to which an interest of such Lender in the Loan was assigned to such Assignee, the assigning Lender shall surrender its Note evidencing the portion of the Loan corresponding to the interest so transferred and Borrowers shall deliver to Agent one or more new promissory notes in the same aggregate principal amount issued to the assigning Lender and/or the Assignee.
Section 9.6    Lender Interest Rate Protection Agreements. Each Lender that is a party to any Interest Rate Protection Agreement acknowledges that the interest of Borrowers in and to such Interest Rate Protection Agreement will be pledged and collaterally assigned to Agent pursuant to the Loan Documents, and hereby consents without any restrictions to such pledge and collateral assignment. All payments, if any, due under such Interest Rate Protection Agreement shall be paid directly to Agent and all other rights of Borrowers shall, upon the occurrence and during the continuance of an Event of Default, be exercisable by Agent. Each Lender that is a party to any Interest Rate Protection Agreement shall execute and deliver to Agent, and cause any Affiliate

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of such Lender that is a party to any Interest Rate Protection Agreement to execute and deliver to Agent, upon entering into such agreement the Interest Rate Protection Agreement Acknowledgment in order to confirm the foregoing.
Section 9.7    Disclosure by Agent or Lender. Without limiting Section 9.2, Borrower Parties consent to the issuance by Agent and Lenders of press releases, advertisements and other promotional materials in connection with the marketing activities of Agent and Lenders, including the disclosure that Aareal is the Agent for the Loan, the amount of the Loan and the name, location and use of the Properties; provided that the content of all such release, advertisements and promotional materials shall be subject to the reasonable approval of the Borrower Parties.
ARTICLE X

MISCELLANEOUS
Section 10.1    Notices. All notices, certificates, demands, requests, approvals, consents, waivers and other communications provided for herein the Note or any other Loan Documents shall be in writing and (a) mailed (registered or certified mail, return receipt requested, and postage prepaid), (b) hand-delivered, with signed receipt, (c) sent by nationally-recognized overnight courier or (d) sent by facsimile with electronic confirmation (as long as such notice, certificate, demand, request, approval, covenant, waiver or communication is also sent by one for the means described in clause (a), (b) or (c) in this Section 10.1) as follows:
If to any Borrower Party, to:

14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Attention: David A. Brooks
Telephone: 972-778-9207
Facsimile: 972-490-9605

with a copy to:

Andrews Kurth LLP
1717 Main Street, Suite 3700
Dallas, TX 75201
Attention: Brigitte Gawenda Kimichik
Telephone: 214-659-4441
Facsimile: 214-659-4777

If to Agent or ACC, to:

Aareal Capital Corporation
250 Park Avenue, Suite 820
New York, New York 10177

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Attention: Credit Department
Linda Burg
with a copy similarly delivered to:
Aareal Capital Corporation
250 Park Avenue, Suite 820
New York, New York 10177
Attention: Legal Department
Alan L. Griffin, Esq.

with a copy to:

Kaye Scholer LLP
250 West 55th Street
New York, New York 10019-9710
Attention: Warren J. Bernstein, Esq.
Telephone: 212-836-8000
Facsimile: 212-836-8689

If to Aareal Bank:

c/o Aareal Capital Corporation
250 Park Avenue, Suite 820
New York, New York 10177
Attention: Credit Department
Linda Burg
with a copy similarly delivered to:
Aareal Capital Corporation
250 Park Avenue, Suite 820
New York, New York 10177
Attention: Legal Department
Alan L. Griffin, Esq.
If to WIB:

Westdeutsche ImmobilienBank AG
Grosse Bleiche 46
55116 Mainz, Germany
Attention: Klaus May
with a copy similarly delivered to:

Westdeutsche ImmobilienBank AG

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Grosse Bleiche 46
55116 Mainz, Germany
Attention: Sascha Matheis
with a copy similarly delivered to:
Westdeutsche ImmobilienBank AG
850 Third Avenue, 21st Floor
New York, NY 10022
Attention: Andrew S. Cooper

or to such other address with respect to any party, as such party shall notify the other parties in writing. All such notices, certificates, demands, requests, approvals, waivers and other communications given pursuant to this Section 10.1 shall be effective when received or refused at the address specified as aforesaid.
Notwithstanding any provision contained herein or in any of the other Loan Documents to the contrary, in the event that Agent shall fail to give any notice to any Borrower Party under this Loan Agreement, the sole and exclusive remedy for such failure shall be to seek appropriate equitable relief to enforce this Loan Agreement to give such notice and to have any action of such Borrower Party postponed or revoked and any proceedings in connection therewith delayed or terminated pending the giving of such notice by Agent, and no Borrower Party shall have any right to damages (whether actual or consequential) or any other type of relief against Agent not specifically provided for herein, all of which damages or other relief are hereby expressly waived. The foregoing is not intended and shall not be deemed under any circumstances to require Agent to give notice of any type or nature to any Borrower Party as expressly required hereby.
Section 10.2    Modifications. No provision of this Loan Agreement or of the other Loan Documents may be amended, modified, waived, or terminated except by an instrument in writing executed by each Borrower Party and Agent.
Section 10.3    No Other Party Beneficiary. This Loan Agreement and the other Loan Documents are for the sole benefit of Agent and Lenders and their successors and permitted assigns and Borrower Parties, and are not for the benefit of any other party. Nothing contained in this Loan Agreement or any Loan Document shall be deemed to confer upon any Person other than Agent and Lenders and their successors and permitted assigns and Borrower Parties any right to insist upon or to enforce performance or observance of any of the obligations contained herein.
Section 10.4    Gender. Whenever used herein, the use of any gender shall be applicable to all genders.
Section 10.5    Captions. The captions, headings, and arrangements used in this Loan Agreement are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

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Section 10.6    Survival of Agreement. All covenants, agreements, representations and warranties made by Borrower Parties herein or in the other Loan Documents shall be considered to have been relied upon by Agent and Lenders and shall survive the making of the Loan and the execution and delivery by Borrowers of the Note, regardless of any investigation made by Agent or any Lender or on their behalf, and shall continue in full force and effect as long as all or any portion of the Obligations is outstanding.
Section 10.7    Binding Effect. The provisions of this Loan Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower Parties may not assign or otherwise transfer any of their rights under this Loan Agreement.
Section 10.8    Governing Law; Choice of Forum; Consent to Service of Process and Jurisdiction; Waiver of Trial by Jury. This Loan Agreement shall be governed by, and construed in accordance with, the substantive and procedural laws of the State of New York. each Borrower Party irrevocably (a) agrees that any suit, action or other legal proceeding arising out of or relating to this Loan Agreement, the Note or the other Loan Documents may be brought in (i) the courts of the United States of America located in the Southern District of New York or the District where the affected Property is located or (ii) the state courts of the State and County of New York or the state courts of the state and county where the affected Property is located, (b) consents to the jurisdiction of each such court in any such suit, action or proceeding and (c) waives any objection which it may have to the laying of venue of any such suit, action or proceeding in any of such courts and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. Each Borrower Party irrevocably consents to the service of any and all process in any such suit, action or proceeding by service of copies of such process to such Borrower Party at its address provided in Section 10.1 hereof, as the same may be changed pursuant to Section 10.1 hereof. Nothing in this Section 10.8, however, shall affect the right of Agent to serve legal process in any other manner permitted by law or affect the right of Agent to bring any suit, action or proceeding against any Borrower Party or its property in the courts of any other jurisdiction. EACH BORROWER PARTY, AGENT AND LENDERS HEREBY WAIVE TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN CONNECTION WITH THIS LOAN AGREEMENT, THE NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, WHICH WAIVER IS INFORMED AND VOLUNTARY.
Section 10.9    Time of the Essence. Time is of the essence with respect to the obligations of Borrower Parties under the Loan Documents. By accepting payment of any portion of the Obligations after its due date, Agent does not waive its right to require prompt payment when due of all other portions of the Obligations or to declare an Event of Default for any failure so to pay.
Section 10.10    Waivers, Consents and Approvals. No failure or delay of Agent in exercising any power or right hereunder or to demand payment for any sums due pursuant to this Loan Agreement or any other Loan Document, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any

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other right or power. The rights and remedies of Agent hereunder, under the other Loan Documents are cumulative and not exclusive of any rights or remedies which it would otherwise have. No waiver of any provision of this Loan Agreement, any of the other Loan Documents or consent to any departure by a Borrower Party or any other Person therefrom shall in any event be effective unless signed in writing by Agent, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Consents, approvals and waivers granted by Agent for any matters covered under this Loan Agreement or any Loan Document shall not be effective unless signed in writing by Agent, and such consents, approvals and waivers shall be narrowly construed to cover only the parties and facts identified in any such consent, approval or waiver. No notice or demand on a Borrower Party or any other Person in any case shall entitle any Borrower Party or such Person to any other or further notice or demand in similar or other circumstances. Unless expressly provided to the contrary, any consents, approvals, waivers or determinations of Agent or Lenders pursuant to this Loan Agreement or any other Loan Documents shall be granted or withheld in Agent’s or Lenders’ sole and absolute discretion, as the case may be.
Section 10.11    Severability. In the event any one or more of the provisions contained in this Loan Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in a particular jurisdiction or as to particular Persons or circumstances, the validity, legality and enforceability of the remaining provisions contained herein or therein (or the effectiveness of the invalid, illegal or unenforceable provision in a different jurisdiction or as to different Persons or circumstances) shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions. If the rights, remedies, powers, privileges and Liens created by this Loan Agreement shall be invalid or unenforceable as to any part of the Obligations, then the unsecured portion of the Obligations shall be completely paid prior to the payment of the remaining and secured portion of the Obligations, and all payments made on the Obligations shall be considered to have been paid on and applied first to the complete payment of the unsecured portion of the Obligations.
Section 10.12    When Effective. This Loan Agreement shall become effective when it shall have been executed and delivered by Borrower Parties, Agent and Lenders.
Section 10.13    Payments on Business Days. Except as otherwise expressly provided herein or in the Note, should the principal of or interest on the Note or any other portion of the Obligations become due and payable on other than a Business Day, payment in respect thereof shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in computing interest in connection with the payment.
Section 10.14    Limitation of Liability. Notwithstanding anything to the contrary contained in this Loan Agreement, the Note or the other Loan Documents, but subject to clauses (a) and (b) of this Section 10.14, no recourse shall be had for the payment of the principal, Interest, Additional Interest, Spread Maintenance Premiums or other amounts owed hereunder or under the Note or the other Loan Documents, or for any claim based on this Loan Agreement, the Note or

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any other Loan Document, against any direct or indirect constituent partner, member or shareholder of any Borrower Party or any assets of such partner, member or shareholder, or against any officer, director, agent or employee of any Borrower Party or of any such partner, member or shareholder, it being expressly understood that the sole remedies of Agent and Lenders with respect to such amounts and claims shall be against the assets of Borrowers and the Collateral; provided, however, that:
(a)    nothing contained in this Loan Agreement (including the provisions of this Section 10.14), the Note or the other Loan Documents shall constitute a waiver of any of Borrowers’ other obligations hereunder or under the Note or the other Loan Documents, or of any of Operating Lessees’ and/or Guarantors’ obligations under the Loan Documents to which such Operating Lessee or Guarantor is a party; and
(b)    nothing contained in this Loan Agreement (including the provisions of this Section 10.14), the Note or the other Loan Documents shall constitute a limitation of liability of Borrowers or Guarantor or any of its respective assets with respect to any liability or obligation of Borrowers and/or Guarantors under the Recourse Liability Agreement or the Environmental Indemnity, including, without limitation the fully recourse obligation to repay the Obligations in full after the occurrence of a Full Recourse Event.
(c)    Notwithstanding anything contained in this Loan Agreement, the Recourse Liability Agreement and the Environmental Indemnity, or the other Loan Documents to the contrary, Borrower and/or Guarantor shall have no liability under the Recourse Liability Agreement or the Environmental Indemnity for liabilities arising solely as a result of (i) the exercise of remedies by Lender under the Loan Documents, including any foreclosure or deed-in-lieu of foreclosure, or (ii) any action or omission of Lender, its affiliates, agents or receivers from and after a foreclosure, deed-in-lieu of foreclosure or appointment of a receiver on all or any portion of the Property or Collateral (or any purchaser at foreclosure or any transferee of Lender or such purchaser).
Section 10.15    Further Assurances; Filing of Financing Statements. Borrowers promptly shall make, execute or endorse, and acknowledge and deliver or file or cause the same to be done, all such vouchers, invoices, notices, certifications, additional agreements, undertakings, conveyances, deeds of trust, mortgages, transfers, assignments, financing statements or other assurances, and take all such other action, as Agent may, from time to time, reasonably deem necessary or proper in connection with this Loan Agreement or any of the other Loan Documents, the obligations of Borrowers hereunder or thereunder, or for better assuring and confirming unto Agent and Lenders the full benefits and rights granted or purported to be granted by this Loan Agreement or the other Loan Documents. Borrower Parties hereby agree that, without notice to or the consent of Borrower Parties, Agent may file with the appropriate public officials such financing statements or similar documents as are or may become necessary to perfect and continue the perfection of the security interest granted by any Loan Document.
Section 10.16    Third Party Payments. Whenever this Loan Agreement or any other Loan Document requires that amounts payable by a third party be paid directly to Agent or Lenders, Agent may enforce such right with a preliminary injunction, a temporary restraining order or other

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injunctive relief. Borrowers agree that irreparable harm may result if such payments are not made directly to Agent, or if otherwise provided or agreed to, to Agent.
Section 10.17    Controlling Document. In the event of any conflict between the provisions of this Loan Agreement and any of the other Loan Documents, the provision of this Loan Agreement, shall control.
Section 10.18    No Acknowledgement or Representation by Agent or any Lender. Agent’s concurrence with any request or the making of any advance hereunder shall not be deemed to constitute an acknowledgement or a representation by Agent or any Lender that no Default, Event of Default or Cash Sweep Condition shall have occurred or shall be continuing, or a waiver of any Default, Event of Default or Cash Sweep Condition, or any right or remedy relating therefrom.
Section 10.19    Entire Agreement. The Loan Documents embody the entire agreement between the parties and supersede all prior agreements and understandings.
Section 10.20    Counterparts. This Loan Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement.
Section 10.21    Cross Default; Cross Collateralization. Each Borrower Party acknowledges that Lender has made the Loan to Borrowers upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower Parties agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Loan Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.
Section 10.22    Joint and Several Liability. Each of the Borrowers shall be jointly and severally liable for payment of the Obligations and performance of all other obligations of Borrowers (or any of them) under this Loan Agreement or any other Loan Document.
Section 10.23    Contribution Among Borrowers. Notwithstanding that the Borrowers are jointly and severally liable to Lender for payment of the Loan, as among the Borrowers, each shall be liable only for such Borrower’s Allocated Amount (as hereinafter defined) and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Obligations in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Obligations, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Loan Agreement. This “Allocated Amount” for each Borrower shall equal the Allocated Loan Amount for the Property owned or leased by such Borrower, as the case may be.

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Section 10.24    Employer Identification Number Etc. Borrower Parties acknowledge that in order for Lenders to comply with the requirements under the Patriot Act, Borrower Parties must provide to Agent certain information or supporting documentation (collectively “Documentation”) at the time of execution of this Loan Agreement. Lenders may be required by the Patriot Act to verify and record any Documentation provided by Borrower Parties to validate each Borrower Party’s identity. Documentation that may be requested from Borrower Parties may include, but is not limited to, a Federal Employer Identification Number (FEIN), a Certificate of Good Standing to validate each Borrower Party’s corporate, partnership or limited liability company existence, a Certificate of Incumbency to authenticate the management of each Borrower Party, and other government issued certified documents to validate Borrower Party’s authorization to conduct business.
ARTICLE XI

AGENT AND LENDERS
Section 11.1    Scope of Article XI. This Article XI shall be binding on Agent and Lenders but shall not be binding on or enforceable by Borrower Parties except as otherwise expressly provided in this Article XI. As among Agent and Lenders, the provisions of this Article XI may be amended, waived or otherwise modified by Agent and Lenders without Borrower Parties’ consent and without the need for any Borrower Party to be party to any of the same. Without limiting the foregoing, nothing contained in this Article XI or any amendments, waivers or modifications thereof by Agent and Lenders, shall limit or modify the rights and obligations of, and restrictions applicable to, Borrower Parties, Agent or Lenders set forth in any other provision of this Loan Agreement or in the other Loan Documents, except as among Agent and Lenders.
Section 11.2    Agent.
(a)    Appointment. Each Lender hereby irrevocably designates and appoints Agent as the agent of such Lender with respect to the Loan and to act as “Agent” under the Loan Documents. Each Lender hereby irrevocably authorizes Agent, as its agent, to take such action and to exercise such powers on such Lender’s behalf as may be taken by Agent under any Loan Document, including as a payee, mortgagee, assignee or beneficiary or otherwise, together with such other powers as are reasonably incidental thereto. Nothing contained in this Loan Agreement, any Assignment and Acceptance or in any other Loan Document is intended to create or shall be construed as imposing on Agent any obligations except as expressly set forth in this Loan Agreement or in any other Loan Document. Agent shall not have any fiduciary or trustee relationship with Lenders.
(b)    Duties of Agent. Agent shall not have any duties or responsibilities except those expressly set forth in this Loan Agreement and in the other Loan Documents; no implied covenants, functions, responsibilities, duties, obligations or liabilities of Agent shall be construed to exist under this Loan Agreement or any other Loan Document. Agent shall perform its duties hereunder in accordance with the same standard of care as that customarily exercised by Agent with respect to the administration of a loan similar to the Loan held entirely for its own account. Agent shall not have any duty to ascertain or inquire into or verify the performance or observance of any covenants or agreements in any Loan Documents by Borrower Parties or any other Person or the satisfaction

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of any condition or to inspect the Properties. Agent shall not be liable for any undertaking of Borrower Parties or any other Person or for any error of judgment, or for any action taken or omitted to be taken by Agent other than willful misconduct or gross negligence of Agent.
(c)    Reliance by Agent. Agent is entitled to rely upon (and shall be protected in relying upon) any written or oral statement and notices or any other certification or documents believed by Agent to be genuine and correct and to have been signed or made by the proper Person and, with respect to all of its duties under the Loan Documents, upon advice of counsel (including counsel for Borrower Parties and Guarantor), independent public accountants, engineers, architects and other experts selected by Agent and shall not be liable for any action taken or omitted to be taken by Agent in good faith in accordance with the advice of such counsel, independent public accountants, engineers, architects and other experts.
(d)    Delegation of Duties. Agent may execute any of its duties under this Loan Agreement and any duties as Agent or as a party, payee, mortgagee, assignee or beneficiary under any Loan Document, by or through agents, servicers, affiliates or attorneys-in-fact. Agent shall not be responsible for the negligence or misconduct of any agents, affiliates or attorneys-in-fact selected by Agent with reasonable care and prudence.
(e)    Agent in its Capacity as a Lender. With respect to Aareal’s ownership interest in the Loan as a Lender, Aareal in its capacity as Lender shall have the rights and powers of a Lender under this Loan Agreement and the other Loan Documents as set forth herein and therein and may exercise or refrain from exercising the same as though it were not Agent, and the term “Lender” and “Lenders” shall include Aareal in its individual capacity for so long as Aareal shall hold any interest in the Loan.
(f)    Relationship with Borrower Parties.
(xii)    Each Lender acknowledges that, with respect to the Loan and the Loan Documents, Agent shall have the sole and exclusive authority to deal and communicate with Borrower Parties and any other Person on behalf of Lenders and each Lender acknowledges that any notices or demands from such Lender to Borrower Parties or such Person must be promptly forwarded to Agent for delivery. This subclause (i) may not be amended without the consent of Borrower Parties.
(xiii)    Each Lender agrees that it will not take any legal action, nor institute any actions or proceedings, against any Borrower Party or any other Person with respect to any of the Obligations, without the prior consent of Agent, which consent may be withheld by Agent in its discretion.
Section 11.3    Distributions. Each Lender shall be entitled to receive, and Agent shall transfer to each Lender, each Lender’s Pro Rata Share of all payments received by Agent pursuant to the Loan Documents on account of principal, interest and other sums, excluding, however, (a) any sums payable to Agent or any Lender in a manner other than in proportion to each Lender’s Pro Rata Share in connection with any Lender Interest Rate Protection Agreement or pursuant to Section 2.7, 2.8 or 2.9 hereof, without regard as to whether such sums constitute

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Additional Interest, (b) fees payable pursuant to the Loan Fee Letter and (c) any sums payable to Agent in its capacity as Agent, including any sums payable on account of expenses incurred by Agent which Borrower Parties are obligated to reimburse Agent pursuant to the Loan Documents to the extent that Lenders have not made a payment on account thereof pursuant to Section 11.9 hereof (the sums referred to in clauses (a) through (c) above are hereinafter referred to as, “Excluded Sums”).
Section 11.4    Authority, No Reliance; Binding Effect. Each Lender (a) represents and warrants that it is legally authorized to enter into this Loan Agreement, (b) agrees that neither Agent nor any Lender shall be responsible to one another for the due execution, legality, validity, enforceability, genuineness, sufficiency or collectability of any of the Loan Documents or any other instrument or document furnished pursuant thereto or in connection with the Obligations, (c) confirms and agrees that neither Agent nor any Lender has made or will be deemed to have made any warranty or representation to another or shall be responsible to another for any statements, warranties or representations (written or otherwise) made in or in connection with the Loan or the Loan Documents or for the financial condition of Borrower Parties or any other Person or for the title or the value of any portion of the Mortgaged Property or other Collateral and (d) agrees that it will be bound by the provisions of this Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of this Loan Agreement are required to be performed by it as a Lender. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Loan Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Loan Agreement.
Section 11.5    Loan.
(o)    Amendments and Modifications; Exercise of Rights and Remedies. Subject to Section 11.5 (b) hereof, Agent reserves the right, in its discretion, in each instance without prior notice to Lenders, (i) to exercise or refrain from exercising any powers or rights which Agent or Lenders may have under or with respect to the Note, this Loan Agreement or any other Loan Document, (ii) to enforce or forbear from enforcing the Loan Documents, (iii) to grant or withhold consents, approvals or waivers and to make any other determinations in connection with the Loan and the Loan Documents, (iv) to amend or modify the Loan Documents, (v) to acquire additional security or release any security given with respect to the Loan, (vi) to collect all sums due under the Loan Documents, (vii) to declare the Loan due and payable when permitted to do so pursuant to the terms of the Loan Documents, (viii) to enforce the Loan Documents, (ix) to take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (x) to sell, dispose of or otherwise deal with the ownership and operation of the Collateral, (xi) to bid at foreclosure of the Mortgages such amount as Agent shall determine in its discretion and (xii) to exercise or determine not to exercise all powers which are incidental to any of the foregoing. Agent shall provide Lenders with written notice of any actions taken by Agent with respect to the foregoing within five (5) days after the occurrence thereof. Notwithstanding

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anything to the contrary contained in this Loan Agreement, any modification or supplement of Article XI, or of any of the rights or duties of the Agent hereunder, shall require the consent of the Agent.
(p)    Restrictions of Power of Agent; Consent of Lenders. Notwithstanding anything to the contrary contained in Section 11.5(a) or elsewhere in this Loan Agreement, Agent shall not (x) without the prior written consent of all Lenders, consent to any Transfer (where consent is required) or agree to any amendment to or waiver of any of the terms or conditions of the Note, this Loan Agreement or any other Loan Document which would (i) modify the definition of “Permitted Transfer” (or waive any conditions thereto), (ii) amend the definition of “Requisite Lenders” or amend this Section 11.5(b), (iii) extend the time for any payments required under this Loan Agreement, including the Maturity Date (other than as a result of an extension of the Term pursuant to Section 2.15), (iv) reduce amounts payable to any Lender pursuant to the Loan Documents, (v) increase the principal amount of the Loan, (vi) release any material portion of the Collateral granted under the Loan Documents except as required hereunder or thereunder, or (vii) release Borrower Parties, Guarantor or any other guarantor of the Loan from any of their material obligations with respect to the Loan or (y) without the consent of the Requisite Lenders either (i) agree to any other material amendment to or material waiver of any of the terms or conditions of the Note, this Loan Agreement or any other Loan Documents, (ii) declare the Loan due and payable, (iii) take possession of, foreclose or accept a deed and/or assignment of the Collateral or any portion thereof in lieu of foreclosure, (iv) sell or dispose of the Collateral or (v) bid at any foreclosure of the Mortgage.
(q)    Deemed Consent. In the event that Agent requests a Lender’s consent pursuant to Section 11.5(b) hereof and Agent does not receive the Lender’s written response within ten (10) Business Days of the request therefor, or such shorter period that Agent in the exercise of its reasonable business judgment determines is necessary under the circumstances, such Lender shall be deemed to have consented to the action or determination proposed in such request. All such requests for consent from Agent to Lenders shall (i) be given in the form of a notice to each Lender, (ii) be accompanied by a description of the matter or item as to which such consent is requested, or shall advise each Lender where such matter or item may be inspected, or shall otherwise describe the matter or issue to be resolved and (iii) shall include Agent’s proposal in respect thereof.
(r)    Instructions from Lenders. Agent may at any time request instructions from Lenders with respect to any actions, consents, waivers or approvals which, by the terms of any of the Loan Documents, Agent is permitted or required to take or to grant, and Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval, consent or waiver and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval, consent or waiver under any of the Loan Documents until Agent shall have received such instructions.
Section 11.6    Equitable Adjustments; Offset. If a Lender shall obtain any payment (whether voluntary, involuntary or otherwise) on account of such Lender’s interest in the Loan in excess of such Lender’s Pro Rata Share to which such Lender is entitled (other than payments on account of Excluded Sums payable to such Lender) or payment on account of Excluded Sums

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payable to another Person, such Lender shall forthwith pay over to Agent an amount sufficient to enable Agent to cause such excess payment to be shared ratably with the other Lenders or, in the case of Excluded Sums payable to another Person, such Excluded Sums.
Section 11.7    Other Transactions. Agent and each Lender and their respective Affiliates and subsidiaries may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, Borrower Parties, any Affiliate of any Borrower Party, any subsidiaries of any Borrower Party or its respective Affiliates and any Person who may do business with or own interests in or securities of Borrower Parties or any such Affiliate or subsidiary without any duty to account therefor to each other. In the event that Agent or a Lender shall enter into an Interest Rate Protection Agreement, Agent or such Lender, as the case may be, shall be free to exercise its rights and remedies pursuant to the terms of the applicable Interest Rate Protection Agreement as if Agent or Lender, as the case may be, was not Agent or a Lender hereunder.
Section 11.8    Obligations Absolute Each Lender acknowledges and agrees that its obligations hereunder are absolute and unconditional and shall not be affected by any circumstance whatsoever, including any breach by Agent or a Lender of their obligations under this Loan Agreement or any other Loan Document, any lack of validity or enforceability of the Note, this Loan Agreement or any other Loan Document, the occurrence and continuance of any Default or Event of Default or the failure to satisfy any term or condition of the Note, this Loan Agreement or any other Loan Document. Without limiting the generality of the immediately preceding sentence, each Lender agrees that any payment required to be made by it shall be made without any offset, abatement, withholding or reduction whatsoever and a breach by Agent or any Lender of any of their obligations pursuant to this Loan Agreement or any other Loan Document shall not limit or otherwise affect a Lender’s obligations pursuant to this Loan Agreement.
Section 11.9    Indemnification.
(a)    Generally. Lenders hereby agree to indemnify Agent (to the extent Agent is not otherwise reimbursed hereunder or under the Loan Documents by Borrower Parties), on demand, in proportion to their Pro Rata Shares, for and against any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising hereunder or out of any of the Loan Documents, any action taken or omitted by Agent hereunder or thereunder, the Properties or the Collateral, including any matter required to be indemnified by Borrower Parties pursuant to Section 4.15 hereof; provided, however, that Lenders shall not be liable for (a) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent resulting from Agent’s willful misconduct or gross negligence or (b) any of such claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements which arise pursuant to any Lender Interest Rate Protection Agreement to which Agent or its Affiliate is party. A certificate of Agent as to the amount for which Lenders are required to reimburse Agent pursuant to this Section 11.9 shall be prima facie evidence as to such amount. Lenders’ obligations under this Section 11.9 shall survive the termination of this Loan Agreement and the Loan Documents. Without limiting the

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foregoing, in the event Agent elects to make a protective advance, each Lender shall fund its Pro Rata Share thereof. If Agent advances its own funds for any protective advance, each Lender shall upon Agent’s demand reimburse Agent for same in the amount of its Pro Rata Share thereof.
(b)    Indemnification Regarding Certain Actions. Unless indemnified to Agent’s satisfaction against any claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements (including reasonable fees and disbursements of counsel), Agent may not be compelled to do any act under this Loan Agreement or any other Loan Document or to take any action toward the execution or enforcement of the powers hereby or thereby created or to prosecute or defend any suit with respect to this Loan Agreement or any other Loan Document. In no event, however, shall Agent be required to take any action that Agent determines would be in violation of any applicable regulatory requirements, or could incur for Agent criminal or onerous civil liability.
Section 11.10    Taxes. All taxes due and payable on any payments to be made to any Lender with respect to the Obligations or under the Loan Documents shall be such Lender’s sole responsibility. All payments payable by Agent to any Lender hereunder or otherwise with respect to the Obligations shall be made without deduction for any taxes, charges, levies or withholdings, except to the extent, if any, that such amounts are required to be withheld by Agent under applicable law or the terms of the Loan Documents or this Loan Agreement. Each Lender shall provide to Agent and Borrowers before the first Payment Date after the execution of any Assignment and Acceptance pursuant to which it becomes a Lender hereunder, and from time to time thereafter, including upon a change in circumstances and upon the expiration of a previously delivered form, a completed and signed copy of any form(s) (including Internal Revenue Service Forms W-8 BEN, W-8 ECI and/or W-9) that may be required by the United States Internal Revenue Service in order to certify such Lender’s and/or Agent’s exemption from United States withholding and backup withholding taxes with respect to payments to be made to such Lender with respect to the Obligations or under the Loan Documents and/or such other documents as are necessary to indicate that all such payments are exempt from such taxes (or subject to such taxes at a rate reduced by an applicable tax treaty, in which case Agent and/or Borrowers, as applicable, shall withhold Taxes to the extent required by law and, to the extent such Taxes are Excluded Taxes, shall not be required to pay any additional amounts to such Lender by reason of such withholding).
Section 11.11    Return of Payments. If Agent has received or applied any payment with respect to the Loan and has paid to any Lender any portion of such payment, and thereafter such payment or application is rescinded or must otherwise be returned or paid over by Agent, whether required pursuant to any bankruptcy or insolvency law, the Loan Documents, or otherwise, such Lender shall, at Agent’s request, promptly return its share of such payment or application to Agent. In addition, such Lender shall simultaneously remit its Pro Rata Share of any interest or other amounts required to be paid by Agent with respect to such payment or application. If any Lender fails to remit such payment to Agent prior to 10:00 a.m. (New York City time) on the second (2nd) Business Day following Agent’s request for such funds, the payment owed to Agent shall earn interest at the Base Rate for each day from the date of Agent’s request until its payment to Agent.

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Section 11.12    No Partnership. This Loan Agreement, the Assignment and Acceptances and the other Loan Documents do not create a partnership or joint venture among Agent and/or Lenders.
Section 11.13    Resignation and Removal of Agent; Successor Agent.
(d)    Resignation. Agent may resign, without the consent of any Lender, from the performance of all its functions and duties hereunder at any time by giving at least fifteen (15) Business Days’ prior written notice to Borrower Parties and Lenders, unless applicable law requires a shorter notice period or that there be no notice period, in which instance such applicable law shall control. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to Section 11.13(c) or, if applicable, the appointment by Agent of a successor Agent pursuant to Section 11.13(d).
(e)    Removal of Agent. (i) In the event of the occurrence of any material gross negligence or willful misconduct of Agent, if all of the Lenders (other than a Lender that is then acting as Agent) agree or (ii) if Agent is a Defaulting Lender and the Requisite Lenders agree, then Agent may be removed as Agent; provided, however, that no such removal of Agent shall in any way affect the rights of Agent in its individual capacity as a Lender.
(f)    Appointment of Successor Agent by Requisite Lenders. Upon any resignation or removal of Agent, the Requisite Lenders (including in the determination of the Requisite Lenders, the Pro Rata Shares of such Lender that is also the resigning or removed Agent) shall appoint a successor Agent (who shall also be a Lender).
(g)    Appointment by Resigning Agent. If, upon the resignation of Agent, a successor Agent shall not have been appointed within the fifteen (15) Business Days or shorter period provided in Section 11.13(a), the resigning Agent shall then appoint a successor Agent (who also shall be a Lender), which successor shall serve as Agent until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.
(h)    Rights of the Successor and Retiring Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, or, if applicable, the appointment of a successor Agent by Agent pursuant to Section 11.13(d), such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent arising from and after the date of such acceptance and appointment, and the retiring Agent shall be discharged from the duties and obligations of Agent arising from and after such date. After the resignation or removal of Agent as provided herein, the provisions of this Loan Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Loan Agreement.
Section 11.14    Defaults by any Lender.
(e)    Consequences of Lender’s Default. If for any reason any Lender shall be in default of any of its obligations pursuant to this Loan Agreement or any other Loan Document (a “Defaulting Lender”), then, in addition to the rights and remedies that may be available to Agent

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and any other Lender under this Loan Agreement, at law and in equity, such Defaulting Lender’s right to participate as a Lender in decisions under this Loan Agreement, including any rights to approve or direct any determination, action or inaction of Agent where the approval or direction of Lenders is required or permitted hereby, and such Defaulting Lender’s right to assign, transfer, sell all or any portion of its rights in and to the Loan or a participation therein pursuant to Article IX hereof, shall be suspended during the pendency of such failure or refusal.
(f)    Remedies. If for any reason the Defaulting Lender fails to make timely payment of any amount required to be paid by such Defaulting Lender to or for the benefit of Agent or any other Lender hereunder, then, in addition to other rights and remedies that Agent or such other Lender may have hereunder or otherwise, Agent or any Lender shall be entitled, but not obligated (i) to advance funds on behalf of any Defaulting Lender, (ii) to the extent not paid by Borrower Parties, to collect interest from the Defaulting Lender at the Base Rate until the date on which the payment is made, (iii) to withhold or set off or in the case of a Lender, to cause Agent to withhold or setoff, and to apply to the payment of the defaulted amount and any related interest, any amounts to be paid to the Defaulting Lender under this Loan Agreement, (iv) to bring an action or suit against the Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest and (v) to purchase the Defaulting Lender’s interest in the Loan in the manner set forth in this Section 11.14. Upon the Defaulting Lender’s failure to make payments as set forth herein and so long as such failure remains uncured (and it is agreed an advance of funds by any other Lender pursuant to clause (i) above shall not be considered a cure of the Defaulting Lender’s default), the Defaulting Lender shall not be entitled to receive its share of any payments made by Borrower Parties (or amounts owed by Borrower Parties) after such date pursuant to the Loan Documents. If Agent receives any payment with respect to the Obligations from Borrower Parties as to which a Defaulting Lender would otherwise have been entitled, then such Defaulting Lender’s share of such payment shall be credited toward the amount owed hereunder by such Defaulting Lender on a dollar for dollar basis.
(g)    Purchase of Defaulting Lender’s Interest After Default. In the event of a default by a Lender as referred to in Section 11.14 (a) hereof, each Lender which is not a Defaulting Lender shall have the right, but not the obligation, in its sole discretion, to acquire such Defaulting Lender’s interest in the Loan. If more than one Lender exercises such right, each such Lender which is not a Defaulting Lender shall have the right to acquire (in accordance with such acquiring Lender’s Pro Rata Share or upon agreement of the Lenders which desire to so purchase the Defaulting Lender’s interest, any other proportion) the Defaulting Lender’s interest in the Loan. Such right to purchase shall be exercised by written notice from the applicable Lender(s) electing to exercise such right to the Defaulting Lender (an “Exercise Notice”), copies of which shall also be sent concurrently to each other Lender. The Exercise Notice shall specify (i) the purchase price for the interest of the Defaulting Lender, determined in accordance with Section 11.14(d) and (ii) the date on which such purchase is to occur, which shall be any Business Day which is not less than fifteen (15) days after the date on which the Exercise Notice is given, provided that if such Defaulting Lender shall have cured its default in full (including with the payment of any interest and other amounts due in connection therewith) to the satisfaction of Agent within said fifteen (15) day period, then the Exercise Notice shall be of no further effect and the non-defaulting Lender(s) shall no longer have a right to purchase such Defaulting Lender’s interest. Upon any such purchase of a Defaulting

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Lender’s interest and as of the date of such purchase (the “Purchase Date”), the Defaulting Lender’s interest in the Loan, and its rights hereunder as a Lender arising from and after the Purchase Date (but not its rights and liabilities with respect thereto or under this Loan Agreement or the other Loan Documents for obligations, indemnities and other matters arising or matters occurring before the Purchase Date) shall terminate on the Purchase Date, and the Defaulting Lender shall promptly execute all documents reasonably requested to surrender and transfer such interest. Without in any manner limiting the remedies of Agent or any other Lender, the obligation of a Defaulting Lender to sell and assign its interest in the Loan under this Section 11.14 shall be specifically enforceable by Agent and/or any other Lender by an action brought in any court of competent jurisdiction for such purpose, it being acknowledged and agreed that, in light of the disruption in the administration of the Loan and the other terms of the Loan Documents that a Defaulting Lender may cause, damages and other remedies at law are not adequate.
(h)    Purchase Price; Payment for Defaulting Lender’s Pro Rata Share. The purchase price for the interest of a Defaulting Lender in the Loan shall be equal to the sum of all of the Defaulting Lender’s advances under the Loan Documents outstanding as of the Purchase Date, less the costs and expenses incurred by Agent and any non-defaulting Lender directly as a result of the Defaulting Lender’s default hereunder, including interest accrued on such unpaid amounts (at the Base Rate), court costs and including reasonable attorneys’ fees and disbursements, and fees for accountants and other similar advisors (provided that such costs and expenses are paid by the Lenders acquiring the interest of such Defaulting Lender to Agent and the Lenders incurring same).

Section 11.15    Enforcement Action Plan.
(d)     Promptly after Agent acquires knowledge (as defined below) thereof, Agent shall give written notice to each Lender of any Event of Default which in Agent’s reasonable judgment materially and adversely affects any of the Lenders’ interests in the Loan or the value of the Properties. If Agent determines that remedial action should not be taken, it shall so advise the Lenders, setting forth Agent’s reasons therefor. Otherwise Agent shall prepare a recommended course of remedial action (other than the giving of notices of default and demands for performance) (the “Enforcement Action Plan”), which shall be subject to the approval of the Requisite Lenders to the extent provided in Section 11.5(b) of this Loan Agreement. Agent agrees to consult with Lenders in respect of and shall act substantially in accordance with the decision of the Requisite Lenders (and shall be fully protected by all Lenders in so acting), subject, however, to Section 11.9(b) of this Loan Agreement, and provided that Agent shall not be obligated to take any action which Agent determines is not consistent with the Loan Documents or is not in accordance with applicable law, or exercise any remedy unless Agent determines that the underlying Event of Default permits the exercise of such remedy in accordance with applicable law and the Loan Documents and that exercising any such remedy at such time would not preclude it from thereafter commencing and prosecuting a foreclosure of the Mortgage. As used in this Section 11.15 of this Loan Agreement, the term “knowledge” shall mean the actual knowledge of the officer of Agent then primarily responsible for the administration of the Loan. The provisions of Section 11.5(c) of this Loan Agreement shall apply to each Lender’s consent to any Enforcement Action Plan proposed by Agent.

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(e)     If the Requisite Lenders have not agreed on a proposed course of action by the end of ninety (90) days after the occurrence of the Maturity Date or the acceleration of the Loan, as applicable, notwithstanding anything to the contrary set forth in Section 11.5(b), Agent shall commence to foreclose on, or otherwise realize on, the Collateral and otherwise exercise such other remedies as Agent determines.
(Signatures follow)

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWERS:
CHH CAPITAL HOTEL PARTNERS, LP, a Delaware limited partnership

By: CHH Capital Hotel GP, LLC, a Delaware limited liability company, its general partner

By: /s/ David A. Brooks
David A. Brooks, Vice President

CHH TORREY PINES HOTEL PARTNERS, LP, a Delaware limited partnership

By: CHH Torrey Pines Hotel GP, LLC, a Delaware limited liability company, its general partner

By: /s/ David A. Brooks
David A. Brooks, Vice President

OPERATING LESSEES:
CHH TORREY PINES TENANT CORP., a Delaware corporation

By: /s/ Deric S. Eubanks

Deric S. Eubanks, President

CHH CAPITAL TENANT CORP., a Delaware corporation

By: /s/ Deric S. Eubanks

Deric S. Eubanks, President

[Signatures continue on the following page]

61046467.DOC

AGENT:

AAREAL CAPITAL CORPORATION

By: /s/ David Lee
Name: David Lee
Title:Director

By: /s/ Alan Griffin Name:Alan Griffin
Title:General Counsel

[Signatures continue on the following page]

61046467.DOC

LENDERS:

AAREAL CAPITAL CORPORATION

By: /s/ David Lee
Name: David Lee
Title:Director

By: /s/ Alan Griffin Name:Alan Griffin
Title:General Counsel

Commitment: $

AAREAL BANK AG
Frank Wieland, Director,

By: /s/ Frank Wieland
Name: Frank Wieland
Title: Director

By: /s/ Jan Lerch
Name: Jan Lerch
 Title:Director

Commitment: $

WESTDEUTSCHE IMMOBILIENBANK AG

By: /s/ Sascha Mathels
Name:Sascha Mathels
Title:Executive Director

By: /s/ Martin Stevener
Name:Martin Stevener
Title:Director

Commitment: $

61046467.DOC

Exhibit A-1

Legal Description of the Capital Property

All of that certain lot or parcel of land situated, lying and being in the District of Columbia, and being more particularly described as follows:

Parcel 1

Lot numbered Thirty-nine (39) in Square numbered One Hundred Ninety-eight (198) in the subdivision made by Hilton Hotels Corporation, as per plat recorded in the Office of the Surveyor for the District of Columbia in Liber 152 at folio 24.

Parcel 2

All that part of Public Alley Closed designated as "Reverts to the owners of Lot 39" as shown on plat entitled "Public Alley Closed Easement Established Square 198", and recorded in the Office of the Surveyor for the District of Columbia in Liber 192 at folio 164.

NOTE: The above described part of alley closed is designated on the records to the Assessor for the District of Columbia for assessment and taxation purposes as Lot numbered Eight Hundred Forty (840) in
Square numbered One Hundred Nighty-eight (198)

TOGETHER WITH those non-exclusive easements granted in Easement Agreement recorded as Instrument number 34748 and re-recorded as Instrument Number 69959.

TOGETHER WITH those non-exclusive easements granted in Easement Relocation Agreement recorded as Instrument Number 42390.

A-1 - 1
61046467.DOC

Exhibit A-2

Legal Description of the Torrey Pines Property

ALL IMPROVEMENTS CONSTITUTING REAL PROPERTY, AS SET FORTH AND GRANTED IN THAT CERTAIN ASSIGNMENT AND ASSUMPTION OF PERCENTAGE LEASE AND DEED TO IMPROVEMENTS, RECORDED DECEMBER 29, 1998 AS INSTRUMENT NO. 1998-0853813, OFFICIAL RECORDS, LOCATED ON THE FOLLOWING DESCRIBED PROPERTY:

ALL THOSE PORTIONS OF PUEBLO LOTS 1325, 1326, 1330 AND 1331 OF THE PUEBLO LANDS OF SAN DIEGO IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF BY JAMES PASCOE, IN 1870, A COPY OF WHICH MAP WAS FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 14, 1921 AS MISCELLANEOUS MAP 36, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF PUEBLO LOT 1325, WHICH IS THE COMMON CORNER OF PUEBLO LOTS 1325, 1326, 1330 AND 1331; THENCE ALONG THE COMMON LINE OF PUEBLO LOTS 1325 AND 1331 NORTH 89°05’90” WEST, 255.74 FEET; THENCE LEAVING SAID COMMON LINE NORTH 2°48’32” WEST 285.07 FEET; THENCE NORTH 7°31’23” WEST, 399.47 FEET; THENCE NORTH 6°28’50” WEST, 134.23 FEET TO A POINT THAT BEARS SOUTH 82°32’25” WEST 42.90 FEET FROM THE SOUTHWEST CORNER OF THE PROPERTY DESCRIBED IN THAT CERTAIN LEASE AGREEMENT EXECUTED OCTOBER 2, 1961, FILED IN THE OFFICE OF THE CITY CLERK OF THE CITY OF SAN DIEGO AS DOCUMENT NO. 629873, OFFICIAL RECORDS, THE BOUNDARIES OF WHICH ARE SET OUT ON CITY ENGINEER’S DRAWING 13929-CL ON FILE IN THE OFFICE OF THE CITY ENGINEER OF THE CITY OF SAN DIEGO; THENCE NORTH 82°32’25” EAST 42.90 FEET TO SAID SOUTHWEST CORNER; THENCE CONTINUING ALONG THE SOUTH LINE OF SAID PROPERTY DESCRIBED IN SAID LEASE AGREEMENT NORTH 82°32’25” EAST TO THE SOUTHEAST CORNER OF LAST SAID PROPERTY; SAID POINT ALSO BEING A POINT IN THE WESTERLY RIGHT OF WAY LINE OF TORREY PINES ROAD, AS DEDICATED BY CITY OF SAN DIEGO ORDINANCE 7634 DATED MARCH 24, 1919; THENCE ALONG SAID WESTERLY RIGHT OF WAY LINE SOUTH 9°28’56” EAST 842.58 FEET TO A POINT “A”; THENCE SOUTH 80°31’04” WEST 368.36 FEET TO THE POINT OF BEGINNING.

THE ABOVE DESCRIBED LAND IS NOW COMMONLY KNOWN AS:

LOT 1 OF SHERATON HOTEL AT TORREY PINES UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12164, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, AUGUST 12, 1988.

A-2 - 1
61046467.DOC

ALL THOSE PORTIONS OF PUEBLO LOTS 1325, 1326, 1330 AND 1331 OF THE PUEBLO LANDS OF SAN DIEGO IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF BY JAMES PASCOE, IN 1870, A COPY OF WHICH MAP WAS FILED IN THE OFFICE OF COUNTY RECORDER OF SAN DIEGO COUNTY, NOVEMBER 14, 1921 AS MISCELLANEOUS MAP 36, MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT THE NORTHEAST CORNER OF PUEBLO LOT 1325, WHICH IS THE COMMON CORNER OF PUEBLO LOTS 1325, 1326, 1330 AND 1331; THENCE ALONG THE COMMON LINE OF PUEBLO LOTS 1325 AND 1331 NORTH 89°05’90” WEST, 255.74 FEET; THENCE LEAVING SAID COMMON LINE NORTH 2°48’32” WEST 285.07 FEET; THENCE NORTH 7°31’23” WEST, 399.47 FEET; THENCE NORTH 6°28’50” WEST, 134.23 FEET TO A POINT THAT BEARS SOUTH 82°32’25” WEST 42.90 FEET FROM THE SOUTHWEST CORNER OF THE PROPERTY DESCRIBED IN THAT CERTAIN LEASE AGREEMENT EXECUTED OCTOBER 2, 1961, FILED IN THE OFFICE OF THE CITY CLERK OF THE CITY OF SAN DIEGO AS DOCUMENT NO. 629873, OFFICIAL RECORDS, THE BOUNDARIES OF WHICH ARE SET OUT ON CITY ENGINEER’S DRAWING 13929-CL ON FILE IN THE OFFICE OF THE CITY ENGINEER OF THE CITY OF SAN DIEGO; THENCE NORTH 82°32’25” EAST 42.90 FEET TO SAID SOUTHWEST CORNER; THENCE CONTINUING ALONG THE SOUTH LINE OF SAID PROPERTY DESCRIBED IN SAID LEASE AGREEMENT NORTH 82°32’25” EAST TO THE SOUTHEAST CORNER OF LAST SAID PROPERTY; SAID POINT ALSO BEING A POINT IN THE WESTERLY RIGHT OF WAY LINE OF TORREY PINES ROAD, AS DEDICATED BY CITY OF SAN DIEGO ORDINANCE 7634 DATED MARCH 24, 1919; THENCE ALONG SAID WESTERLY RIGHT OF WAY LINE SOUTH 9°28’56” EAST 842.58 FEET TO A POINT “A”; THENCE SOUTH 80°31’04” WEST 368.36 FEET TO THE POINT OF BEGINNING.

THE ABOVE DESCRIBED LAND IS NOW COMMONLY KNOWN AS:

LOT 1 OF SHERATON HOTEL AT TORREY PINES UNIT NO. 2, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12164, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, AUGUST 12, 1988.

EXCEPTING THEREFROM, ALL IMPROVEMENTS CONSTITUTING REAL PROPERTY, AS SET FORTH AND GRANTED IN THAT CERTAIN ASSIGNMENT AND ASSUMPTION OF PERCENTAGE LEASE AND DEED TO IMPROVEMENTS, RECORDED DECEMBER 29, 1998 AS INSTRUMENT NO. 1998-0853813, OFFICIAL RECORDS.

APN: 760-103-60; 340-011-08

A-2 - 2
61046467.DOC

Exhibit B-1

Account Agreement

B - 1 - 1
61046467.DOC

Exhibit B-2

Account Agreement

B-2 - 1
61046467.DOC

Exhibit C

Allocated Loan Amounts

Capital Property:        $128,775,000
Torrey Pines Property:    $69,225,000

C - 1
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Exhibit D

Disclosed Litigation

Capital Hilton

Pending Litigation (Employment-Related)	Pending Litigation (Non-Employment)	Union Charges	EEOC Charges
NONE	NONE	NONE	NONE

Torrey Pines Hilton

Pending Litigation (Worker’s Comp)	Pending Litigation (Non-Employment)	Union Charges	EEOC Charges
NONE	NONE	N/A
Charles T. Merrick v. Hilton Worldwide, Inc., et al.
Wrongful termination, age discrimination and disability discrimination lawsuit brought by a former Director of Property Operations at the hotel.  Hilton filed its Motion for Summary Judgment in June 2014.  Hilton is awaiting the Court’s ruling on that motion.  In the interim, the parties to such lawsuit will meet for a Pretrial Conference on November 3, 2014, where Hilton expects a trial date to be set.
This lawsuit is covered by EPL Insurance and the hotel has already paid its $50,000 deductible related to the lawsuit.  All legal fees and costs are now being paid out of Hilton’s EPLI self-insured retention fund.

Ex. D - 1
61046467.DOC

Exhibit E

Insurance Policies

With respect to each Property,
(a)    Property insurance against loss customarily included under standard “all-risk” policies or special causes of loss insurance policies, as is available in the insurance market as of the closing date, including flood, earthquake, terrorism, vandalism and malicious mischief, boiler and machinery and such other insurable hazards as, under good insurance practices, from time to time are insured against for other properties and buildings meeting Comparable Standards and which are otherwise similar to such Property in nature, use, location, height and type of construction. Such insurance policy also shall insure the additional expense of demolition and increased cost of construction due to the enforcement of any law regulating reconstruction at the time of rebuilding following a loss, in an amount acceptable to Agent. The amount of such “all risk” or special causes of loss insurance shall be not less than one hundred percent (100%) of the replacement cost value of the Improvements. (The perils of earthquake and flood shall have sublimits acceptable to Agent). If any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area,” flood hazard insurance in an amount equal to the full replacement cost of the Improvements or such lesser amount as Agent may approve. The earthquake insurance provided shall be in form and substance reasonably satisfactory to Agent and in the event the applicable Property is located in an area with a high degree of seismic activity in an amount equal to the amount derived from a “SUL(Scenario Upper Loss)” seismic engineering study, plus an additional 20% and having a deductible in an amount not greater than five (5%) percent of the total insured value of the Improvements. The named windstorm insurance provided, if the Improvements are located in a Tier 1 designated area and if not covered in the “Special Perils” policy required hereunder, shall be in form and substance satisfactory to Agent, in an amount of not less than the full replacement cost of the Improvements. The named windstorm coverage shall be provided with deductibles as are customary in the market for insurance of similar properties. In no event shall the deductible for any peril required herein shall be greater than five percent (5%) of the location insurable values; Agent reserves the right to require coverage for flood and earth movement irrespective of the locations designation in a high hazard zone for such perils. Each such insurance policy shall contain an agreed-amount replacement cost endorsement. In the event local building code prevents the Improvements from being replaced to the same state as they were prior to a loss, and if such action causes the Borrower to suffer a diminution in the value of the Improvements, then Borrower shall be required to purchase insurance to cover said diminution in value. Such policy shall be purchased in an amount acceptable to Agent, and name Agent as mortgagee;
(b)    rent loss and/or business interruption insurance on an actual loss sustained basis as an extension to coverage required by paragraphs (a) and (c) of this Exhibit E in an amount not less than one year’s rental income or business interruption value and including

E - 1
61046467.DOC

a 365-day extended period of indemnity following restoration of the Improvements to restore operation of the affected Property to levels that existed prior to such loss;
(c)    comprehensive boiler and machinery insurance covering all mechanical and electrical equipment against physical damage, rent loss and improvements loss and covering, without limitation, all tenant improvements and betterments which Borrower is required to insure pursuant to any Lease on a replacement cost basis. The minimum amount of limits to be provided shall be $50,000,000 per accident;
(d)    commercial general liability insurance, including public liability insurance, on owned (if any), hired and non-owned auto liability and excess liability coverage for personal injury, bodily injury, death, accident and property damage, with limits no less than $75,000,000 per occurrence ($150,000,000 during construction, if the cost of such construction exceeds $50,000,000) and $75,000,000 in the annual aggregate per location. If any liability insurance also covers other locations with a shared aggregate limit, then the minimum liability insurance shall be increased to $100,000,000. The policies described in this paragraph (d) shall cover, without limitation, elevators, escalators, independent contractors, contractual liability covering to the maximum extent permitted by law, Borrower’s obligations to indemnify Agent as required pursuant to this Agreement, products and completed operations liability coverage, wrongful entry or evicting, invasion of privacy, products and completed operations liability, and false arrest and imprisonment;
(e)    during any period of repair or restoration, builder’s “all-risk” insurance in an amount equal to not less than the full insurable value of the Improvements against such risks (including standard “all risk” perils coverage and collapse of the Improvements to agreed limits as Agent may request, each in form and substance acceptable to Agent);
(f)    workers’ compensation and disability insurance as required by law;
(g)    special hotel insurance, including coverage for products liability; liquor liability; garagekeepers liability; innkeepers liability (which includes safe deposit box liability) and crime insurance, all in amounts satisfactory to Agent;
(h)    intentionally omitted; and
(i)    such other types and amounts of insurance with respect to the each Property and the operation thereof which are commonly maintained in the case of other properties and building meeting Comparable Standards and which are otherwise similar to such Property in nature, use, location, height and type of construction, as may be required from time to time by Agent.
All such insurance policies shall name Agent as mortgagee, additional insured and loss payee, either on a specific standard mortgagee endorsement or under a blanket endorsement satisfactory to Agent.

E - 2
61046467.DOC

Exhibit F

Accounts

Wells Fargo Bank National Association
333 S. Grand Avenue
Los Angeles, California 90071

Wells Fargo Restricted Account Numbers:

•	Operating Account: 4040004681 - Torrey Pines;

•	FF& E Account: 4121557219 - Torrey Pines;

•	Tax & Insurance Account: 4121756126 - Torrey Pines;

•	Ground Rent Account: 4121756720 - Torrey Pines;

Bank of America, N. A.
Blocked Account Support
800-5th Avenue
Mail Code: WA1-501-08-21
Seattle, WA 98104

Bank of America Deposit Account Numbers:

•	Operating Account: 12355-57746 - Capital Hilton;

•	FF&E Account: 12330-59099 - Capital Hilton;

•	Tax & Insurance Account: 12331-64019 - Capital Hilton;

F - 1
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Exhibit G-1

Material Operating Agreements

Capital Hilton

Vendor	Type	Name of Contract	Contract Date	Term	Description
Lodge Net	Service License Agreement	Hotel Service License Agreement	June 7, 2012	Sixty (60) month term	Agreement for Free-to-Guests Programming
Schindler Elevator Corporation	Maintenance Agreement	Individual Maintenance Agreement	May 29, 2012	Ten (10) year term	Elevator maintenance

61046467.DOC    G - 1

Exhibit G-2

Material Operating Agreements

Hilton La Jolla Torrey Pines

Vendor	Type	Name of Contract	Contract Date	Term	Description
The City of San Diego	Golf Course Usage Agreement	Amended Torrey Pines Golf Course Agreement on Reserved Nonresident Tee Times	February 13, 2007	Ten years	Reservation agreement for tee times on Torrey Pines Golf Course
Lodge Net	Service Agreement	Hotel Service License Agreement	October 5, 2012	Expires February 8, 2017	Agreement for Free-to Guests Programming

61046467.DOC    G - 2

Exhibit H

INTEREST RATE PROTECTION AGREEMENT ACKNOWLEDGMENT

[Letterhead of Issuer]

November [__], 2014

[__________] (the “Issuer”) hereby acknowledges that it has been advised that the interest of CHH Capital Hotel Partners, LP and CHH Torrey Pines Hotel Partners, LP (collectively, the “Purchaser”) in and to the [describe Interest Rate Protection Agreement] (the “Agreement”) has been pledged and collaterally assigned to Aareal Capital Corporation, a Delaware corporation, having an office at 250 Park Avenue, Suite 820, New York, New York 10177, as agent for itself and other lenders (in such capacity, “Agent”) as security for a loan made by such lenders to Purchaser and its affiliates. Issuer hereby acknowledges, without any restrictions, such pledge and collateral assignment.

All payments, if any, due under the Agreement shall be paid directly to Agent and all rights of the Purchaser shall be exercisable by Agent.

In consideration of the following agreement by the Issuer, Purchaser agrees that (a) Issuer shall be entitled to conclusively rely (without any independent investigation) on any notice or instructions from Agent in respect of the Interest Rate Cap Agreement and (b) Issuer shall be held harmless and shall be fully indemnified by Purchaser, from and against (i) any and all claims and (ii) from and against any damages, penalties, judgments, liabilities, losses or expenses (including reasonable attorney’s fees and disbursements), other than those arising out of the gross negligence or willful misconduct of Issuer, reasonably incurred by Issuer as a result of the assertion of any claim, by any person or entity, arising out of, or otherwise related to, any actions taken or omitted to be taken by Issuer in reliance upon any such instructions or notice provided by Agent.

61046467.DOC    H - 1

ISSUER:

By:____________________________________
      Name:
      Title:  Officer

By:____________________________________
     Name:
      Title:

Dated:_____________, 2014

61046467.DOC    H - 2

AGENT:

AAREAL CAPITAL CORPORATION

By:    ____________________________
    Name:
    Title:

By:    ____________________________
    Name:
    Title:

Dated:_______________, 2014

61046467.DOC    H - 3

ACKNOWLEDGED AND AGREED:

PURCHASER:

CHH CAPITAL HOTEL PARTNERS, LP, a Delaware limited partnership

By: CHH Capital Hotel GP, LLC, a Delaware limited
liability company, its general partner

By:     _______________________
David A. Brooks, Vice President

CHH TORREY PINES HOTEL PARTNERS, LP, a
Delaware limited partnership

By: CHH Torrey Pines Hotel GP, LLC, a Delaware limited liability company, its general partner

By:     _____________________ _
David A. Brooks, Vice President

Dated:_______________, 2014

61046467.DOC    H - 4

Exhibit I
Special Purpose Bankruptcy Remote Entity Definitions

“Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company, in each case that at all times since its formation and at all times thereafter
(i)    was and will be organized solely for the purpose of (A) owning the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;
(ii)    has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;
(iii)    has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;
(iv)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation or merger and, except as otherwise expressly permitted by this Loan Agreement, not engage in, seek or consent to any asset sale, transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement, as applicable;
(v)    if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities, each of which owns at least a one-half percent (0.5%) beneficial interest in such limited partnership;
(vi)    if such entity is a corporation, has and will have at least one (1) Independent Director, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote;
(vii)    if such entity is a limited liability company, has and will have at least one (1) member that has been and will be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation and such corporation is the managing member of, and owns at least a one-half percent (0.5%) beneficial interest in, such limited liability company;
(viii)    if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to

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continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of Agent (or the applicable rating agencies following a securitization of the Loan) for as long as the Loan is outstanding;
(ix)    has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;
(x)    has maintained and will maintain adequate capital in light of its contemplated business operations (provided that no partner or member shall be required to contribute additional capital);
(xi)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xii)    has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that any other Person is required to file consolidated tax returns by law; provided, that any such consolidated financial statement shall contain a footnote indicating the separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;
(xiii)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(xiv)    has not commingled and will not commingle its funds or assets with those of any other Person, except as permitted by the Loan Documents;
(xv)    has held and will hold its assets in its own name;
(xvi)    has conducted and will conduct its business in its name and not permit its name, identity or type of entity to be changed,
(xvii)    has maintained and will maintain its financial statements and accounting records separate from any other Person;

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(xviii)    has paid and will pay its own liabilities, including the salaries of its own employees (except to the extent such salaries are fairly allocated as set forth in clause (xxiv) below), out of its own funds and assets;
(xix)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xx)    has maintained and will maintain an arm’s-length relationship with its Affiliates;
(xxi)    has no indebtedness other than Permitted Indebtedness;
(xxii)    has not and will not assume or guarantee or become obligated for the debts of any other Person (other than guarantying any Operating Lessee’s obligations under any Management Agreement) or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;
(xxiii)    has not and will not acquire obligations or securities of its partners, members or shareholders;
(xxiv)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;
(xxv)    except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxvi)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxvii)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxviii)    has not made and will not make loans to any Person;
(xxix)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(xxx)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxxi)    has and will have no obligation to indemnify its partners, officers, directors, members or Special Members (as hereinafter defined), as the case may be, or has such an

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obligation that is fully subordinated to the Obligations and will not constitute a claim against it if cash flow in excess of the amount required to pay the Obligations is insufficient to pay the Obligations; and
(xxxii)    will consider the interests of its creditors in connection with all corporate, partnership or limited liability actions, as applicable.
“Independent Director” means (x) in the case of a Single Member Bankruptcy Remote LLC: a natural person selected by Borrower and reasonably satisfactory to Agent who shall not have been at the time of such individual’s appointment as an Independent Director of the Single Member Bankruptcy Remote LLC, does not thereafter become while serving as an Independent Director (except pursuant to an express provision in the Single Member Bankruptcy Remote LLC’s limited liability company agreement providing for the Independent Director to become a Special Member upon the sole member of such Single Member Bankruptcy Remote LLC (the “Sole Member”) ceasing to be a member in such Single Member Bankruptcy Remote LLC) and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer or employee of, Borrower or any of its shareholders, subsidiaries or Affiliates, (ii) a director (other than as an Independent Director) of any shareholder, subsidiary or Affiliate of Borrower, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family of any such shareholder/ director/partner/member, officer, employee, supplier or customer or of any director of Borrower (other than as an Independent Director); and (y) in the case of a corporation, an individual selected by Borrower and reasonably satisfactory to Agent who shall not have been at the time of such individual’s appointment as a director, does not thereafter become while serving as an Independent Director and shall not have been at any time during the preceding five (5) years (i) a shareholder/partner/member of, or an officer, employee, consultant, agent or advisor of, Borrower or any of its shareholders, subsidiaries, members or Affiliates, (ii) a director of any shareholder, subsidiary, member, or Affiliate of Borrower other than Borrower’s general partner or managing member, (iii) a customer of, or supplier to, Borrower or any of its shareholders, subsidiaries or Affiliates that derives more than ten percent (10%) of its purchases or income from its activities with Borrower or any Affiliate of Borrower, (iv) a Person who Controls any such shareholder, supplier or customer, or (v) a member of the immediate family (including a grandchild or sibling) of any such shareholder/director/partner/member, officer, employee, supplier or customer or of any other director of Borrower’s general partner or managing member.
“Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter (i) complies with the following clauses of the definition of Special Purpose Bankruptcy Remote Entity above: (i)(A), (ii)(A), (iii), (iv), (ix), (x), (xi) and (xiii) through (xxxii); (ii) has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least one (1) duly appointed Independent Director on the board of directors, and the board of directors will not take any action requiring the unanimous affirmative vote of one hundred percent (100%) of the members of its board of directors unless, at

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the time of such action there is at least one (1) member of the board of directors who is an Independent Director, and all of the directors and all Independent Director(s) shall have participated in such vote; (iii)  has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director and (C) except as expressly permitted pursuant to the terms of this Loan Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; and (iv) has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be would up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Act”) or (y) the entry of a decree of judicial dissolution under Section 18‑802 of the Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18‑804 of the Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all

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or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.

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Exhibit J

Agent’s Wiring Instructions

Bank:	Bank of New York One Wall Street New York, NY10286
ABA/Routing No.:	21000018
Routing No.:	IRVTUS3NXXX
Account Name:	Aareal Bank AG, Wiesbaden / AARBDE5WXXX
Account No.:	8900492465
Reference:	10380756 / 9000140622
FFC Account Name:	Aareal Capital Corporation New York
FFC Account No.:	DE77 5101 0400 0150 1501 01

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Exhibit K

Form of Quarterly Compliance Statement

CHH Torrey Pines Hotel Partners, LP & CHH Capital Hotel Partners, LP.

_______________, 201___
Aareal Capital Corporation,
as Agent and Administrative Agent for Lenders
250 Park Avenue, Suite 820
New York, New York 10177

Re:	Capital Hilton & Hilton Torrey Pines – Quarterly Compliance Statement
Ladies and Gentlemen:

This quarterly compliance statement is being delivered pursuant to Section [
____] of that certain Second Amended and Restated Loan Agreement (the “Loan Agreement”) dated as of [________, 2014] between Aareal Capital Corporation, as agent for Lenders (in such capacity, “Agent”) and CHH Torrey Pines Hotel Partners, LP & CHH Capital Hotel Partners, LP. (“Borrowers”). All capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement. Borrowers hereby represent and warrant to Agent and Lenders as follows:

Test Determination Date: ___

(1)	Gross Revenues for the twelve months period ending on the Test Determination Date ____

(2)	Operating Expenses for the twelve months period ending on the Test Determination Date ____

(3)	Cash Available for Debt Service for the twelve months period ending on the Test Determination Date ____ (please include calculation)

(4)	Applicable Interest Rate on the Test Determination Date ___%

(5)	Scheduled interest and principal payments for the twelve months immediately following the Test Determination Date ___

(6)	Debt Service Coverage Ratio on the Test Determination Date ___ (please include calculation):

61046467.DOC    K - 1

a.	Required level of 1.05 to 1.00 met: Y/N

b.	If no, amount of necessary partial prepayment pursuant to Article VII (r) of the Loan Agreement dated ___

(7)	Assumed Debt Service on the Test Determination Date ____ (please include calculation)

(8)	Assumed Debt Service Coverage Ratio on the Test Determination Date ____ (please include calculation)

(9)	Cash Sweep Condition exists/continues on the Test Determination Date: Y/N

(10)	If yes, Cash Collateral Payment Amount to be transferred to Cash Collateral Account for the quarter ended on the Test Determination Date ___ (please include calculation)

(11)	Cash Sweep Condition has continued for more than twelve consecutive months: Y/N

(12)	If yes, amount no longer available for disbursement from Cash Collateral Account to Borrowers

(13)	Attached hereto are quarterly bank statements from each Account from the bank or financial institution at which such Accounts are held.

(14)	We herewith confirm that the presented leases are still in place and have not changed.

(15)	We herewith confirm that, as of the date of this Quarterly Compliance Statement, to the best knowledge of Borrowers, no Default or Event of Default has occurred and is continuing

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

61046467.DOC    K - 2

Very truly yours,
BORROWERS:

CHH CAPITAL HOTEL PARTNERS, LP,
a Delaware limited partnership

By:	CHH Capital Hotel GP, LLC, a Delaware limited liability company, its general partner

By:	Name: David A. Brooks Title: Vice President

CHH TORREY PINES HOTEL PARTNERS, LP, a Delaware limited partnership

By:	CHH Torrey Pines Hotel GP, LLC, a Delaware limited liability company, its general partner

By:	Name: David A. Brooks Title: Vice President

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Exhibit L

Form of Assignment and Acceptance

This ASSIGNMENT AND ACCEPTANCE (this “Assignment”) made as of _________, 201_ by and between __________________________ (“Assignor”), as a Lender (as defined in the Loan Agreement (as defined below)), and __________________________ (together with its successors and assigns, “Assignee”). Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement (as hereinafter defined).
WHEREAS, _______________, a _______________ (“Borrower”), ________________, as agent for Lenders (in such capacity as agent, “Agent”) and the Lenders that are a party thereto, are parties to that certain Loan Agreement dated as of ______________, 20___ (as the same may have been or may hereafter be amended, restated, extended or otherwise modified from time to time pursuant to the terms thereof, the “Loan Agreement”), pursuant to which Lenders have agreed to make, and Agent has agreed to administer, a loan to Borrower in the maximum principal amount of $[_____________] (the “Loan”);
WHEREAS, Assignor is one of the “Lenders” under the Loan Agreement; and
WHEREAS, Assignor wishes to sell and assign to Assignee all of Assignor’s right, title and interest in and the portion of the Loan in an amount equal to [$_____], which constitutes____ percent (___%) of Assignor’s interest in the entire Loan, together with all of Assignor’s right, title, and interest in the other Loan Documents in respect of such portion (the “Assigned Interest”).
NOW, THEREFORE, in consideration of ($[_________]) with respect to the Loan paid by Assignee to Assignor, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.	As of the date hereof, Assignor hereby sells, assigns, transfers and grants to Assignee, and Assignee hereby purchases and assumes, the Assigned Interest.

2.
Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Documents, or any other instrument or document furnished pursuant thereto, or any collateral security granted in connection therewith, if any, other than that there is no adverse claim upon the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower, any Guarantor, any of their respective Affiliates or any other obligor for the performance or the observance by Borrower, any Guarantor, any of their respective Affiliates or any other obligor of any of their respective obligations under the Loan Agreement, any other Loan Documents or any other instrument or document furnished pursuant hereto or thereto.

61046467.DOC    L - 1

3.
Assignee (a) represents and warrants to Agent and Lenders that it is legally authorized to enter into this Assignment; (b) confirms that it has received copies of the Loan Agreement, together with copies of the financial statements delivered pursuant thereto and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment; (c) agrees that it will, independently and without reliance upon Agent, Assignor or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in granting or withholding any consent or approval under the Loan Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) confirms that Agent shall act as agent for Assignee and the other Lenders and shall take such action as agent on its behalf and to exercise such powers and discretion under the Loan Agreement, the other Loan Documents or other instruments or documents furnished pursuant hereto or thereto as are delegated to Agent by the terms thereof; and (e) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.

4.
Assignor represents and warrants that (a) the current outstanding principal amount of the Loan is _____________ Dollars ($___________), (b) Assignor has not previously assigned, pledged, transferred or hypothecated all or any portion of the Assigned Interest and (c) it is legally authorized to enter into this Assignment.

5.
From and after the date hereof, (a) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interest in the Loan, shall have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) Assignor shall relinquish its rights as a Lender and be released from its obligations as a Lender under the Loan Documents and to the Loan with respect to the Assigned Interest.

6.	The address of Assignee to which notices under the Loan Documents shall be sent is:
_______________________
_______________________
_______________________
_______________________
_______________________
Attn:___________________

Telephone:    ____________________
Facsimile:     ____________________
with copies similarly delivered to:

_______________________

61046467.DOC    L - 2

_______________________
_______________________
_______________________
_______________________
Attn:___________________

Telephone:    ____________________
Facsimile:    ____________________

7.	This Assignment shall be governed by and construed in accordance with the laws of the State of New York.

8.
This Assignment may be executed in any number of counterparts, with the same effect as if all of the parties had signed the same document. All counterparts shall be construed together and constitute one agreement.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

61046467.DOC    L - 3

IN WITNESS WHEREOF, the parties have duly executed this Assignment as of the day and the year first above written.
ASSIGNOR:

By:
Name:
Title:

ASSIGNEE:

By:
     Name:
     Title:
___________________________, as agent for Lenders
signs below for the sole purpose of consenting to
this Assignment. Such consent is not, and shall
not be construed to be, a consent or waiver to any
other assignment or any other provision of any
Loan Document. Agent shall retain all of its respective
rights under the Loan Documents.

__________________________, as agent for Lenders

By:
    Name:
    Title:

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Exhibit M

Form of Monthly Operating Statement
(see attached)

61046467.DOC    M- 1

Exhibit N

Schedule of Amortization Payments

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Exhibit O

Collective Bargaining Agreements

Agreement (UNITE HERE Local 25) dated September 16, 2010 to September 15, 2017.
Collective Bargaining Agreement dated November 14, 2010 to October 31, 2014, by and between The Capital Hilton Hotel and Local 99-99A, International Union of Operating Engineers, Affiliated with the Greater Washington Central Labor Council, AFL-CI0 and the Maryland State and District of Columbia AFL-CI0. There is a one month extension in place to November 30, 2014 and negotiations are ongoing.
Collective Bargaining Agreement dated September 1, 2014 to August 31, 2018 by and between Hilton Worldwide, Inc., Employer at The Capital Hilton Hotel and Painters and Allied Trades District Council No. 51, of the International Union of Painters and Allied Trade, AFL-CI0.

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